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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on March 31, 2005

Registration No. 333-123075

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mercantile Bankshares Corporation
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	52-0898572 (I.R.S. Employer Identification No.)

Mercantile Bank & Trust Building
Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 21203
(410) 237-5900
(Address, Including Zip Code, and Telephone Number including
Area Code, of Registrant's Principal Executive Offices)

John L. Unger
Executive Vice President, General Counsel and Secretary
Mercantile Bankshares Corporation
Two Hopkins Plaza
P.O. Box 1477
Baltimore, Maryland 21203
(410) 237-5900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
George R. Bason, Jr. John H. Butler Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Lathan M. Ewers, Jr. T. Justin Moore, III Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200

        Approximate Date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the effective time of the merger of Community Bank of Northern Virginia with and into Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Mercantile Bankshares Corporation, as described in the Agreement and Plan of Merger dated as of January 24, 2005.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        This Post-Effective Amendment No. 1 has been filed to correct an omission of text during the printing process.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Dear Shareholder:

        On January 24, 2005, Community Bank of Northern Virginia entered into an agreement and plan of merger with a related plan of merger, collectively referred to as the merger agreement, with Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Bankshares, pursuant to which Community Bank will merge with and into Mercantile-Safe Deposit and Trust Company. You are invited to attend a special meeting of shareholders of Community Bank of Northern Virginia to be held on May 16, 2005 at 11:00 a.m., local time, at the McLean Hilton, 7920 Jones Branch Drive, McLean, Virginia 22102. At this special meeting, you will be asked to approve the merger agreement so that the merger can occur.

        In the merger, each outstanding share of Community Bank common stock will be converted into the right to receive either 0.4005 of a share of Bankshares common stock or $20.375 in cash, without interest. Assuming January 24, 2005, the date the merger agreement was signed, was the closing date of the merger, the Bankshares common stock received by a Community Bank shareholder would have been worth $50.41 per share. Assuming March 28, 2005, the most recent practicable trading day prior to the date of this proxy statement/prospectus, was the closing date of the merger, the Bankshares common stock received by a Community Bank shareholder would have been worth $50.25 per share. The market prices of both Bankshares and Community Bank common stock will fluctuate prior to the merger. We urge you to obtain current market quotations for Bankshares common stock and Community Bank common stock.

        Proration procedures set forth in the merger agreement and described in this proxy statement/prospectus provide that 60% of the outstanding shares of Community Bank common stock will be converted into Bankshares common stock and 40% of the outstanding shares of Community Bank common stock will be converted into cash. You may elect to receive cash in exchange for your shares of Community Bank common stock. If you do not elect to receive cash, you will be deemed to have elected to receive Bankshares common stock in exchange for your shares of Community Bank common stock. However, because of the fixed allocation of the merger consideration between Bankshares common stock and cash, there is no assurance that you will receive the form of consideration that you elect or are deemed to have elected with respect to all shares of Community Bank common stock you hold.

        Your board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Community Bank and its shareholders, has approved and adopted the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement as described in this proxy statement/prospectus. The proposed merger requires the receipt of bank regulatory approvals by Bankshares and the approval of the merger agreement by the holders of more than two-thirds of the outstanding shares of Community Bank common stock. Please carefully review this document, which explains the proposed merger in detail. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 17 of this proxy statement/prospectus.

        Shareholders owning or controlling shares of Community Bank common stock representing approximately 30% of the outstanding shares of Community Bank common stock as of the date of the merger agreement, have entered into voting agreements in which they have agreed to vote all of such shares in favor of the proposal to approve the merger agreement.

        Community Bank common stock and Bankshares common stock are listed under the symbols "CBNV" and "MRBK", respectively, on the NASDAQ National Market.

        It is important that your shares are represented at the meeting, whether or not you plan to attend the meeting. Abstentions and failures to vote will have the same effect as votes against the proposal to approve the merger agreement.

        Accordingly, please complete, date, sign and return promptly your proxy card in the enclosed postage pre-paid envelope. You may attend the meeting and vote your shares in person if you wish, even though you have previously returned your proxy.

Sincerely,
David P. Summers President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares of Mercantile Bankshares Corporation common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        This document is dated March 30, 2005 and is first being mailed to shareholders on or about April 5, 2005.

ADDITIONAL INFORMATION

        This document is the proxy statement of Community Bank of Northern Virginia for its special meeting of shareholders and the prospectus of Mercantile Bankshares Corporation for the shares of Bankshares common stock to be issued in the merger. This proxy statement/prospectus incorporates important business and financial information about Bankshares and Community Bank from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Bankshares or Community Bank at the following addresses:

Mercantile Bankshares Corporation Two Hopkins Plaza, P.O. Box 1477 Baltimore, Maryland 21203 Attn: David E. Borowy, Investor Relations Telephone: (410) 347-8039	Community Bank of Northern Virginia 107 Free Court Sterling, Virginia 20164 Attn: B. Lisa Benjamin, Corporate Secretary Telephone: (703) 762-7385

        If you would like additional copies of this proxy statement/prospectus or the election form and letter of transmittal (which is being mailed to you under separate cover), please contact D.F. King & Co., Inc., the information agent, toll-free at (888) 628-9011.

        If you would like to request documents, please do so by May 9, 2005 in order to receive them before the special meeting.

        See "Where You Can Find More Information" on page 72 for further information.

107 FREE COURT
STERLING, VIRGINIA 20164

March 30, 2005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2005

To the Shareholders of Community Bank of Northern Virginia:

        We will hold a special meeting of shareholders of Community Bank of Northern Virginia on May 16, 2005, at 11:00 a.m., local time, at the McLean Hilton, 7920 Jones Branch Drive, McLean, Virginia 22102, for the following purposes:

          1.     To consider and vote upon a proposal to approve an agreement and plan of merger, dated as of January 24, 2005, among Community Bank of Northern Virginia, Mercantile Bankshares Corporation and Mercantile-Safe Deposit and Trust Company and the related plan of merger, pursuant to which Community Bank will merge with and into Mercantile-Safe Deposit and Trust Company upon the terms and subject to the conditions set forth in the agreement and plan of merger and the related plan of merger. This proposal is more fully described in the enclosed proxy statement/prospectus. You can find copies of the agreement and plan of merger and the related plan of merger in Appendix A and Appendix B, respectively, to this proxy statement/prospectus.

          2.     To transact any other business as may properly be brought before the Community Bank special meeting or any adjournments or postponements of the Community Bank special meeting.

        We have fixed the close of business on March 23, 2005 as the record date for determining those shareholders entitled to vote at the Community Bank special meeting and any adjournments or postponements of the Community Bank special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the Community Bank special meeting and any adjournments or postponements of the Community Bank special meeting.

By Order of the Board of Directors,
B. Lisa Benjamin Corporate Secretary

Sterling, Virginia
March 30, 2005

The Board of Directors of Community Bank unanimously recommends that you vote "FOR" approval of the agreement and plan of merger and the related plan of merger.

i

Special Meetings of Stockholders	66
Stockholder Proposals	67
Amendments to Articles of Incorporation	67
Amendments to Bylaws	67
Stockholder Vote on Fundamental Issues	68
Stockholders' Rights Agreement	68
Anti-Takeover Provisions	69
Directors and Officers Liability and Indemnification	70
LEGAL MATTERS	72
EXPERTS	72
WHERE YOU CAN FIND MORE INFORMATION	72
APPENDIX A: Agreement and Plan of Merger	A-1
APPENDIX B: Plan of Merger	B-1
APPENDIX C: Voting Agreements	C-1
APPENDIX D: Opinion of Sandler O'Neill & Partners, L.P.	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will happen in the merger?

A: In the merger, Community Bank of Northern Virginia will be merged with and into Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Mercantile Bankshares Corporation. Mercantile-Safe Deposit and Trust Company will be the surviving bank in the merger and will be a wholly-owned subsidiary of Mercantile Bankshares Corporation.

Q: What will I receive in the merger?

A: As a result of the merger, your shares of Community Bank common stock will be converted into the right to receive either 0.4005 of a share of Bankshares common stock or, at your election, $20.375 in cash, without interest, in each case subject to the proration procedures described below.

Q: How do I elect cash as the form of consideration I prefer to receive in the merger?

A: An election form and letter of transmittal is being mailed under separate cover to Community Bank shareholders who hold shares of Community Bank common stock in registered form. If you do not wish to elect to receive cash, you should not complete the election form and letter of transmittal. The election procedures and deadline for making elections are described beginning on page 43 of this proxy statement/prospectus. All elections are subject to the proration procedures described below. To make a valid election to receive cash, holders of shares of Community Bank common stock in registered form must properly complete, sign and send the election form and letter of transmittal and any stock certificates with respect to which a cash election is being made to American Stock Transfer & Trust Company, the exchange agent, at the following address:

American Stock Transfer & Trust Company
Attention: Reorganization Department
59 Maiden Lane, Plaza Level
New York, NY 10038

        If you do not make a valid election to receive cash, you will be deemed to have made an election to receive Bankshares common stock. Election forms must be received by 5:00 p.m. on May 16, 2005 for your election to be valid.

Questions regarding the election to receive cash should be directed to:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Telephone: (888) 628-9011

        If you own shares of Community Bank common stock in "street name" through a broker or other financial institution and you wish to make an election to receive cash, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. "Street name" holders may be subject to an election deadline earlier than 5:00 p.m. on May 16, 2005. Therefore, you should carefully read any materials you receive from your broker. If you instructed a broker to submit an election for your shares, you must follow such person's directions for changing those instructions.

Q: Will I always receive the form of consideration I desire to receive?

A: No. Bankshares will pay cash for 40% of the outstanding shares of Community Bank common stock, and issue shares of Bankshares common stock for 60% of the outstanding shares of Community Bank common stock. If the number of Community Bank shares for which an election to receive cash is made is higher than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide the 40% cash/60% stock allocation. If the number of Community Bank shares for which an election to receive cash is made is lower than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of the shares for which no cash election is made will be converted into the right to receive cash in order to provide the 40% cash/60% stock allocation. The proration procedures are described beginning on page 45 of this proxy statement/prospectus. Accordingly, there is no assurance that you will receive the form of consideration that you desire to receive with respect to all of the shares of Community Bank common stock you hold.

Q: What do I do if I want to revoke my election to receive cash after I have mailed my signed election form?

A: You may revoke your election to receive cash by sending a signed written notice to American Stock Transfer & Trust Company, the exchange agent, identifying the shares of Community Bank common stock for which you are revoking your election. For a notice of revocation to be effective, it must be received by the exchange agent prior to the election deadline. The election procedure, including revocation of an election, is described beginning on page 43 of this proxy statement/prospectus.

Q: What shareholder vote is necessary to approve the merger?

A: Under Virginia law, the affirmative vote of holders of more than two-thirds of the outstanding shares of Community Bank common stock is required to approve the agreement and plan of merger and the related plan of merger, which we refer to collectively in this proxy statement/prospectus as the merger agreement. Shareholders owning or controlling approximately 30% of the outstanding shares of Community Bank common stock as of the date of the merger agreement have signed voting agreements under which they have agreed to vote their shares for approval of the merger agreement.

Q: Does Community Bank's board of directors recommend that shareholders approve the merger?

A: Yes. Community Bank's board of directors unanimously recommends that its shareholders vote "FOR" approval of the merger agreement.

Q: How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote at any time before your proxy is voted by revoking your proxy in any of the three following ways:

  •
  by sending a written notice stating that you would like to revoke your proxy to the secretary of Community Bank at the address provided under "Where You Can Find More Information" on page 72;

  •
  by submitting another duly executed proxy with a later date; or

  •
  by attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not by itself revoke your proxy; you must vote in person at the meeting).

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposal to approve the merger agreement. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the proposal to approve the merger agreement.

Q: When do you expect to complete the merger?

A: We presently expect to complete the merger by the end of the second quarter of 2005. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of Community Bank shareholders at the special meeting and the necessary regulatory consents and approvals.

Q: Is consummation of the merger subject to any conditions?

A: Yes. In addition to the approval of the shareholders of Community Bank, consummation of the merger requires the receipt of the necessary regulatory consents and approvals, and the satisfaction of other conditions specified in the merger agreement. See "The Merger—Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to the Completion of the Merger" beginning on pages 39 and 50, respectively.

Q: Am I entitled to appraisal or dissenters' rights?

A: No. Under Virginia law, Community Bank shareholders are not entitled to exercise appraisal or dissenters' rights as a result of the merger.

Q: What do I need to do now?

A: After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want to vote with respect to the proposal to approve the merger agreement. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. If you want to elect cash as the form of consideration you receive, after you receive the election form and letter of transmittal, complete, sign, date and mail the election form and letter of transmittal along with the stock certificates representing the shares of Community Bank common stock with respect to which you have made a cash election to the exchange agent in the return envelope provided with the election form and letter of transmittal as soon as possible.

Q: When should I send in my stock certificates?

A: If you make a cash election, you must send the stock certificates representing the shares of Community Bank common stock with respect to which you have made a cash election with your completed election form and letter of transmittal. If you do not make a cash election with respect to all of your shares, you will receive a letter of transmittal from the exchange agent promptly after the completion of the merger with instructions for sending in your stock certificates.

Q: Who can I call with questions about the special meeting or the merger or to obtain additional information about Bankshares and Community Bank?

A: You may contact Community Bank's proxy solicitor, D.F. King & Co., Inc., toll-free at (888) 628-9011.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. We urge you to read the entire proxy statement/prospectus carefully and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" on page 72.

Information about Bankshares and Community Bank (See Page 23).

Mercantile Bankshares Corporation
Two Hopkins Plaza, P.O. Box 1477
Baltimore, Maryland 21203
(410) 237-5900

        Mercantile Bankshares Corporation ("Bankshares") is a regional multibank holding company headquartered in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company ("MSD&T"), 12 community banks, a mortgage banking company and other subsidiaries that provide insurance and securities brokerage services. Bankshares' affiliate banks serve communities in Maryland, Washington, D.C., northern Virginia, the Delmarva Peninsula and southern Pennsylvania. The largest and lead bank, MSD&T, a wholly-owned subsidiary of Bankshares, represents approximately 33% of Bankshares' total assets and operates 26 offices in Maryland and one commercial office in Pennsylvania as of December 31, 2004. Nearly all of Bankshares' substantial trust operations and specialized corporate banking services are provided by MSD&T. Bankshares is in the process of combining its affiliate that serves the Washington, D.C. region, Mercantile Potomac Bank, with MSD&T, subject to regulatory approval. Bankshares intends to operate the current branches of Mercantile Potomac Bank as a division of MSD&T under the Mercantile Potomac Bank trade name. It is currently anticipated that upon completion of the combination of Mercantile Potomac Bank and MSD&T, Mercantile Potomac Bank's directors will join the board of MSD&T. Through its affiliated banks, Bankshares provides a full range of banking services, including mortgage, trust and investment services, designed to meet the financial needs of its customers.

        Bankshares commenced operations in 1969. At December 31, 2004, it had total assets of approximately $14.4 billion, total loans of approximately $10.2 billion, total deposits of approximately $10.8 billion and approximately $1.9 billion in stockholders' equity. Bankshares' common stock is listed on the NASDAQ National Market under the symbol "MRBK". The deposits associated with its affiliated banks are insured by the Federal Deposit Insurance Corporation (the "FDIC").

Community Bank of Northern Virginia
107 Free Court
Sterling, Virginia 20164
(703) 762-7371

        Community Bank of Northern Virginia ("Community Bank") was organized in 1991 under the name Northern Virginia Banking Company to acquire Community Bank and Trust Company in Sterling, Virginia. Community Bank commenced operations on February 22, 1992, with its only office located at 107 Free Court, Sterling, Virginia. The name of the bank was changed to Community Bank of Northern Virginia in 1993. Since opening at its Sterling location, Community Bank has established 13 additional branches in Centreville, Chantilly, Fairfax, Herndon, Kingstowne, Leesburg, Manassas, McLean, Potomac Falls, Purcellville, Reston, Tyson's Corner and Vienna.

        Community Bank provides a range of services traditionally associated with independent community banks, including checking accounts, savings accounts and other time deposits of various types ranging from money market accounts to longer-term certificates of deposit. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. Retirement accounts such as IRAs (Individual

Retirement Accounts) are also available. Community Bank also offers a range of short- to intermediate-term consumer and commercial loans.

The Merger (See Page 24).

        Bankshares and Community Bank have entered into an agreement and plan of merger and a related plan of merger that provide for the merger of Community Bank with MSD&T, with MSD&T continuing as the surviving bank as a subsidiary of Bankshares. The agreement and plan of merger and the related plan of merger are attached as Appendix A and Appendix B, respectively, to this proxy statement/prospectus. You should read the agreement and plan of merger and the related plan of merger because they are the legal documents that govern the merger. In this proxy statement/prospectus, we refer to the agreement and plan of merger and the related plan of merger together as the merger agreement.

Community Bank Special Meeting of Shareholders (See Page 20).

        The special meeting of Community Bank shareholders will be held at 11:00 a.m., local time, on May 16, 2005, at the McLean Hilton, 7920 Jones Branch Drive, McLean, Virginia 22102. At the special meeting, Community Bank shareholders will be asked to vote to approve the merger agreement. You can vote at the special meeting if you were a record holder of Community Bank common stock at the close of business on March 23, 2005, the record date for the special meeting. As of that date, there were 10,173,577 shares of Community Bank common stock outstanding and entitled to be voted at the special meeting. Approval of the merger agreement requires the affirmative vote of more than two-thirds of the shares of Community Bank common stock outstanding at the record date. Shareholders of Community Bank owning or controlling approximately 30% of the outstanding shares of Community Bank common stock as of the date of the merger agreement have agreed to vote their shares to approve the merger agreement.

What Community Bank Shareholders Will Receive in the Merger (See Page 42).

        The merger agreement provides that at the effective time of the merger each outstanding share of Community Bank common stock will be converted into the right to receive either 0.4005 of a share of Bankshares common stock or $20.375 in cash, without interest, subject to the proration procedures described in this proxy statement/prospectus. Bankshares will not issue any fractional shares of Bankshares common stock in the merger. Community Bank shareholders will receive cash for any fractional shares of Bankshares common stock owed to them in an amount, without interest, based on the closing price of Bankshares common stock on the trading day immediately prior to the closing of the merger. In this proxy statement/prospectus, we refer to the cash and shares of Bankshares common stock to be received in the merger by Community Bank shareholders as the merger consideration.

        On March 28, 2005, the most recent practicable trading date prior to the filing of this proxy statement/prospectus, the closing price of Bankshares common stock was $50.25 per share.

        No assurance can be given that the current market price of Bankshares common stock will be equivalent to the market price of Bankshares common stock on the date that stock is received by a Community Bank shareholder or at any other time. The market price of Bankshares common stock when received by a Community Bank shareholder may be greater or less than the current market price of Bankshares common stock.

You May Elect to Receive Cash Consideration (See Page 43).

        You may elect to receive cash in exchange for your shares of Community Bank common stock by completing the election form and letter of transmittal. If you do not make a valid election to receive cash, you will be deemed to have elected to receive Bankshares common stock in exchange for your shares of Community Bank common stock.

        Bankshares will pay cash for 40% of the Community Bank common stock outstanding at the effective time of the merger and issue shares of Bankshares common stock for 60% of the Community Bank common stock outstanding at the effective time of the merger. If the number of Community Bank shares for which an election to receive cash is made is higher than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide the 40% cash/60% stock allocation. If the number of Community Bank shares for which an election to receive cash is made is lower than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of the shares for which no election to receive cash is made will be converted into the right to receive cash in order to provide the 40% cash/60% stock allocation. The proration procedures are described under the heading "The Merger Agreement—Proration" beginning on page 45 of this proxy statement/prospectus. Because of the 40% cash/60% stock allocation, you cannot be certain of receiving the form of consideration that you desire with respect to all of your shares of Community Bank common stock. Based on the number of shares of Community Bank common stock outstanding on January 24, 2005, Bankshares expects to issue approximately 2,443,028 shares of Bankshares common stock and pay approximately $83,000,000 in cash in the merger (assuming that no options to purchase shares of Community Bank common stock are exercised between the date of the merger agreement and the effective time of the merger).

        An election form and letter of transmittal is being mailed under separate cover to Community Bank shareholders who hold shares of Community Bank common stock in registered form. If you do not wish to elect to receive cash, you should not complete the election form and letter of transmittal. If you do not validly make an election to receive cash by 5:00 p.m. on May 16, 2005, you will be deemed to have made an election to receive Bankshares common stock. All elections and deemed elections are subject to the proration procedures described in this proxy statement/prospectus. See "The Merger Agreement—Proration" beginning on page 45 of this proxy statement/prospectus.

Community Bank's Board of Directors Unanimously Recommends Shareholder Approval of the Merger (See Page 22).

        Community Bank's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Community Bank and its shareholders and unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. Community Bank's board of directors unanimously recommends that Community Bank shareholders vote "FOR" approval of the merger agreement.

        The affirmative vote of the holders of more than two-thirds of the outstanding shares of Community Bank common stock is required to approve the merger agreement.

        As of the record date, the directors and executive officers of Community Bank and their affiliates owned and were entitled to vote 5,609,795 shares of Community Bank common stock, which represents approximately 55.1% of the outstanding shares of Community Bank common stock. Certain shareholders, each of whom is also a member of the board of directors, have entered into voting agreements with Bankshares under which they have agreed to vote all of their shares, representing approximately 30% of the outstanding shares of Community Bank's common stock as of the date of the merger agreement, in favor of the merger agreement and against any competing transaction.

        As of the record date, neither Bankshares nor any of its directors or executive officers or their affiliates held any shares of Community Bank common stock.

Community Bank's Reasons for the Merger (See Page 27).

        In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, Community Bank's board consulted with Community Bank's management and its financial and legal advisors, and considered a number of factors, including:

  •
  the familiarity of Community Bank's board of directors with and review of Community Bank's business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, its potential growth and profitability;

  •
  the review by Community Bank's board of directors, based on the presentation of its financial advisor, Sandler O'Neill & Partners, L.P., of the business, operations, financial condition and earnings of Bankshares on an historical and a prospective basis and of the combined company on a pro forma basis and the historical stock price performance and liquidity of Bankshares common stock, and the resulting relative interests of Community Bank shareholders and Bankshares stockholders in the common equity of the combined company;

  •
  the current and prospective economic and competitive environment facing community banking institutions generally, and Community Bank in particular, including the continued rapid consolidation in northern Virginia, and the competitive effects of the increased consolidation on community banking institutions such as Community Bank particularly in the northern Virginia market;

  •
  the value to be received by holders of Community Bank common stock under the merger agreement in relation to the historical trading prices of Community Bank common stock, including the fact that the proposed consideration to be received by holders of Community Bank common stock under the merger agreement represented a premium of approximately 16% over the closing price of Community Bank common stock on January 21, 2005;

  •
  the financial analyses and other information presented by Sandler O'Neill to Community Bank's board of directors with respect to the merger and the opinion delivered to the board by Sandler O'Neill to the effect that, as of the date of that opinion, the merger consideration was fair to the holders of Community Bank common stock from a financial point of view;

  •
  the other alternative strategic options potentially available to Community Bank, including remaining independent; and

  •
  the terms of the merger agreement, which provide for representations, warranties and covenants, conditions to closing and rights related to termination and payment of termination fees that are substantially similar to the representations, warranties, conditions to closing and rights related to termination that appear in similar transactions.

        Additional factors are discussed under the heading "The Merger—Community Bank's Reasons for the Merger; Recommendation of Community Bank's Board of Directors" beginning on page 27 of this proxy statement/prospectus.

Opinion of Community Bank's Financial Advisor (See Page 29).

        Sandler O'Neill & Partners, L.P. has served as financial advisor to Community Bank in connection with the merger and has given its oral opinion to Community Bank's board of directors (subsequently confirmed in writing) that, as of January 24, 2005 (the date Community Bank's board of directors voted on the merger), the merger consideration was fair to Community Bank shareholders from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this proxy statement/prospectus. A copy of the updated opinion delivered by Sandler O'Neill & Partners, L.P. is attached to this document as Appendix D. Community Bank shareholders should read the opinion carefully and completely. The opinion outlines the assumptions made, matters considered and limitations of the review undertaken by Sandler O'Neill in providing its opinion.

        Sandler O'Neill's opinion is directed to the Community Bank board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. Community Bank has agreed to pay Sandler O'Neill a fee of approximately $2,100,000 in connection with the merger, based upon the closing price of Bankshares' common stock on March 23, 2005. A substantial portion of this fee is payable and contingent upon the completion of the merger; Sandler O'Neill has also received a fee of $50,000 for rendering its opinion, which will be credited against the fee payable upon closing of the merger.

Community Bank Officers and Directors Have Some Interests in the Merger That Are Different than or in Addition to Their Interests as Shareholders (See Page 57).

        In addition to their interests as shareholders, the directors and executive officers of Community Bank may have interests in the merger that are different from or in addition to your interests. These interests relate to or arise from, among other things:

  •
  the retention of certain of the directors of Community Bank as directors of MSD&T and the directors' receipt of compensation for their service;

  •
  the retention of certain of the executive officers of Community Bank as officers of MSD&T and the officers' receipt of compensation for their employment; and

  •
  the potential receipt by executive officers of Community Bank of change in control, severance, supplemental retirement plans and bonus payments.

        Community Bank's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. For information concerning these interests, please see the discussion under the caption "Interests of Certain Persons in the Merger." Certain executive officers of Community Bank are expected to be appointed as officers of MSD&T upon completion of the merger. As employees of MSD&T, they will be eligible for certain employee benefits as discussed under the caption "The Merger Agreement—Employee Benefit Plans and Existing Agreements."

Material United States Federal Income Tax Consequences (See Page 39).

        We have structured the merger as a "reorganization" for United States federal income tax purposes. Accordingly, holders of shares of Community Bank common stock will generally not recognize any gain or loss for United States federal income tax purposes on the exchange of their shares of Community Bank common stock for Bankshares common stock in the merger, except for any gain or (in certain cases) loss recognized in connection with any cash received as part of the merger consideration. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Community Bank and Bankshares to complete the merger that each receive a legal opinion from its outside counsel that the merger will be a reorganization for United States federal income tax purposes.

        The United States federal income tax consequences described above may not apply to all holders of Community Bank common stock, including certain holders specifically referred to on page 39. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

No Dissenters' or Appraisal Rights (See Page 23).

        Community Bank shareholders will not have any dissenters' or appraisal rights in connection with the merger.

The Merger Will Be Accounted for under the Purchase Method of Accounting (See Page 38).

        The merger will be accounted for under the purchase method of accounting, as such term is used under accounting principles generally accepted in the United States of America. A comparison of the most recent annual financial statements of Bankshares and Community Bank indicates that Bankshares' investment in Community Bank will represent less than 6% of Bankshares' assets.

Completion of the Merger Is Subject to Certain Conditions (See Page 50).

        Completion of the merger is subject to a number of conditions, including the approval of the merger agreement by Community Bank shareholders and the receipt of necessary regulatory consents and approvals. Certain conditions to the merger may be waived by Bankshares or Community Bank, as applicable.

We May Not Complete the Merger without All Required Regulatory Approvals (See Page 39).

        The merger requires the receipt of certain regulatory consents and approvals, including the approvals of the FDIC, the Maryland Commissioner of Financial Regulation and the Virginia State Corporation Commission (including the Virginia Bureau of Financial Institutions). We have made filings and notifications for these purposes. We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them.

The Merger Is Expected to Occur by the End of the Second Quarter of 2005 (See Page 49).

        The merger of Community Bank and MSD&T will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur by the end of the second quarter of 2005. However, we cannot assure you when or if the merger will occur.

Termination of the Merger Agreement (See Page 54).

        Bankshares and Community Bank can mutually agree to abandon the merger and terminate the merger agreement at any time prior to the time the merger is completed, even after shareholder approval. Also, either Community Bank or Bankshares can decide, without the consent of the other, to abandon the merger in a number of situations, including:

  •
  The merger has not been completed by August 31, 2005; provided, however, that this right is not available to any party whose breach of the merger agreement results in the merger not being completed.

  •
  The other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is incapable of being cured by August 31, 2005.

  •
  A law, judgment, injunction, order or decree of a court or governmental body prohibits the merger.

  •
  Community Bank shareholder approval is not obtained at the special meeting.

        Bankshares can terminate the merger agreement if:

  •
  Community Bank's board of directors fails to make, withdraws or modifies in a manner adverse to Bankshares its approval or recommendation of the merger agreement.

  •
  Community Bank enters into or publicly announces its intention to enter into an agreement with a third party for a transaction that it determines is a superior proposal.

  •
  Community Bank's board of directors fails to call and hold the special meeting or Community Bank's board of directors breaches the covenant restricting Community Bank's ability to solicit or negotiate with a third party concerning an alternative transaction.

        Community Bank can terminate the merger agreement if:

  •
  Community Bank's board of directors authorizes Community Bank to enter into an agreement concerning a superior proposal. In order to terminate for this reason, Community Bank must provide Bankshares with written notice advising Bankshares that the board of directors of Community Bank is prepared to accept a superior proposal, and only if, within 72 hours of receipt of such notice, Bankshares does not make an offer to Community Bank that is at least as favorable to the shareholders of Community Bank as the superior proposal.

  •
  Both (1) the average closing price of Bankshares common stock for the 10 consecutive trading days ending on the seventh day immediately prior to the effective date of the merger is less than $43.24 and (2) Bankshares' stock price has underperformed the NASDAQ Bank Index by 15% or more since January 24, 2005. Community Bank's right to terminate for this reason is subject to Bankshares' right to increase the exchange ratio, the cash election price and/or the number of shares of Community Bank common stock that Bankshares will convert into the right to receive cash to the extent necessary (but subject to certain limitations) to cause either of these two conditions to be deemed not to exist.

Community Bank Must Pay Bankshares a Termination Fee under Certain Circumstances (See Page 56).

        If the merger agreement is terminated upon the occurrence of specified events, Community Bank must pay Bankshares a termination fee of $7 million. Community Bank must pay the termination fee to Bankshares immediately upon termination of the merger agreement in the following circumstances:

  •
  If Bankshares terminates the merger agreement because Community Bank's board of directors fails to make, withdraws or modifies, in a manner adverse to Bankshares, its recommendation of the merger agreement.

  •
  If Bankshares terminates the merger agreement because Community Bank enters into or publicly announces its intention to enter into an agreement for a transaction that it determines is a superior proposal.

  •
  If Community Bank terminates the merger agreement to accept a superior proposal from a third party and Bankshares chooses not to make an offer that is at least as favorable to the Community Bank shareholders as the superior proposal.

        Community Bank must also pay the termination fee to Bankshares upon termination in the following circumstances:

  •
  the merger agreement is terminated by Bankshares or Community Bank because of failure to complete the merger by August 31, 2005;

  •
  the merger agreement is terminated by Bankshares or Community Bank because Community Bank shareholder approval is not obtained at the special meeting; or

  •
  the merger agreement is terminated by Bankshares because Community Bank's board of directors fails to call and hold the special meeting or fails to recommend approval of the merger agreement by Community Bank shareholders or Community Bank's board of directors breaches the covenant restricting Community Bank's ability to solicit or negotiate with a third party concerning an alternative transaction;

and, prior to any such termination, an acquisition proposal with respect to Community Bank has been publicly proposed by a third party and within 12 months following such termination, Community Bank completes, or enters into a definitive agreement relating to, an acquisition by a third party.

        Community Bank agreed to this termination fee arrangement in order to induce Bankshares to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Community Bank.

Effect of Merger on Rights of Community Bank Shareholders (See Page 63).

        The rights of Community Bank shareholders are governed by Virginia law, as well as Community Bank's articles of incorporation and bylaws. After completion of the merger, the rights of the former Community Bank shareholders receiving Bankshares common stock in the merger will be governed by Maryland law, as well as Bankshares' articles of incorporation and bylaws. There are substantive and procedural differences between Community Bank's and Bankshares' articles of incorporation and bylaws that will affect the rights of such Community Bank shareholders.

Appointment of Additional Members to MSD&T Board (See Page 42).

        Upon completion of the merger, MSD&T's board of directors will be increased by at least two but not more than three members and the vacancies will be filled by the appointment of individuals who are currently directors of Community Bank.

Share Information and Market Prices.

        The following table sets forth the closing sale price per share of Bankshares common stock and Community Bank common stock, and the Equivalent Price Per Share for Community Bank common stock of the merger consideration, as of January 24, 2005 (the last full trading day before the public announcement of the merger agreement) and as of March 28, 2005, the most recent practicable trading day prior to the date of this proxy statement/prospectus, respectively. The Equivalent Price Per Share as of the relevant date is calculated as the sum of (a) $20.375 multiplied by 40% and (b) the closing sale price of Bankshares common stock on the relevant date multiplied by (x) the exchange ratio of 0.4005 and (y) 60%.

	Bankshares Common Stock	Community Bank Common Stock	Equivalent Price Per Share
January 24, 2005	$50.41	$17.20	$20.26
March 28, 2005	$50.25	$20.10	$20.23

        The market prices of both Bankshares and Community Bank common stock will fluctuate prior to the merger. You should obtain current market quotations for Bankshares common stock and Community Bank common stock.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Bankshares' common stock is listed on the NASDAQ National Market under the symbol "MRBK." Community Bank's common stock is listed on the NASDAQ National Market under the symbol "CBNV." The following table sets forth, for the periods indicated, the high and low sales prices per share for Bankshares and Community Bank common stock as reported on the NASDAQ National Market, and the cash dividends declared per share for Bankshares and Community Bank.

	Bankshares			Community Bank
	High	Low	Cash Dividend	High	Low	Cash Dividend
For the period January 1, 2005 through March 28, 2005	$52.35	$48.40	$0.35	$20.69	$16.67	$0.10
Quarter Ended:
December 31, 2004	$53.09	$47.07	$0.35	$18.02	$14.53	$0.10
September 30, 2004	49.34	44.18	0.35	17.10	13.45	0.10
June 30, 2004	47.93	40.31	0.35	17.99	12.85	0.10
March 31, 2004	46.01	41.50	0.33	19.00	16.40	0.09
Quarter Ended:
December 31, 2003	$45.95	$39.76	$0.33	$19.45	$15.79	$0.08
September 30, 2003	42.49	38.91	0.33	17.80	12.00	0.08
June 30, 2003	41.30	33.90	0.33	19.00	11.64	0.07
March 31, 2003	40.47	30.16	0.30	19.30	10.65	0.07

COMPARATIVE PER SHARE DATA

        The following table shows certain historical per share data for Bankshares and Community Bank for the periods indicated. It also shows certain per share data that assumes the merger has occurred, which we refer to as "pro forma combined" information. In presenting the comparative pro forma information for the periods shown, we assumed that we had been combined throughout those periods.

        The merger will be accounted for under the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect such values and are not restated retroactively to reflect the historical financial position or results of operations of the company not surviving. The operating results of Community Bank will be reflected in Bankshares' consolidated financial statements from and after the date the merger is consummated.

        The information listed as "equivalent pro forma" for Community Bank was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.4005 of a share of Bankshares common stock for each share of Community Bank common stock. The exchange ratio is fixed and was calculated by dividing $20.375, the amount of cash payable for each share of Community Bank common stock that will be converted into the right to receive cash, by $50.87, the average closing price of Bankshares common stock over the 10-day trading period ending on January 21, 2005.

        We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. While we hope that the merger also will provide the new company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue, the pro forma combined information does not reflect these expenses or benefits and does not attempt to predict or suggest future results.

        The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Community Bank's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of Community Bank will change the amount of the purchase price allocable to goodwill. Additionally, changes to Community Bank's shareholders' equity, including net income and changes in the market value of Bankshares' common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the pro forma information presented herein. The information in the following table is based on, and should be read together with, the historical financial information that we have included in this proxy statement/prospectus or presented in Bankshares' and Community Bank's prior filings with the Securities and Exchange Commission (the "SEC") and the FDIC, respectively, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 72.

Comparative Per Common Share Data

	Year Ended December 31, 2004	Year Ended December 31, 2003
EARNINGS PER COMMON SHARE:
Basic
Bankshares	$2.90	$2.70
Community Bank	0.90	0.78
Pro forma combined	2.88	2.67
Equivalent pro forma for one Community Bank common share(1)	1.15	1.07
Diluted
Bankshares	$2.87	$2.68
Community Bank	0.88	0.77
Pro forma combined	2.86	2.65
Equivalent pro forma for one Community Bank common share(1)	1.14	1.06
CASH DIVIDENDS PER COMMON SHARE:
Bankshares	$1.38	$1.29
Community Bank	0.39	0.30
Pro forma combined	1.38	1.29
Equivalent pro forma for one Community Bank common share(1)	0.55	0.52
SHAREHOLDER'S EQUITY PER COMMON SHARE:
Bankshares	$24.18	$23.08
Community Bank	5.94	5.50
Pro forma combined	24.98	23.91
Equivalent pro forma for one Community Bank common share(1)	10.00	9.58

(1)
The equivalent pro forma represents the pro forma combined amount multiplied by the exchange ratio of 0.4005.

SELECTED FINANCIAL DATA

        The following tables present selected historical financial information of Bankshares and Community Bank. The historical information is derived from the audited financial statements of Bankshares and Community Bank for their respective fiscal years ended December 31, 2000 through December 31, 2004. In all cases, the financial information for each of Bankshares and Community Bank is presented on a consolidated basis.

        The information in the following tables is only a summary and should be read together with the historical financial statements and related notes that Bankshares and Community Bank have presented in their prior filings with the SEC and the FDIC, respectively. Bankshares and Community Bank have incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 72. A comparison of the most recent annual financial statements of Bankshares and Community Bank indicates that Bankshares' investment in Community Bank will represent less than 6% of Bankshares' assets.

MERCANTILE BANKSHARES CORPORATION
Selected Consolidated Financial Data
(dollars in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002	2001	2000
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets	$14,425,690	$13,695,472	$10,790,376	$9,928,786	$8,938,030
Loans	10,228,433	9,272,160	7,312,027	6,906,246	6,693,294
Deposits	10,799,199	10,262,553	8,260,940	7,447,372	6,796,541
Long-term debt	690,955	647,722	287,214	269,437	92,547
Shareholders' equity	1,917,683	1,841,441	1,324,358	1,230,206	1,173,301
STATEMENT OF INCOME DATA:
Net interest income	$545,781	$472,349	$441,035	$417,327	$408,434
Noninterest income	213,929	183,572	144,519	146,404	126,492
Noninterest expense	391,958	337,447	272,608	263,959	243,505
Net income	229,407	196,814	190,238	181,295	175,230
PER COMMON SHARE DATA:
Net income, basic	$2.90	$2.70	$2.74	$2.57	$2.53
Net income, diluted	2.87	2.68	2.72	2.55	2.51
Cash dividends paid	1.38	1.29	1.18	1.10	1.02
Book value (at end of period)	24.18	23.08	19.24	17.63	16.50

COMMUNITY BANK OF NORTHERN VIRGINIA
Selected Consolidated Financial Data
(dollars in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002	2001	2000
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets	$879,919	$779,884	$676,184	$652,895	$394,501
Loans	653,420	558,764	412,177	372,940	287,629
Deposits	649,413	594,750	550,090	554,885	313,479
Long-term debt	112,714	61,457	39,200	20,000	15,000
Shareholders' equity	60,360	55,660	51,575	36,038	32,484
STATEMENT OF INCOME DATA:
Net interest income	$30,854	$27,723	$24,504	$21,289	$15,658
Noninterest income	1,920	2,238	2,237	791	543
Noninterest expense	16,186	14,391	12,029	10,627	9,079
Income before discontinued operations	8,685	9,155	8,315	5,568	3,855
Income (loss) from discontinued operations	434	(1,277)	(796)	(1,570)	672
Net income	9,119	7,878	7,519	3,998	4,527
PER COMMON SHARE DATA:
Income before discontinued operations, basic	$0.86	$0.91	$0.85	$0.61	$0.46
Net income, basic	0.90	0.78	0.77	0.44	0.54
Net income before discontinued operations, diluted	0.84	0.89	0.83	0.59	0.44
Net income, diluted	0.88	0.77	0.75	0.42	0.51
Cash dividends paid	0.39	0.30	0.19	0.18	0.10
Book value (at end of period)	5.94	5.50	5.18	3.91	3.68

RISK FACTORS

        In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, the following factors should be considered carefully when evaluating this transaction and the proposal to approve the merger agreement at the Community Bank special meeting.

Because the market price of Bankshares common stock may fluctuate, you cannot be sure of the value of the stock portion of the merger consideration that you may receive.

        Upon completion of the merger, each share of Community Bank common stock will be converted into the right to receive the merger consideration consisting of shares of Bankshares common stock or cash, pursuant to the terms of the merger agreement. Because Bankshares is issuing its shares at a fixed exchange ratio as part of the merger consideration, any change in the price of Bankshares common stock prior to completion of the merger will affect the value of any shares of Bankshares common stock you receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

        Accordingly, at the time of the Community Bank special meeting, you will not be able to determine the value of the Bankshares common stock you may receive upon completion of the merger.

The market price of the shares of Bankshares common stock may be affected by factors different from those affecting the shares of Community Bank common stock.

        Upon completion of the merger, certain holders of Community Bank common stock will become holders of Bankshares common stock. Some of Bankshares' current businesses and markets differ from those of Community Bank and, accordingly, the results of operations of Bankshares after the merger may be affected by factors different from those currently affecting the results of operations of Community Bank. For further information on the businesses of Bankshares and Community Bank and the factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under "Where You Can Find More Information" on page 72.

You cannot be certain of the form of merger consideration that you receive.

        Bankshares will pay cash for 40% of the shares of Community Bank common stock outstanding at the effective time of the merger and shares of Bankshares common stock for 60% of the shares of Community Bank common stock outstanding at the effective time of the merger. If the number of Community Bank shares for which an election to receive cash is made is higher than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide the 40% cash/60% stock allocation. If the number of Community Bank shares for which an election to receive cash is made is lower than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of the shares for which no election to receive cash is made will be converted into the right to receive cash in order to provide the 40% cash/60% stock allocation. If such a proration is required, holders of Community Bank common stock who elected to receive cash may receive a portion of their consideration in Bankshares common stock, and holders who made no election may receive a portion of their consideration in cash. Accordingly, there is a risk that you will receive a portion of the merger consideration in the form that you do not desire, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected, including the recognition of taxable gain to the extent cash is received.

We may fail to realize the cost savings we estimate for the merger.

        The success of the merger will depend, in part, on our ability to realize the estimated cost savings from combining the businesses of Bankshares and Community Bank. Bankshares' management originally estimated that cost savings equal to approximately 25% of Community Bank's 2004 non-interest expense would be realized from the merger. We believe that a portion of these cost savings will begin to be realized in the fourth quarter of 2005 and that the cost savings will be fully realized in 2006. While we believe, as of the date of this proxy statement/prospectus, that these cost savings estimates are achievable, it is possible that the potential cost savings could turn out to be more difficult to achieve than we anticipated. Our cost savings estimates also depend on our ability to combine the businesses of Bankshares and Community Bank in a manner that permits those cost savings to be realized. If our estimates turn out to be incorrect or we are not able to combine successfully our two companies, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

Combining our two companies may be more difficult, costly or time-consuming than we expect, or could result in the loss of customers.

        Bankshares and Community Bank have operated, and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to withdraw their deposits from our banks. Certain customers' branches may be consolidated with other branches in the market area resulting in new office locations and new banking associates serving such customers. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.

Certain officers and directors of Community Bank have potential conflicts of interest in the merger.

        Community Bank shareholders should be aware of potential conflicts of interest and the benefits available to Community Bank officers and directors when considering Community Bank's board of directors' recommendation to approve the merger. Community Bank officers and directors have benefit plans that provide them with interests in the merger that are different from, or in addition to, interests of Community Bank shareholders. In addition, certain officers and directors of Community Bank will become officers and directors of MSD&T, the surviving bank in the merger.

Bankshares has various measures that could impede the takeover of Bankshares or make it difficult for Bankshares stockholders to remove Bankshares' board of directors or management.

        Bankshares has various measures in place, any one or more of which may impede the takeover of Bankshares without the approval of Bankshares' board of directors and may prevent you from taking part in a transaction in which you could realize a premium over the current market price of Bankshares common stock. In addition, these measures could make it more difficult for stockholders to remove Bankshares' board of directors or management.

        The measures include:

  •
  a stockholders' rights plan, which, among other things, provides for the dilution of the Bankshares common stock holdings of a person who, together with any affiliate of the person, acquires beneficial ownership of 10% or more of the outstanding Bankshares common stock; and

  •
  various charter provisions providing for, among other things, a "staggered" board of directors, fixing the number of directors only by a vote of directors, filling vacancies on the board only by the vote of the remaining directors, and certain voting requirements in connection with removal of directors and calling special meetings of stockholders.

FORWARD-LOOKING STATEMENTS

        Bankshares and Community Bank make forward-looking statements in this proxy statement/prospectus and their public documents within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief in this document and the underlying management assumptions. These "forward-looking statements" can be identified by words such as "believes," "expects," "anticipates," "intends" and similar expressions. Forward-looking statements appear in the discussions of matters such as the benefits of the merger between Community Bank and Bankshares, including future financial and operating results and cost saving enhancements to revenue that may be realized from the merger, and Bankshares' and Community Bank's plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. These statements are based upon the current reasonable expectations and assessments of the respective managements of Bankshares and Community Bank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

        In addition to factors that we have previously disclosed in our respective reports filed with the SEC and the FDIC and those that we discuss elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  the businesses of Bankshares and Community Bank may not be combined successfully, or such combination, including the conversion of Community Bank's systems, controls and procedures, may take longer, be more difficult, time-consuming or costly to accomplish than expected;

  •
  the expected cost savings from the merger may not be fully realized or may take longer to realize than expected;

  •
  customer relationship losses, increases in operating costs and business disruption following the merger may be greater than expected;

  •
  adverse effects on relationships with employees may be greater than expected;

  •
  the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule;

  •
  adverse governmental or regulatory policies may be enacted;

  •
  the interest rate environment may compress margins and adversely affect net interest income;

  •
  adverse affects may be caused by continued diversification of assets and adverse changes to credit quality;

  •
  competition from other financial services companies in Bankshares' and Community Bank's markets could adversely affect operations;

  •
  an economic slowdown could adversely affect credit quality and loan originations;

  •
  resolution of Community Bank's outstanding litigation matters may take longer than anticipated or be more costly than anticipated; and

  •
  social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy.

        The forward-looking statements are made as of the date of the applicable document and, except as required by applicable law, Bankshares and Community Bank assume no obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

THE COMMUNITY BANK SPECIAL SHAREHOLDERS' MEETING

        Community Bank is providing this proxy statement/prospectus to you as its proxy statement in connection with the solicitation of proxies by Community Bank's board of directors to be voted at the special meeting of Community Bank shareholders to be held on May 16, 2005, and at any adjournments or postponements of the special meeting. This document is first being mailed to Community Bank shareholders on or about April 5, 2005.

        Bankshares is also providing this document to you as a prospectus in connection with the offer and sale by Bankshares of its shares of common stock as a result of the proposed merger.

Date; Time and Place of Meeting

        The special meeting of Community Bank shareholders is scheduled to be held as follows:

    Date: May 16, 2005

    Time: 11:00 a.m.

    Place: McLean Hilton, 7920 Jones Branch Drive, McLean, Virginia 22102

Purpose of the Special Meeting

        At the special meeting, shareholders of Community Bank will be asked to:

  •
  approve the merger agreement with Bankshares under which Community Bank will merge with and into a wholly-owned subsidiary of Bankshares, and each outstanding share of Community Bank will be converted into the right to receive the merger consideration described in this proxy statement/prospectus; and

  •
  transact any other business that may properly come before the special meeting or any postponements or adjournments of that meeting.

Record Date and Outstanding Shares

        Community Bank's board of directors has fixed the close of business on March 23, 2005 as the record date for the special meeting and only shareholders of record of Community Bank common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. Each holder of record of Community Bank common stock at the close of business on the record date is entitled to one vote for each share of Community Bank common stock then held on each matter voted on by shareholders. At the close of business on the record date, there were 10,173,577 shares of Community Bank common stock issued and outstanding and entitled to vote.

Vote Required to Approve the Merger

        The approval of the merger agreement requires the affirmative vote of more than two-thirds of all outstanding shares of Community Bank common stock.

Quorum; Abstentions and Broker Non-Votes

        The holders of a majority of the outstanding shares of Community Bank common stock entitled to vote at the special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the special meeting. If a share is represented for any purpose at the special meeting, it is deemed to be present for the transaction of all business. Abstentions are counted for purposes of determining whether a quorum exists.

        If you hold your shares of Community Bank common stock in street name through a broker, bank or other nominee, generally the nominee may only vote your Community Bank common stock in accordance with your instructions. However, if your nominee has not timely received your instructions, such nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the proposal to approve the merger agreement. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker shares that are not voted on any matter at the special meeting will not be counted as shares present or represented at the special meeting for purposes of determining whether a quorum exists. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

        For purposes of the vote with respect to the merger agreement required under Virginia law, a failure to vote, a vote to abstain and a broker non-vote will each have the same legal effect as a vote against approval of the merger agreement.

Voting by Directors and Executive Officers

        As of the record date, Community Bank directors and executive officers beneficially owned 5,609,795 shares of Community Bank common stock, or approximately 55.1% of the shares entitled to vote at the special meeting.

        Messrs. Katzen, Dickens and Summers, each a member of Community Bank's board of directors, who together beneficially own or control shares of Community Bank common stock which represented approximately 30% of the outstanding shares of Community Bank common stock as of the date of the merger agreement, have executed voting agreements with Bankshares. Under the voting agreements, Messrs. Katzen, Dickens and Summers have agreed to vote these shares for approval of the merger agreement. Messrs. Katzen, Dickens and Summers executed an irrevocable proxy that enables Bankshares to vote these shares to approve the merger agreement. Messrs. Katzen, Dickens and Summers were not paid any additional consideration in connection with the irrevocable proxy. The voting agreements terminate upon any termination of the merger agreement. The voting agreements are attached to this proxy statement/prospectus as Appendix C. See "The Merger Agreement—Voting Agreements."

Voting and Revocation of Proxies

        After carefully reading and considering the information presented in this proxy statement/prospectus, you should complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope so that your shares are represented at the special meeting. You can also vote at the special meeting, but we encourage you to submit your proxy now in any event.

        All shares represented by each properly executed and valid proxy received by the secretary of Community Bank before the special meeting will be voted in accordance with the instructions given on the proxy. If a Community Bank shareholder executes a proxy card without giving instructions, the shares of Community Bank common stock represented by that proxy card will be voted "FOR" approval of the merger agreement. Community Bank's board of directors is not aware of any other matters to be voted on at the special meeting. If any other matters properly come before the special meeting, including a motion to adjourn or postpone the special meeting in order to solicit additional proxies, the persons named on the proxy card will vote the shares represented by all properly executed proxies on those matters in their discretion, except that shares represented by proxies that have been voted "AGAINST" approval of the merger agreement will not be used to vote "FOR" adjournment or postponement of the special meeting to allow additional time to solicit additional votes "FOR" the merger agreement.

        You may revoke your proxy at any time before the proxy is voted by one of the following means:

  •
  sending the secretary of Community Bank a written notice revoking the proxy at the address provided under "Where You Can Find More Information" on page 72;

  •
  submitting a duly executed proxy with a later date;

  •
  attending the special meeting and voting in person at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the meeting); or

  •
  if you have instructed a broker, bank or other nominee to vote your shares, following the directions received from your broker, bank or other nominee.

Solicitation of Proxies and Expenses

        The accompanying proxy is being solicited by Community Bank's board of directors, and Community Bank will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of Community Bank common stock held of record by those persons, and Community Bank may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by Community Bank's directors, officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. Community Bank has engaged D.F. King & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies. Community Bank will pay D.F. King & Co., Inc. $6,500 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify D.F. King & Co., Inc. against any losses arising out of its proxy soliciting services on Community Bank's behalf.

Board Recommendation

        Community Bank's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Community Bank and its shareholders. Accordingly, Community Bank's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement, and unanimously recommends that Community Bank shareholders vote "FOR" the proposal to approve the merger agreement.

        The proposed merger is of great importance to the shareholders of Community Bank. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope.

You Do Not Have Dissenters' or Appraisal Rights

        Under Virginia law, you are not entitled to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for your shares.

        You should not send any certificates representing Community Bank common stock at this time. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Community Bank stock certificates. See "The Merger Agreement—Procedures for Surrendering Community Bank Stock Certificates."

THE COMPANIES

Bankshares

        Mercantile Bankshares Corporation ("Bankshares") is a regional multibank holding company headquartered in Baltimore, Maryland. It is comprised of Mercantile-Safe Deposit and Trust Company ("MSD&T"), 12 community banks, a mortgage banking company and other subsidiaries that provide insurance and securities brokerage services. Bankshares' affiliate banks serve communities in Maryland, Washington, D.C., northern Virginia, the Delmarva Peninsula and southern Pennsylvania. The largest and lead bank, MSD&T, a wholly-owned subsidiary of Bankshares, represents approximately 33% of Bankshares' total assets and operates 26 offices in Maryland and one commercial office in Pennsylvania as of December 31, 2004. Nearly all of Bankshares' substantial trust operations and specialized corporate banking services are provided by MSD&T. Bankshares is in the process of combining its affiliate that serves the Washington, D.C. region, Mercantile Potomac Bank, with MSD&T, subject to regulatory approval. Bankshares intends to operate the current branches of Mercantile Potomac Bank as a division of MSD&T under the Mercantile Potomac Bank trade name. It is currently anticipated that upon completion of the combination of Mercantile Potomac Bank and MSD&T, Mercantile Potomac Bank's directors will join the board of MSD&T. Through its affiliated banks, Bankshares provides a full range of banking services, including mortgage, trust and investment services, designed to meet the financial needs of its customers.

        Bankshares commenced operations in 1969. At December 31, 2004, it had total assets of approximately $14.4 billion, total loans of approximately $10.2 billion, total deposits of approximately $10.8 billion and approximately $1.9 billion in stockholders' equity. Bankshares' common stock trades on the NASDAQ National Market under the symbol "MRBK". The deposits associated with its affiliated banks are insured by the FDIC.

        The principal executive offices of Bankshares are located at Two Hopkins Plaza, Baltimore, Maryland 21201 and its telephone number is (410) 237-5900.

Community Bank

        Community Bank of Northern Virginia ("Community Bank") was organized in 1991 under the name Northern Virginia Banking Company to acquire Community Bank and Trust Company in Sterling, Virginia, which had been declared insolvent by regulatory authorities. After receiving regulatory approvals, the bank commenced operations on February 22, 1992, with its only office located at 107 Free Court, Sterling, Virginia. The name of the bank was changed to Community Bank of Northern Virginia in 1993. Since opening at its Sterling location, Community Bank has established 13 additional branches in Centreville, Chantilly, Fairfax, Herndon, Kingstowne, Leesburg, Manassas, McLean, Potomac Falls, Purcellville, Reston, Tyson's Corner, and Vienna.

        Community Bank provides a range of services traditionally associated with independent community banks, with an emphasis on personal relationship banking. These services include checking accounts, savings accounts and other time deposits of various types ranging from money market accounts to longer-term certificates of deposit. Retirement accounts such as individual retirement accounts are also available. Community Bank's automated teller machines (ATMs) are linked to regional networks, providing customers with access to ATMs nationwide as well as internationally. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. Community Bank solicits accounts from individuals, small businesses, associations, organizations and governments.

        Community Bank also offers a range of short- to intermediate-term consumer and commercial loans. Consumer loans are made directly to individuals for various purposes, including automobiles, boats, and other recreational vehicles, home improvements, overdraft protection, education and personal investments. Commercial loans are made to companies in Community Bank's market area. These loans are both secured and unsecured credit facilities required by commercial businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and the purchase of equipment and machinery.

THE MERGER

General

        We are providing this document to holders of Community Bank common stock in connection with the solicitation of proxies by Community Bank's board of directors to be voted at Community Bank's special shareholders' meeting, and at any adjournments or postponements of such meeting. At the Community Bank special shareholders' meeting, Community Bank will ask its shareholders to vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 24, 2005, among Mercantile Bankshares Corporation, Community Bank and Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Bankshares ("MSD&T"), and the related plan of merger, and any other matters that are properly brought before the meeting.

        The merger agreement provides for the merger of Community Bank with and into MSD&T, with MSD&T continuing as the surviving bank and a wholly-owned subsidiary of Bankshares. We have attached a copy of the merger agreement as Appendix A to this proxy/prospectus. We urge you to read the merger agreement in its entirety. For additional information about the merger, see "The Merger Agreement—Structure of the Merger" beginning on page 42 of this proxy statement/prospectus.

Background of the Merger

        The merger agreement is the result of arms-length negotiations between representatives of Bankshares and representatives of Community Bank, during which Bankshares and Community Bank consulted their respective legal and financial advisors. The following is a brief discussion of the background of these negotiations.

        As part of its regular evaluation of its businesses and plans, from time to time Community Bank has reviewed various strategic alternatives, including whether Community Bank should continue as an independent entity or combine with a larger financial institution. This review generally took into account a variety of factors, including industry trends and conditions, the merger and acquisition environment affecting financial institutions, Community Banks' historical and projected earnings and prospects, Community Bank's competitive position relating to other banks and financial services institutions, the values that might be obtainable in a business combination transaction with a larger financial institution, the strategic merit of a business combination with a larger financial institution, and the impact of a business combination transaction on Community Bank's customers, employees and the communities served by Community Bank. Community Bank engaged Sandler O'Neill & Partners, L.P. as its financial advisor in connection with this evaluation and any potential discussions with third parties.

        In February 2003, Sandler O'Neill approached certain regional bank holding companies identified by it and Community Bank to determine their potential interest in a business combination with

Community Bank. Certain of these bank holding companies entered into confidentiality agreements with Community Bank and reviewed a memorandum concerning the business and prospects of Community Bank. Certain publicly available and proprietary information was furnished to certain of these regional bank holding companies, but none expressed an interest in going forward with definitive due diligence or negotiation of an acquisition proposal. At a meeting held on April 22, 2003, Community Bank's board of directors determined to terminate this process.

        In October 2004, during a discussion regarding the current market, Bankshares and Sandler O'Neill discussed a possible business combination transaction between Bankshares and Community Bank. Over the course of several conversations, representatives of each of Sandler O'Neill and Bankshares agreed that the principals should meet in person to discuss a potential transaction.

        On November 8, 2004, Edward J. Kelly, III, Chairman of the Board, President and Chief Executive Officer of Bankshares, met with David P. Summers, President and Chief Executive Officer of Community Bank and a member of Community Bank's board of directors, two members of Community Bank's board of directors, and a representative of Sandler O'Neill. Among other things, the group discussed the possibility of exploring a business combination transaction between Bankshares and Community Bank. Mr. Kelly and the representatives of Community Bank agreed that further discussions between the parties should be pursued.

        During mid-November 2004, representatives of Bankshares and Community Bank discussed certain legal matters related to a possible business combination transaction between Bankshares and Community Bank. After those discussions, Bankshares and Community Bank determined to continue discussions about a possible business combination transaction.

        On November 29, 2004, Community Bank and Bankshares entered into a confidentiality agreement, which, among other things, provided that for a period of one year, Bankshares would not, without the consent of Community Bank, acquire or offer to acquire any equity securities of Community Bank or take certain other actions.

        Following the signing of the confidentiality agreement, representatives and advisors of Bankshares began preliminary business, legal and financial due diligence investigations of Community Bank.

        Following the substantial completion of Bankshares' preliminary due diligence review, Mr. Kelly indicated to Sandler O'Neill that Bankshares might be interested in acquiring Community Bank at a price in the range of $20-21 per share of Community Bank common stock, subject to the completion of comprehensive due diligence.

        At a regular meeting held on December 28, 2004, Community Bank's board of directors met to consider the terms of the proposed business combination transaction with Bankshares. Sandler O'Neill gave a presentation on the financial terms of the transaction as then proposed, including the price range of $20-$21 per share at which Bankshares would consider acquiring Community Bank. Following the presentation and the discussion regarding the proposed transaction that followed, Community Bank's board of directors authorized Community Bank's management and financial advisors to continue discussions with representatives of Bankshares.

        In late December 2004, the parties agreed to pursue further discussions concerning a potential transaction. In connection with these discussions, and continuing up until the signing of the definitive agreements for the transaction, representatives and advisors of each of Bankshares and Community Bank conducted extensive business, legal and financial due diligence investigations of the other company. As part of this due diligence process, on January 7, 8 and 9, 2005, Community Bank's management and advisors made a presentation to, and had numerous conversations with, Bankshares and its representatives and advisors concerning the business and affairs of Community Bank.

        Also on January 7, 2005, Bankshares' outside legal counsel delivered an initial draft of a proposed merger agreement to Community Bank, and shortly thereafter the parties and their respective advisors began to negotiate definitive documentation for the proposed transaction. Bankshares concurrently negotiated employment agreements with certain employees of Community Bank, as described under "Interests of Certain Persons in the Merger—New Employment Agreements." These negotiations continued up until the signing of the definitive agreements for the transaction.

        On January 20, 2005, after negotiations between Mr. Kelly and representatives of Sandler O'Neill on certain transaction terms, including price, Mr. Kelly informed Sandler O'Neill that Bankshares proposed to acquire all of the outstanding shares of Community Bank common stock pursuant to a merger in which each outstanding share of Community Bank common stock would be converted into the right to receive either 0.4005 of a share of Bankshares common stock or $20.375 in cash, without interest, in each case subject to proration to ensure that Bankshares would pay cash for 40% of the outstanding shares of Community Bank common stock and issue shares of Bankshares common stock for 60% of the outstanding shares of Community Bank common stock. Following this conversation, Sandler O'Neill communicated Bankshares' proposal to Community Bank's management.

        At a special telephonic meeting held on January 21, 2005, Community Bank's board of directors received an update on the status of the negotiations with Bankshares with respect to the proposed merger, including the proposed merger consideration, the terms of the proposed merger agreement, and the due diligence process.

        At a special meeting held on January 24, 2005, Community Bank's outside legal counsel reviewed with Community Bank's board of directors its duties under Virginia law and the principal provisions of the proposed merger agreement. Special attention was given to the provisions of the proposed merger agreement limiting the ability of Community Bank's board of directors to pursue another offer, including the fee of $7 million that would be payable to Bankshares under certain conditions. Sandler O'Neill gave a presentation that analyzed, among other matters, the financial terms of the transaction between Community Bank and Bankshares. Community Bank's board of directors requested that Sandler O'Neill render an opinion as to whether the merger consideration to be received by Community Bank shareholders in the transaction proposed by Bankshares was fair, from a financial point of view, to Community Bank's shareholders. After its presentation, Sandler O'Neill delivered its oral opinion, subsequently confirmed in writing, that as of the date of the merger agreement, and subject to the assumptions made, procedures followed, matters considered and limitations of the review undertaken, the consideration to be received by Community Bank's shareholders pursuant to the merger agreement was fair to such shareholders from a financial point of view. The full text of Sandler O'Neill's fairness opinion, as updated to the date of this proxy statement/prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits of the review undertaken, is attached as Appendix D to this proxy statement/ prospectus. After deliberation and questions, Community Bank's board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Community Bank and its shareholders, (2) approved and adopted the merger agreement and the transactions contemplated thereby and (3) recommended that Community Bank's shareholders approve the merger agreement.

        On January 24, 2005, Bankshares' board of directors approved the merger agreement. Following these board meetings, representatives of Community Bank and Bankshares finalized the merger agreement and other transaction documents, and Community Bank and Bankshares executed the merger agreement late in the evening of January 24, 2005. Community Bank and Bankshares publicly announced the transaction before the beginning of trading on the NASDAQ National Market on January 25, 2005.

Community Bank's Reasons for the Merger; Recommendation of Community Bank's Board of Directors

        In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby, and to recommend the merger agreement to Community Bank shareholders, Community Bank's board of directors consulted with Community Bank's management and its financial and legal advisors, and considered a number of factors. The following include the material factors considered by Community Bank's board of directors:

  •
  the familiarity of Community Bank's board of directors with and review of Community Bank's business, operations, financial condition and earnings on an historical and a prospective basis, including, without limitation, its potential growth and profitability;

  •
  the review by Community Bank's board of directors, based on the presentation of its financial advisor, Sandler O'Neill, of the business, operations, financial condition and earnings of Bankshares on an historical and a prospective basis and of the combined company on a pro forma basis and the historical stock price performance and liquidity of Bankshares common stock, and the resulting relative interests of Community Bank shareholders and Bankshares stockholders in the common equity of the combined company;

  •
  the current and prospective economic and competitive environment facing community banking institutions generally, and Community Bank in particular, including the continued rapid consolidation in northern Virginia, and the competitive effects of the increased consolidation on community banking institutions such as Community Bank particularly in the northern Virginia market;

  •
  the value to be received by holders of Community Bank common stock under the merger agreement in relation to the historical trading prices of Community Bank common stock, including the fact that the proposed consideration to be received by holders of Community Bank common stock under the merger agreement represented a premium of approximately 16% over the closing price of Community Bank common stock on January 21, 2005;

  •
  the increase in the pro forma dividends and earnings per share of Community Bank shareholders receiving shares of Bankshares common stock in the merger and the ability of these shareholders to participate in the potential growth of their investment following the merger;

  •
  the financial analyses and other information presented by Sandler O'Neill to Community Bank's board of directors with respect to the merger and the opinion delivered to the board by Sandler O'Neill to the effect that, as of the date of that opinion, the merger consideration was fair to the holders of Community Bank common stock from a financial point of view;

  •
  the option of Community Bank shareholders to elect to receive cash for some or all of their shares of Community Bank common stock, subject to proration under certain circumstances;

  •
  the other alternative strategic options potentially available to Community Bank, including remaining independent;

  •
  the assessment by Community Bank's board of directors of Bankshares' ability to fund the cash portion of the merger consideration;

  •
  the previous experience of Bankshares' management in completing acquisition transactions;

  •
  the terms of the merger agreement, which provide for representations, warranties and covenants, conditions to closing and rights related to termination and payment of termination fees that are substantially similar to the representations, warranties, conditions to closing and rights related to termination that appear in similar transactions;

  •
  the ability of Community Bank's board of directors to terminate the merger agreement, subject to certain conditions, to accept a superior proposal from a third party;

  •
  the ability of Community Bank's board of directors to terminate the merger agreement under limited circumstances in the event that the price of Bankshares common stock declines and Bankshares common stock underperforms in relation to the NASDAQ Bank Index;

  •
  the general impact that the merger could be expected to have on the constituencies served by Community Bank, including its customers, employees and communities;

  •
  the expectation that the merger would constitute a reorganization under Section 368(a) of the Internal Revenue Code and that it would be accounted for as a purchase for accounting and financial reporting purposes;

  •
  the corporate governance aspects of the merger, including the fact that Bankshares has agreed to appoint at least two, but not more than three, members of the board of directors of Community Bank to the board of directors of MSD&T, which is expected to provide a degree of continuity and involvement by Community Bank following the merger, in the interest of Community Bank's customers and employees;

  •
  the results of the due diligence investigation of Bankshares conducted by Community Bank's management and advisors; and

  •
  the assessment by Community Bank's board of directors, based on Bankshares' recent acquisition of F&M Bancorp, concerning the likelihood that all required regulatory approvals would be obtained promptly.

        Community Bank's board of directors also considered:

  •
  the fact that Community Bank's directors and officers might be deemed to have interests in the merger that are in addition to their interests generally as Community Bank shareholders, which have the potential effect to influence such directors' and officers' views and actions in connection with the merger;

  •
  the risk that the benefits sought in the merger would not be fully realized;

  •
  the risk that the merger would not be consummated;

  •
  the taxable nature of the transaction for United States federal income tax purposes for Community Bank shareholders who receive cash in exchange for their shares of Community Bank common stock;

  •
  the effect of the public announcement of the merger on Community Bank's customer relationships, ability to retain employees and the trading price of Community Bank common stock; and

  •
  the $7 million termination fee payable, under certain circumstances, by Community Bank to Bankshares, including the risk that the termination fee might discourage third parties from offering to acquire Community Bank by increasing the cost of a third party acquisition, and recognition that the termination fee was a condition to Bankshares' willingness to enter into the merger agreement.

        In the judgment of Community Bank's board of directors, the potential benefits of the merger outweigh these considerations.

        The preceding discussion of the information and factors considered by Community Bank's board of directors was not intended to be exhaustive, but, rather, includes all of the material factors considered by it in connection with its evaluation of the merger. In reaching its determination to approve and adopt the merger agreement and recommend that Community Bank shareholders approve the merger agreement, Community Bank's board of directors did not quantify, rank or otherwise assign any relative or specific weights to the factors considered in reaching that determination. In addition, Community Bank's board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. Community Bank's board of directors based its determination on the totality of the information presented.

        Community Bank's board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Community Bank and its shareholders. Accordingly, Community Bank's board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and unanimously recommends that Community Bank shareholders vote "FOR" the proposal to approve the merger agreement.

Opinion of Community Bank's Financial Advisor

        By letter dated December 30, 2004, Community Bank retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Community Bank in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the January 24, 2005 meeting at which Community Bank's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Community Bank's shareholders from a financial point of view. Sandler O'Neill has confirmed its January 24, 2005 opinion by delivering to the board of Community Bank a written opinion dated the date of this proxy statement/prospectus. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O'Neill's updated opinion is attached as Appendix D to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O'Neill urges Community Bank shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The updated opinion was directed to the Community Bank board and is directed only to the fairness of the merger consideration to Community Bank shareholders from a financial point of view. It does not address the underlying business decision of Community Bank to engage in the merger or any other aspect of the merger and is not a recommendation to any Community Bank shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholder should elect or any other matter.

        In connection with rendering its January 24, 2005 opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain publicly available financial statements and other historical financial information of Community Bank that Sandler O'Neill deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of Bankshares that Sandler O'Neill deemed relevant;

  (4)
  an internal budget for Community Bank for the year ending December 31, 2005 furnished by and reviewed with senior management of Community Bank;

  (5)
  median earnings per share estimates for Bankshares for the year ending December 31, 2005 published by I/B/E/S and reviewed with and confirmed by, senior management of Bankshares; and the long term estimates of earnings per share growth rates published by I/B/E/S and reviewed with and confirmed by senior management of Bankshares;

  (6)
  the pro forma financial impact of the merger on Bankshares based on assumptions relating to purchase accounting adjustments, transaction expenses and cost savings determined by and reviewed with senior management of Community Bank and discussed with Lehman Brothers Inc., in its capacity as financial advisor to Bankshares and, as to cost savings, also discussed with senior management of Bankshares;

  (7)
  the publicly reported historical price and trading activity for Community Bank's and Bankshares' common stock, including a comparison of certain financial and stock market information for Community Bank and Bankshares with similar publicly available information for certain other companies the securities of which are publicly traded;

  (8)
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

  (9)
  the current market environment generally and the banking environment in particular; and

  (10)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Community Bank the business, financial condition, results of operations and prospects of Community Bank and held similar discussions with certain members of senior management of Bankshares regarding the business, financial condition, results of operations and prospects of Bankshares. In connection with its engagement, Sandler O'Neill was not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

        In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Community Bank or Bankshares or their respective representatives, or that was otherwise reviewed by Sandler O'Neill and have assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O'Neill further relied on the assurances of management of Community Bank and Bankshares that they were not aware of any facts or circumstances that would make any of the information provided by Community Bank and Bankshares, respectively, inaccurate or misleading. Sandler O'Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O'Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Community Bank or Bankshares or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Community Bank or Bankshares nor has Sandler O'Neill reviewed any individual credit files relating to Community Bank or Bankshares. Sandler O'Neill assumed, with Community

Bank's consent, that the respective allowances for loan losses for both Community Bank and Bankshares are adequate to cover such losses.

        Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Community Bank's consent, that there has been no material change in Community Bank's and Bankshares' assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Community Bank and Bankshares will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Community Bank's consent, Sandler O'Neill relied upon the advice received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

        In rendering its January 24, 2005 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Community Bank or Bankshares and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Community Bank or Bankshares and the companies to which they are being compared.

        The financial projections used and relied upon by Sandler O'Neill in its analyses for Community Bank were reviewed with the senior management of Community Bank who confirmed to Sandler O'Neill that those projections reflected the best currently available estimates and judgments of such management of the future financial performance of Community Bank. The I/B/E/S earnings per share and growth rate estimates used and relied upon by Sandler O'Neill in its analyses for Bankshares were reviewed with the senior management of Bankshares who confirmed to Sandler O'Neill that those estimates reflected the best currently available estimates and judgments of such management of the future financial performance of Bankshares. The projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger used and relied upon by Sandler O'Neill in its analyses were determined by, and reviewed with, senior management of Community Bank and such management confirmed that those projections reflected the best currently available estimates and judgments of such management. These projections were discussed with Lehman Brothers Inc., in its capacity as financial advisor to Bankshares, and, in the case of cost savings, with senior management of Bankshares. With respect to all projections and estimates used in its analyses, Sandler O'Neill assumed that financial performance reflected in those projections and estimates would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or estimates or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community Bank, Bankshares and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Community Bank board at the board's January 24, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Community Bank's common stock or Bankshares' common stock or the prices at which Community Bank's or Bankshares' common stock may be sold at any time.

        Summary of the Merger.    Sandler O'Neill reviewed the financial terms of the merger agreement. Assuming the fixed exchange ratio of 0.4005 of a share of Bankshares common stock for each share of Community Bank common stock (and the average closing price of Bankshares common stock over the ten-day trading period ending on January 21, 2005 of $50.41), or fixed cash consideration of $20.375 per share, and that 60% of Community Bank's shares are exchanged for shares of Bankshares common stock and 40% of Community Bank's shares are exchanged for cash, Sandler O'Neill calculated an implied transaction value of $20.375 per share. Based upon per-share financial information for Community Bank for the twelve months ended December 30, 2004, Sandler O'Neill calculated the following ratios:

Transaction Ratios

Transaction value/Last 12 months' EPS	23.3x
Transaction value/Estimated 2005 EPS(1)	19.6x
Transaction value/Tangible book value per share	345.5%
Transaction value/Stated book value per share	343.2%
Tangible book premium/ Core Deposits(2)	28.9%

(1)
Based upon Community Bank management estimates

(2)
Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $212.4 million over tangible book value by core deposits.

        For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $212.4 million, based upon 10,166,577 shares of Community Bank common stock outstanding and including the intrinsic value of options to purchase 353,500 shares of Community Bank common stock at a weighted average strike price of $5.42. Sandler O'Neill noted that the per share transaction value represented a 15.9% premium to the January 21, 2005 closing price of Community Bank's common stock of $17.58.

        Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of Community Bank's and Bankshares' common stock for the one-year and three-year periods ended January 21, 2005. Sandler O'Neill compared the relationship between the movements in the prices of Community Bank's common stock to movements in the prices of Bankshares common stock, the NASDAQ Bank Index, S&P 500 Index, and the weighted average (by market capitalization) performance of composite peer groups of publicly traded commercial banks selected by Sandler O'Neill for Community Bank. Sandler O'Neill compared the relationship between the movements in the prices of Bankshares' common stock to movements in the prices of Community Bank common stock, the NASDAQ Bank Index, S&P 500 Index, and the weighted average (by market capitalization) performance of composite peer groups of publicly traded commercial banks selected by Sandler O'Neill for Bankshares. The composition of the peer groups for Community Bank and Bankshares, respectively, is discussed under the relevant section under "Comparable Company Analysis" below.

        During the one-year period ended January 21, 2005, the Community Bank common stock underperformed the Bankshares common stock, the various indices and the peer group to which it was compared. Over the three-year period ended January 21, 2005, the Community Bank common stock generally outperformed the Bankshares common stock and the indices to which it was compared while it generally underperformed the peer group.

Community Bank's Stock Performance

	Beginning Index Value January 21, 2004	Ending Index Value January 21, 2005
Community Bank	100.00%	93.51%
Bankshares	100.00	112.32
Community Bank Peer Group	100.00	102.31
NASDAQ Bank Index	100.00	103.35
S&P 500 Index	100.00	101.76
	Beginning Index Value January 18, 2002	Ending Index Value January 21, 2005
Community Bank	100.00%	152.87%
Bankshares	100.00	112.64
Community Bank Peer Group	100.00	174.90
NASDAQ Bank Index	100.00	142.45
S&P 500 Index	100.00	103.57

        During the one-year period ended January 21, 2005, the Bankshares common stock generally outperformed the Community Bank common stock, the various indices and the peer group to which it was compared. During the three-year period ended January 21, 2005, the Bankshares common stock underperformed the Community Bank common stock, the Nasdaq Bank Index and the peer group to which it was compared. The Bankshares common stock generally performed on par or modestly outperformed the S&P 500 Index over the same period of time.

Bankshares' Stock Performance

	Beginning Index Value January 21, 2004	Ending Index Value January 21, 2005
Bankshares	100.00%	112.32%
Community Bank	100.00	93.51
Bankshares Peer Group	100.00	103.77
NASDAQ Bank Index	100.00	103.35
S&P 500 Index	100.00	101.76

	Beginning Index Value January 18, 2002	Ending Index Value January 21, 2005
Bankshares	100.00%	112.64%
Community Bank	100.00	152.87
Bankshares Peer Group	100.00	124.95
NASDAQ Bank Index	100.00	142.45
S&P 500 Index	100.00	103.57

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for Community Bank and Bankshares, respectively and two different groups of commercial banks selected by Sandler O'Neill.

        The comparable group for Community Bank consisted of the following publicly traded commercial banks located in Maryland, Virginia, and the District of Columbia:

Abigail Adams National Bancorp, Inc.
Access National Corporation
Alliance Bankshares Corporation
Annapolis Bancorp, Inc.
Cardinal Financial Corporation
Columbia Bancorp
Eagle Bancorp, Inc.
Eagle Financial Services, Inc.
Fauquier Bankshares, Inc.
First United Corporation
IBW Financial Corporation(2)
James Monroe Bancorp, Inc.
Middleburg Financial Corporation
Millennium Bankshares Corporation
National Capital Bank of Washington(2)
Old Line Bancshares, Inc.
Premier Community Bankshares
    Incorporated(1)
Sandy Spring Bancorp, Inc.
Shore Financial Corporation
Tri-County Financial Corporation
United Financial Banking Companies, Inc.
Virginia Commerce Bancorp, Inc.(1)
Virginia Financial Group, Inc.

(1)
Data as of and for the twelve-month period ended December 31, 2004.

(2)
Data as of and for the twelve-month period ended June 30, 2004.

        The analysis compared publicly available financial and market trading information for Community Bank as of and for the twelve-month period ended December 31, 2004 and the data for the comparable peer group as of and for the twelve-month period ended September 30, 2004 (unless noted otherwise above). The table below compares the data for Community Bank as of and for the twelve-month period ended December 31, 2004 and the median data for the comparable peer group as of and for the twelve-month period ended September 30, 2004 (unless noted otherwise above) with pricing data as of January 21, 2005.

Comparable Group Analysis

	Community Bank		Peer Group Median
Total assets (in millions)	$879.9		$424.8
Tangible equity/Tangible assets	6.82%		7.73%
LTM Return on average assets	1.08%		1.01%
LTM Return on average equity	15.76%		11.43%
Price/Tangible book value	298.1%		217.8%
Price/LTM earnings per share	20.0	x	19.4	x
Price/Estimated 2005 earnings per share	16.7	x(1)	16.2	x(2)
Market Capitalization (in millions)	$178.7		$078.0

(1)
Based on Community Bank management estimate.

(2)
I/B/E/S median.

        The comparable group for Bankshares consisted of the following publicly traded commercial banks located in the Northeast, Mid-Atlantic, and Midwest regions of the United States:

Associated Banc-Corp(1) Citizens Banking Corporation(1) Commerce Bancshares, Inc.(1) FirstMerit Corporation(1) Fulton Financial Corporation(1) Hudson United Bancorp Old National Bancorp	Sky Financial Group, Inc. Susquehanna Bancshares, Inc. TCF Financial Corporation(1) Valley National Bancorp Webster Financial Corporation Wilmington Trust Corporation

(1)
Data as of and for the twelve-month period ended December 31, 2004

        The analysis compared publicly available financial and market trading information for Bankshares as of and for the twelve-month period ended December 31, 2004 and the data for the comparable peer group as of and for the twelve-month period ended September 30, 2004 (unless noted otherwise above). The table below compares the data for Bankshares as of and for the twelve-month period ended December 31, 2004 and the median data for the comparable peer group as of and for the twelve-month period ended September 30, 2004 (unless noted otherwise above) with pricing data as of January 21, 2005.

Comparable Group Analysis

	Bankshares		Peer Group Median
Total assets (in millions)	$14,425.7		$10,630.9
Tangible equity/Tangible assets	9.82%		6.51%
LTM Return on average assets	1.64%		1.43%
LTM Return on average equity	12.26%		15.19%
Price/Tangible book value	293.3%		320.3%
Price/LTM earnings per share	17.5	x	15.5	x
Price/Estimated 2005 earnings per share(1)	15.5	x	13.8	x
Market Capitalization (in millions)	$3,992.0		$2,569.9

(1)
I/B/E/S median

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed 9 merger transactions announced from January 1, 2003 through January 21, 2005 involving commercial banks acquired in

Maryland, Virginia, and the District of Columbia (the "Regional Group") with announced transaction values greater than $15 million. Sandler O'Neill also reviewed 120 merger transactions announced in the United States (the "Nationwide Group") from January 1, 2004 through January 21, 2005 involving commercial banks with announced transaction values greater than $15 million. Sandler O'Neill reviewed the following multiples: transaction price at announcement to last twelve months' EPS, transaction price to estimated EPS, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits, and premium to current market price. Sandler O'Neill computed a high, low, mean, and median multiple and premium for the transactions. The median multiples from the Regional Group and the median multiples for the Nationwide Group were applied to Community Bank's financial information as of and for the twelve months ended December 31, 2004. As illustrated in the following table, Sandler O'Neill derived imputed ranges of values per share for Community Bank's common stock of $16.28 to $22.88 based upon the median multiples for the commercial bank transactions in the Regional Group and $14.86 to $22.29 based upon the median multiples for commercial bank transactions in the Nationwide Group.

Comparable Transaction Multiples

	Median Regional Group Multiple		Implied Value		Median Nationwide Group Multiple		Implied Value
Transaction price/LTM EPS	23.7	x	$20.89	(1)	24.1	x	$21.24	(1)
Transaction price/ Est. EPS	18.0	x	$18.87	(2)	18.4	x	$19.35	(2)
Transaction price/Book value	274.3%		$16.28	(3)	250.4%		$14.86	(3)
Transaction price/Tangible book value	318.6%		$18.79	(3)	261.8%		$15.44	(3)
Tangible book premium/Core deposits(4)	23.9%		$18.31	(5)	19.7%		$16.11	(5)
Market Premium	30.1%		$22.88	(6)	26.8%		$22.29	(6)

(1)
Based on 10,343,967 LTM average diluted shares outstanding as of December 31, 2004.
(2)
Based on management's 2005 EPS estimate and 10,354,222 average diluted shares outstanding.
(3)
Based on 10,166,577 common shares outstanding as of December 31, 2004.
(4)
Assumes 18.66% of total deposits are non-core deposits.
(5)
Assumes Community Bank's total core deposits are $528.2 million. Tangible book premium/core deposits calculated by dividing the excess of the aggregate transaction value of $212.4 million over tangible book value by core deposits.
(6)
Based upon stock price as of January 21, 2005.

        Discounted Dividend Stream and Terminal Value Analysis.    Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Community Bank through December 31, 2007 under various circumstances, assuming Community Bank's projected dividend stream and that Community Bank performed in accordance with Community Bank management's earnings projections through 2005. For years after 2005, Sandler O'Neill assumed an annual growth rate of earnings per share of approximately 7%. To approximate the terminal value of Community Bank's common stock at December 31, 2007, Sandler O'Neill applied price/earnings multiples ranging from 11.0x to 26.0x and multiples of tangible book value ranging from 200% to 450%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Community Bank common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Community Bank common stock of $10.68 to $27.00 when applying the price/earnings multiples and $12.08 to $29.31 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	14.0x	17.0x	20.0x	23.0x	26.0x
9.00%	12.16	15.12	18.09	21.06	24.03	27.00
10.00%	11.84	14.73	17.62	20.51	23.39	26.28
10.14%	11.80	14.67	17.55	20.43	23.31	26.18
11.00%	11.54	14.35	17.16	19.97	22.78	25.59
12.00%	11.24	13.98	16.72	19.45	22.19	24.92
13.00%	10.96	13.62	16.29	18.95	21.62	24.28
14.00%	10.68	13.28	15.87	18.47	21.06	23.66

Tangible Book Value Percentages

Discount Rate	200%	250%	300%	350%	400%	450%
9.00%	13.75	16.86	19.98	23.09	26.20	29.31
10.00%	13.39	16.42	19.45	22.48	25.50	28.53
10.14%	13.34	16.36	19.38	22.39	25.41	28.42
11.00%	13.05	15.99	18.94	21.89	24.83	27.78
12.00%	12.71	15.58	18.45	21.32	24.19	27.06
13.00%	12.39	15.18	17.98	20.77	23.56	26.36
14.00%	12.08	14.80	17.52	20.24	22.96	25.68

        In addition, Sandler O'Neill performed an analysis that estimated the future stream of after-tax dividend flows of Bankshares through December 31, 2007 under various circumstances, assuming Bankshares' projected dividend stream and that Bankshares performed in accordance with the I/B/E/S earnings per share projections for 2005 and I/B/E/S long term growth rate estimates reviewed with and confirmed by management of Bankshares. To approximate the terminal value of Bankshares common stock at December 31, 2007, Sandler O'Neill applied price to price/earnings multiples of 10.0x to 25.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Bankshares common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share for Bankshares common stock of $30.14 to $78.76 when applying price to earnings multiples. The average closing price for Bankshares common stock for the ten-trading days ending with January 21, 2005 was $50.87.

Earnings Per Share Multiples

Discount Rate	10.0x	13.0x	16.0x	19.0x	22.0x	25.0x
9.00%	34.23	43.13	52.04	60.95	69.85	78.76
10.00%	33.35	42.02	50.68	59.35	68.01	76.68
10.14%	33.23	41.86	50.49	59.13	67.76	76.39
11.00%	32.50	40.94	49.37	57.80	66.24	74.67
12.00%	31.69	39.90	48.10	56.31	64.52	72.73
13.00%	30.90	38.89	46.88	54.88	62.87	70.86
14.00%	30.14	37.92	45.71	53.49	61.27	69.06

        In connection with its analyses, Sandler O'Neill considered and discussed with the Community Bank board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on June 30, 2005, (2) 60% of the Community Bank shares are exchanged for Bankshares common stock at an exchange ratio of 0.4005x and the other 40% of Community Bank's shares are exchanged for $20.375 per share in cash, (3) earnings per share projections for Community Bank are consistent with per share estimates for 2005 confirmed with Community Bank's management, (4) earnings per share projections for Bankshares are consistent with per share estimates for 2005 published by I/B/E/S and confirmed with Bankshares' management, (5) the purchase accounting adjustments, charges, transaction costs and cost savings associated with the merger determined by the senior management of Community Bank, and (6) options to purchase shares of Community Bank common stock are converted into options to purchase Bankshares common stock. The analyses indicated that for the year ending December 31, 2005, the merger would be accretive to Bankshares' projected earnings per share and cash earnings per share and, at June 30, 2005 (the assumed closing date of the merger) the merger would be dilutive to Bankshares' tangible book value per share. From the standpoint of a Community Bank shareholder receiving all stock in the merger, for the year ending December 31, 2005, based on the assumptions provided above, the merger would be slightly accretive to both earnings per share and dividends per share. At the assumed closing date of June 30, 2005, the merger would be accretive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Community Bank has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of approximately $2,100,000 (based upon the closing price of Bankshares common stock on March 23, 2005), of which $586,076 has been paid and the balance of which is contingent, and payable, upon closing of the merger. The actual transaction fee will be 1.0% of a defined transaction value determined closer to the closing of the merger. Sandler O'Neill has also received a fee of $50,000 for rendering its opinion, which fee will be credited against the portion of the transaction fee payable upon closing of the merger. Community Bank has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        Sandler O'Neill has provided certain other investment banking services to Community Bank in the past and has received compensation for such services. In addition, Sandler O'Neill has in the past provided certain investment banking services to Bankshares and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

        In the ordinary course of our business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Community Bank and Bankshares and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of Community Bank or Bankshares or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

        Bankshares will account for the merger as a purchase, as that term is used under United States generally accepted accounting principles ("GAAP"), for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Community Bank as of the effective time will be recorded at their respective fair values and added to those of Bankshares. The amount by which the purchase price paid by Bankshares exceeds the fair value of the net tangible and identifiable intangible assets acquired by Bankshares through the merger will be recorded as goodwill. Financial statements of Bankshares issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Community Bank. A comparison of the most recent annual financial statements of Bankshares and Community Bank indicates that Bankshares' investment in Community Bank will represent less than 6% of Bankshares' assets.

Regulatory Approvals Required for the Merger

        Bankshares and Community Bank have agreed to use their best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include the approval of the FDIC, the Maryland Commissioner of Financial Regulation, and the State Corporation Commission of the Commonwealth of Virginia (through the Virginia Bureau of Financial Institutions). We have made applications and other filings for these purposes. The merger cannot proceed without these regulatory approvals. It is presently contemplated that if any additional governmental approvals or actions are required, such approvals or actions will be sought. Although Bankshares and Community Bank expect to obtain all necessary regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, there can be no assurance as to its result.

        A regulatory body's approval may contain terms or impose conditions or restrictions relating or applying to, or requiring changes in or limitations on, the operation or ownership of any asset or business of Bankshares, Community Bank or any of their subsidiaries, or Bankshares' ownership of Community Bank, or requiring asset divestitures. If approval of this nature occurs, the merger agreement permits Bankshares to decline to consummate the merger. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by Bankshares and Community Bank. See "The Merger Agreement—Conditions to the Completion of the Merger" on page 50.

Material United States Federal Income Tax Consequences

  General

        The following discusses the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this proxy statement/prospectus, all of which may change, possibly with retroactive effect.

        This discussion only addresses the consequences of the exchange of shares of Community Bank common stock held as capital assets. It does not address all aspects of federal income taxation that may be important to a Community Bank shareholder in light of that shareholder's particular circumstances or to a Community Bank shareholder subject to special rules, such as:

  •
  a shareholder who is not a citizen or resident of the United States;

  •
  a financial institution or insurance company;

  •
  a tax-exempt organization;

  •
  a dealer or broker in securities;

  •
  a shareholder who holds his Community Bank common stock as part of a hedge, appreciated financial position, straddle, conversion or other integrated transaction; or

  •
  a shareholder who acquired his Community Bank common stock pursuant to the exercise of compensatory options or otherwise as compensation.

  Federal Income Tax Consequences of the Transaction

        Tax Opinions.    Bankshares has received an opinion of Davis Polk & Wardwell, and Community Bank has received an opinion of Hunton & Williams LLP (together with Davis Polk & Wardwell, "tax counsel"), each dated as of the date of this proxy statement/prospectus, to the effect that the merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that

Bankshares, MSD&T and Community Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of each of Bankshares and Community Bank to complete the merger that the relevant tax counsel deliver the same opinions as of the closing date of the merger. Neither Bankshares nor Community Bank intends to waive this condition.

        The opinions of tax counsel regarding the merger have relied, and the opinions regarding the merger as of the closing date (the "closing date opinions") will each rely, on (1) representations and covenants made by Bankshares and Community Bank, including those contained in certificates of officers of Bankshares and Community Bank, and (2) certain assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of tax counsel have assumed, and tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date of the merger. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described in the opinions that tax counsel have delivered. An opinion of tax counsel neither binds the Internal Revenue Service ("IRS") nor precludes the IRS or the courts from adopting a contrary position. Neither Bankshares nor Community Bank intends to obtain a ruling from the IRS on the tax consequences of the merger.

        Federal Income Tax Treatment of the Merger.    The merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Bankshares, MSD&T and Community Bank will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. None of Bankshares, MSD&T and Community Bank will recognize any gain or loss for federal income tax purposes as a result of the merger.

        Federal Income Tax Consequences to Community Bank Shareholders.    For federal income tax purposes:

  •
  A holder of Community Bank common stock who receives only shares of Bankshares common stock in the merger generally will not recognize any gain or loss, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Bankshares common stock. See "—Cash Received in Lieu of a Fractional Share."

  •
  A holder of Community Bank common stock who receives only cash in the merger will recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted federal income tax basis in the shares of Community Bank common stock surrendered in exchange. (If, however, a holder of Community Bank common stock actually or constructively owns shares of Bankshares common stock after the merger, the shareholder might be subject to dividend treatment in certain circumstances. See "—Possible Treatment of Cash as a Dividend.")

  •
  A holder of Community Bank common stock who receives both Bankshares common stock and cash in the merger will not recognize any loss on the exchange, and will recognize gain (if any) equal to the lesser of: (1) the amount of cash received (other than cash received in lieu of a fractional share); and (2) the amount of gain realized (that is, the excess of the sum of the amount of cash received and the fair market value, on the date of the merger, of the shares of Bankshares common stock received over the shareholder's adjusted federal income tax basis for the shares of Community Bank common stock surrendered in exchange). See "The Merger Agreement—Proration" regarding the potential for Community Bank's shareholders to receive Bankshares common stock and cash.

  •
  A holder of Community Bank common stock who receives Bankshares common stock will have a tax basis in the Bankshares common stock received in the merger equal to the adjusted federal income tax basis of the shares of Community Bank common stock surrendered (other than any basis allocable to cash received in lieu of a fractional share of Community Bank common stock), increased by the amount of gain, if any, recognized (other than any gain recognized with respect to cash received in lieu of a fractional share), and decreased by the amount of cash, if any, received (other than cash received in lieu of a fractional share).

  •
  The holding period for shares of Bankshares common stock received in exchange for shares of Community Bank common stock in the merger will include the holding period for the shares of Community Bank common stock surrendered in the merger.

  •
  In the case of a Community Bank shareholder who holds shares of Community Bank common stock with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of shares of Community Bank common stock.

        Capital Gain Treatment.    Any gain recognized with respect to shares of Community Bank common stock as a consequence of participating in the merger will generally be capital gain, and generally will be long-term capital gain if the shares have been held for more than one year. Long-term capital gain is generally taxable to individual shareholders at the rate of 15% for United States federal income tax purposes.

        Possible Treatment of Cash as a Dividend.    It is anticipated that any gain recognized by most Community Bank shareholders will be treated as capital gain, as described above. However, it is possible that a Community Bank shareholder would instead be required to treat all or part of such gain as dividend income, if that shareholder's percentage ownership in Bankshares (including shares that the shareholder is deemed to own) after the transaction is not meaningfully reduced from what the shareholder's percentage ownership would have been if the holder had received solely shares of Bankshares common stock rather than a combination of cash and Bankshares common stock in the merger. A Community Bank shareholder described in the preceding sentence should consult its own tax advisor about whether the shareholder's receipt of cash in the merger will be treated as capital gain or dividend income under the Internal Revenue Code.

        Cash Received in Lieu of a Fractional Share.    Holders will generally recognize gain or loss on any cash received in lieu of a fractional share of Bankshares common stock. The amount of such gain or loss will be equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of Community Bank common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for Community Bank common stock is more than one year as of the date of the merger.

        Federal Income Tax Consequences to Bankshares Stockholders.    For federal income tax purposes, holders of Bankshares common stock will not recognize gain or loss as a result of the merger.

  Backup Withholding and Information Reporting

        Information returns will be filed with the IRS in connection with cash payments for shares of Community Bank common stock pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid to a Community Bank shareholder, unless the shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal to be delivered to the shareholder following the completion of the merger.

        Any amount withheld under the backup withholding rules will be allowable as a refund or credit against United States federal income tax liability, provided required information is furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

  Reporting Requirements

        If you receive Bankshares common stock as a result of the merger, you will be required to retain records pertaining to the merger and you will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger, including:

  •
  the cost or other basis of your shares of Community Bank common stock transferred in the merger; and

  •
  the fair market value of the Bankshares common stock and the amount of cash you receive in the merger.

        This discussion of material United States federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we strongly urge each Community Bank shareholder to consult his or her own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences of the merger to him or her.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Appendix A to this proxy statement/prospectus, which is incorporated by reference into this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Explanatory Note Regarding the Summary of the Merger Agreement; Representations and Warranties in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

        Our summary of the terms of the merger agreement is intended to provide information about the terms of the transaction. The terms and information in the merger agreement should not be relied on as disclosures about Bankshares or Community Bank. Our public disclosures are those we set forth in our public reports with the SEC, in the case of Bankshares, and the FDIC, in the case of Community Bank. The merger agreement, although included as an appendix to this proxy statement/prospectus, is not intended to change or supplement the disclosures in our public reports.

Structure of the Merger

        The merger agreement provides for a transaction in which Community Bank will merge with and into Mercantile-Safe Deposit and Trust Company, a wholly-owned subsidiary of Bankshares ("MSD&T"). MSD&T will be the surviving bank in the merger. Each share of Community Bank common stock issued and outstanding at the effective time of the merger will be converted into the right to receive either an amount of cash or a number of shares of Bankshares common stock, as described below.

        The MSD&T charter will be the charter of the surviving bank after completion of the merger, and the MSD&T bylaws will be the bylaws of the surviving bank. Upon completion of the merger, at least two, but not more than three, members of Community Bank's current board of directors will be mutually selected by Community Bank and Bankshares to join the MSD&T board of directors.

Merger Consideration

        At the effective time of the merger, each share of Community Bank common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive either 0.4005 of a share of Bankshares common stock or $20.375 in cash, without interest. Bankshares will pay cash for 40% of the outstanding shares of Community Bank common stock and issue shares of

Bankshares common stock for 60% of the outstanding shares of Community Bank common stock. In this proxy statement/prospectus, we refer to the cash and Bankshares common stock to be received in the merger by Community Bank shareholders as the merger consideration. Community Bank shareholders will have the right to elect to convert their Community Bank common stock into cash or to make no election, subject to proration to provide for the stock/cash allocation described in the preceding sentence. See "—Election Procedure."

        The merger agreement obligates Bankshares to have the Bankshares common stock to be issued in connection with the merger approved for listing on the NASDAQ National Market, subject to official notice of issuance, prior to the effective time of the merger. Shares of Bankshares common stock issued in the merger will be accompanied by the requisite number of rights under Bankshares' stockholders' rights agreement. These rights are exercisable for Bankshares preferred stock or common stock under certain circumstances following certain acquisitions of, or tender offers or exchange offers for, outstanding Bankshares common stock. See "Comparative Rights of Stockholders—Stockholders' Rights Agreement." In our discussion, we refer to the number of shares of Bankshares common stock to be received for each share of Community Bank common stock as the "exchange ratio" and the amount of cash to be received for each share of Community Bank common stock as the "cash election price."

        No assurance can be given that the current market price of Bankshares common stock will be equivalent to the market price of Bankshares common stock on the date that stock is received by a Community Bank shareholder or at any other time. The market price of Bankshares common stock when received by a Community Bank shareholder may be greater or less than the current market price of Bankshares common stock.

        Community Bank may terminate the merger agreement during the three-day period beginning on the seventh day prior to the effective date of the merger if (1) the trailing 10-day average closing stock price of Bankshares at the beginning of such period is less than $43.24 and (2) Bankshares' stock price has underperformed the NASDAQ Bank Index by 15% or more since January 24, 2005. This termination right is subject to Bankshares' right to increase the exchange ratio, the cash election price and/or the number of shares of Community Bank common stock that Bankshares will convert into the right to receive cash to the extent necessary to cause either of these two conditions to be deemed not to exist, provided that no such increase will be permitted to the extent it jeopardizes the intended tax treatment of the merger. See "—Termination of the Merger Agreement."

        If, between the date of the merger agreement and the effective time, the shares of Bankshares common stock are changed into a different number or class of shares by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend is declared with a record date within that period, appropriate adjustments will be made to the exchange ratio and the cash election price.

        No fractional shares of Bankshares common stock will be issued to any holder of Community Bank common stock upon completion of the merger. For each fractional share that would otherwise be issued, Bankshares will pay cash in an amount equal to the fraction multiplied by the closing price of Bankshares common stock on the trading day immediately preceding the effective time. No interest will be paid or accrued on cash payable in lieu of fractional shares of Bankshares common stock.

Election Procedure

        Subject to the proration mechanism described under "—Proration" below, each Community Bank shareholder may elect to receive cash with respect to each of his or her shares of Community Bank common stock, or may make no election.

        Cash Election Shares.    Shareholders who validly elect to receive cash for some or all of their shares will, subject to the proration mechanism described below, receive $20.375 in cash, without interest, for each share of Community Bank common stock for which a valid cash election is made. In our discussion we refer to the shares for which shareholders have made cash elections as "cash election shares."

        Non-Election Shares.    Shareholders who do not validly elect to receive cash for their shares of Community Bank common stock will be deemed to have made a "non-election." Shareholders who are deemed to have made a non-election will, subject to the proration mechanism described below, receive 0.4005 of a share of Bankshares common stock for each share of Community Bank common stock. In our discussion we refer to the shares held by shareholders who have not made an election to receive cash, or do not make a valid election to receive cash, as "non-electing shares."

        Bankshares will pay cash for 40% of the outstanding shares of Community Bank common stock and issue shares of Bankshares common stock for 60% of the outstanding shares of Community Bank common stock. If the number of Community Bank shares for which an election to receive cash is made is higher than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of those shares will be converted into the right to receive Bankshares common stock in order to provide the 40% cash/60% stock allocation. If the number of Community Bank shares for which an election to receive cash is made is lower than 40% of the outstanding shares of Community Bank common stock, a pro rata portion of the non-electing shares will be converted into the right to receive cash in order to provide the 40% cash/60% stock allocation. Because of the 40% cash/60% stock allocation, you cannot be certain of receiving the form of consideration that you desire with respect to all of your shares of Community Bank common stock. The proration procedures are described below under "—Proration."

        Election Form.    An election form and letter of transmittal is being mailed under separate cover to Community Bank shareholders who hold shares of Community Bank common stock in registered form. The election form and letter of transmittal allows you to specify the number of shares with respect to which you elect to receive the cash election price.

        Holders of shares of Community Bank common stock in registered form who wish to elect to receive cash in the merger should carefully review and follow the instructions set forth in the election form and letter of transmittal. Shares of Community Bank common stock as to which the holder has not made a valid election to receive cash prior to the election deadline, which is 5:00 p.m. on May 16, 2005, the date of the Community Bank shareholder meeting, will be deemed non-electing shares. You are not required to vote in favor of the merger in order to make an election.

        To make an election to receive cash, a properly completed election form and letter of transmittal along with the stock certificates representing the shares of Community Bank common stock with respect to which you have made a cash election must be received by American Stock Transfer & Trust Company, the exchange agent, by or prior to 5:00 p.m. on May 16, 2005 in accordance with the instructions on the election form and letter of transmittal.

        If you do not want to elect to receive cash for any of your shares of Community Bank common stock, do not send a completed election form and letter of transmittal to the exchange agent.

        An election to receive cash may be revoked by the person submitting the election form and letter of transmittal prior to the election deadline. In the event of a revocation of an election to receive cash, a revoking holder will be deemed to have made no election. The exchange agent will have reasonable discretion to determine whether any election or revocation has been properly or timely made and to disregard immaterial defects in any election form and letter of transmittal, and any good faith decisions of Bankshares regarding these matters will be binding and conclusive. Neither Bankshares nor the exchange agent will be under any obligation to notify any person of any defects in an election form and letter of transmittal.

        If you own shares of Community Bank common stock in "street name" through a broker or other financial institution and you wish to make an election to receive cash, you will receive or should seek instructions from the institution holding your shares concerning how to make your election. "Street name" holders may be subject to an election deadline earlier than 5:00 p.m. on May 16, 2005. Therefore, you should carefully read any materials you receive from your broker. If you instructed a broker to submit an election for your shares, you must follow such person's directions for changing those instructions.

Proration

        Bankshares will pay cash for 40% of the outstanding shares of Community Bank common stock and issue shares of Bankshares common stock for 60% of the outstanding shares of Community Bank common stock. Because of the 40% cash/60% stock allocation, you cannot be certain of receiving the form of consideration that you elect with respect to all of your shares of Community Bank common stock. If the number of cash election shares is not equal to 40% of the shares of Community Bank common stock outstanding at the effective time of the merger, the exchange agent will allocate shares of Community Bank between cash and Bankshares common stock in the manner described below. We refer to the number of shares that equals 40% of the shares of Community Bank common stock outstanding at the effective time of the merger as the "cash election number."

        Oversubscription of Cash Election Shares.    If the number of cash election shares is greater than the cash election number, then:

  •
  each non-electing share will be converted into the right to receive 0.4005 of a share of Bankshares common stock;

  •
  a number of cash election shares of each shareholder making a cash election equal to the product of (x) the cash election number divided by the total number of cash election shares and (y) the total number of cash election shares held by such shareholder, will be converted into the right to receive $20.375 in cash, without interest; and

  •
  each cash election share that has not been converted into the right to receive $20.375 in cash, without interest, pursuant to the prior bullet point will be converted into the right to receive 0.4005 of a share of Bankshares common stock.

        Undersubscription of Cash Election Shares.    If the number of cash election shares is less than the cash election number, then:

  •
  each cash election share will be converted into the right to receive $20.375 in cash, without interest;

  •
  a number of non-electing shares of each shareholder equal to the product of (x) the quotient of (1) the difference between the cash election number and the total number of cash election shares and (2) the total number of non-electing shares and (y) the total number of non-electing shares of such shareholder, will be converted into the right to receive $20.375 in cash, without interest; and

  •
  each non-electing share that has not been converted into the right to receive $20.375 in cash, without interest, pursuant to the prior bullet point will be converted into the right to receive 0.4005 of a share of Bankshares common stock.

        Because the United States federal income tax consequences of receiving cash, Bankshares common stock, or both cash and Bankshares common stock will differ, Community Bank shareholders are urged to read carefully the information set forth under the caption "The Merger—Material United States Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the merger's tax consequences to them. In addition, because the stock consideration may fluctuate in value from the determination made during the valuation period, the economic value per share received by Community Bank shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by Community Bank shareholders who receive cash consideration.

  Illustrative Examples of Proration

        For illustrative purposes only, the following examples describe the application of the proration provisions of the merger agreement in the case of an oversubscription of cash election shares and in the case of an undersubscription of cash election shares. Solely for the purposes of these examples, we have assumed that 10,000,000 shares of Community Bank common stock were outstanding at the time of the proration calculation. Pursuant to the 40% cash/60% stock allocation described above, 4,000,000 (or 40%) of those shares would be converted into the right to receive cash and 6,000,000 (or 60%) of those shares would be converted into the right to receive Bankshares common stock.

Example 1 (Oversubscription of Cash Election Shares)

        Assume that valid cash elections are received with respect to 5,000,000 shares (50% of the outstanding shares) of Community Bank common stock. In order to provide for the 40% cash/60% stock allocation, 1,000,000 of the 5,000,000 cash election shares (or 20% of the cash election shares) would be converted into the right to receive shares of Bankshares common stock instead of cash.

Application of proration:

  •
  Partial Cash Election.  Assume that Shareholder A holds 1,600 shares of Community Bank common stock and makes a valid cash election with respect to 800 (or 50%) of her shares, leaving 800 shares as non-electing shares. Pursuant to proration, 20% of her cash election shares (or 160 out of 800 shares) will be converted into the right to receive Bankshares common stock. All 800 of Shareholder A's non-electing shares will be converted into the right to receive Bankshares common stock. Shareholder A would therefore receive cash for 640 (or 40%) of her shares of Community Bank common stock and shares of Bankshares common stock for the remaining 960 of her shares of Community Bank common stock.

  •
  Complete Cash Election.  Assume that Shareholder B holds 1,600 shares of Community Bank common stock and makes a valid cash election with respect to all 1,600 of her shares. Shareholder B would receive shares of Bankshares common stock for 320 shares (or 20%), of her shares of Community Bank common stock and cash for the remaining 1,280 shares (or 80%), of her shares of Community Bank common stock.

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  No Election.  Assume that Shareholder C holds 1,600 shares of Community Bank common stock and does not make a cash election for any of his shares, leaving all 1,600 of his shares as non-electing shares. All of Shareholder C's shares will be converted into the right to receive shares of Bankshares common stock, and Shareholder C will not receive any cash.

Example 2 (Undersubscription of Cash Election Shares)

        Assume that valid cash elections are received with respect to 2,000,000 shares (or 20%) of Community Bank common stock. In order to provide for the 40% cash/60% stock allocation, 2,000,000 of the 8,000,000 non-electing shares (or 25% of the non-electing shares) will be converted into the right to receive cash.

Application of proration:

  •
  Partial Cash Election.  Assume that Shareholder A holds 1,600 shares of Community Bank common stock and makes a valid cash election with respect to 800 (or 50%) of her shares,

    leaving 800 shares as non-electing shares. Pursuant to proration, Shareholder A will receive cash for those 800 shares as well as cash for 25% of her non-electing shares (or 200 out of 800 shares). Shareholder A will therefore receive cash for 1000 (or 62.5%) of her shares and shares of Bankshares common stock for the remaining 600 shares of Community Bank common stock.

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  Complete Cash Election.  Assume that Shareholder B holds 1,600 shares of Community Bank common stock and makes a valid cash election with respect to all of her shares. Because cash elections are undersubscribed, all of Shareholder B's shares will be converted into cash as elected.

  •
  No Election.  Assume that Shareholder C holds 1,600 shares of Community Bank common stock and does not make a cash election for any of his shares. Pursuant to proration, Shareholder C will receive cash for 400 (or 25%), of his 1,600 shares and shares of Bankshares common stock for the remaining 1,200 of his shares of Community Bank common stock.

Procedures for Surrendering Community Bank Stock Certificates

        Soon after the completion of the merger, the exchange agent will send a letter of transmittal to each person who was a Community Bank shareholder at the effective time of the merger. This mailing will contain instructions on how to surrender shares of Community Bank common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

        Until you surrender your Community Bank stock certificates for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the merger with respect to Bankshares common stock into which any of your shares may have been converted. When you surrender your certificates, Bankshares will pay any unpaid dividends or other distributions, without interest. After the effective time of the merger, there will be no transfers on the stock transfer books of Community Bank of any shares of Community Bank common stock.

        If certificates representing shares of Community Bank common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Community Bank common stock represented by that certificate shall have been converted.

        If a certificate for Community Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Employee Benefit Plans and Employment Agreements

        Employee Benefit Plans.    Following the effective time of the merger, Community Bank employees will be eligible to participate in those Bankshares benefit plans in which similarly situated employees of Bankshares participate. However, until January 1, 2006, Bankshares may instead continue the Community Bank benefit plans for such employees or provide benefit plans for such employees that are no less favorable than the Community Bank benefit plans in effect immediately prior to the effective time of the merger.

        With respect to each Bankshares employee benefit plan for which length of service is taken into account for any purposes, service with Community Bank or any of its subsidiaries will be treated as service with Bankshares for purposes of determining eligibility to participate, vesting and entitlement to benefits, including severance benefits and vacation entitlements (but not for accrual of defined benefit pension benefits). Such length of service with Community Bank will also be taken into account for purposes of satisfying waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. In addition, each Bankshares plan will waive pre-existing condition limitations to the same extent waived under the applicable Community Bank plan. Such employees will also be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the relevant Bankshares plan.

        Severance Plan.    Following the effective time of the merger, if the employment of an employee of the former Community Bank is terminated within one year after the effective time of the merger, such employee upon signing an appropriate release in a form reasonably determined by Bankshares will be eligible to receive the same severance benefits that Bankshares from time to time has provided its similarly situated employees.

        Executive Employment Agreements.    Bankshares will assume and honor the Community Bank benefit plans and employment agreements entered into by Community Bank and provided to Bankshares. Bankshares has further agreed that a "change in control" has occurred for purposes of those benefit plans and employment agreements. With respect to those employment agreements that provide for severance in the event of a voluntary or involuntary termination of employment following a "change in control", as soon as practicable following termination of employment of the respective executives or cancellation of such employment agreements on or following the effective time of the merger, Bankshares shall pay to each such executive the amount of severance accrued by Community Bank prior to closing. For further information, see "Interests of Certain Persons in the Merger" beginning on page 57.

        Supplemental Retirement Plans and Split-Dollar Life Insurance Agreements.    Bankshares will assume and honor the supplemental retirement plans and forms of split-dollar life insurance agreements entered into by Community Bank with certain executives. Community Bank shall not make any withdrawals (other than to pay the respective benefits in the ordinary course) or take any loans from the split-dollar life insurance policies. For further information, see the section entitled "Interests of Certain Persons in the Merger" beginning on page 57.

        Retention Plan.    Prior to the effective time of the merger, in consultation with and subject to the approval of Bankshares, Community Bank may adopt a retention program that may include a retention pool of no more than $200,000 providing for payment to certain selected employees of Community Bank for continuous service up to a release date mutually agreed to by Community Bank and Bankshares.

        Employee Stock Purchase Plan.    After the final scheduled purchase of shares under Community Bank's employee stock purchase plan immediately prior to the effective time of the merger, Bankshares and/or Community Bank shall cause any remaining funds in a participant's account to be refunded to such participant.

Treatment of Options

        Each outstanding, unexercised and vested option to acquire Community Bank common stock granted under Community Bank's stock option plans will be converted automatically at the effective time of the merger into a fully vested option to purchase Bankshares common stock. Community Bank stock options will continue to be governed by the terms of the Community Bank stock option plans under which they were granted, except that:

  •
  the number of shares of Bankshares common stock subject to the new Bankshares option will be equal to the product of (a) the number of shares of Community Bank common stock subject to the Community Bank stock option and (b) 0.4005, rounded down to the nearest whole share, and

  •
  the exercise price per share of Bankshares common stock subject to the new Bankshares stock option will be equal to (a) the exercise price per share of Community Bank common stock under the Community Bank stock option divided by (b) 0.4005, rounded up to the nearest cent.

Restrictions on Resales by Affiliates

        Shares of Bankshares common stock to be issued to Community Bank shareholders in the merger have been registered under the Securities Act of 1933 and may be traded freely and without restriction by those stockholders not deemed to be affiliates (as that term is defined under the Securities Act) of Community Bank. Any subsequent transfer of shares, however, by any person who is an affiliate of Community Bank at the time the merger is submitted for a vote of Community Bank shareholders will, under existing law, require either:

  •
  the further registration under the Securities Act of the Bankshares common stock to be transferred,

  •
  compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

  •
  the availability of another exemption from registration.

        An "affiliate" of Community Bank is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Community Bank. These restrictions generally are expected to apply to the directors and executive officers of Community Bank and the holders of 10% or more of the Community Bank common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Bankshares will give stop transfer instructions to the transfer agent with respect to the shares of Bankshares common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

        If any person who is an affiliate of Community Bank becomes an affiliate of Bankshares, such person may only transfer shares in a manner permitted by Rule 144 promulgated under the Securities Act.

        Community Bank has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Community Bank for purposes of Rule 145 under the Securities Act to deliver to Bankshares a written agreement intended to ensure compliance with the Securities Act.

Fractional Shares

        Bankshares will not issue fractional shares in the merger. Instead, a payment will be made in an amount in cash, without interest, equal to the product of (a) the fractional part of a share of Bankshares common stock multiplied by (b) the closing price of Bankshares common stock on the trading day immediately prior to the effective time of the merger.

Effective Time

        The merger will become effective at such time as the later of the following has occurred: (1) a certificate of merger is issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia and (2) a certificate of merger is issued by the Commissioner of Financial Regulation of Maryland (or at such later time as specified in the certificates of merger).

        We anticipate that the merger will be completed by the end of the second quarter of 2005. However, completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, Bankshares and Community Bank will complete the merger. If the merger is not completed on or before August 31, 2005, either Bankshares or Community Bank may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. See "The Merger—Regulatory Approvals Required for the Merger" on page 39 and "—Conditions to the Completion of the Merger" below.

Conditions to the Completion of the Merger

        Mutual Closing Conditions.    The obligations of each of Bankshares and Community Bank to consummate the merger are subject to the satisfaction or waiver at or before the effective time of the merger of the following conditions:

  •
  approval of the merger agreement by Community Bank shareholders;

  •
  absence of legal prohibitions on completion of the merger;

  •
  expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Bank Holding Company Act and the Bank Merger Act;

  •
  effectiveness of the registration statement for the Bankshares common stock being issued in the merger and the absence of any SEC stop order suspending such effectiveness or any proceedings for such purpose pending or threatened by the SEC;

  •
  approval for the listing on the NASDAQ National Market of the Bankshares common shares to be issued in the merger;

  •
  completion of any required filings with, and receipt of all required approvals from, any governmental body, agency, official or authority, including all bank regulatory approvals necessary for Bankshares to own and operate the business of Community Bank;

  •
  accuracy as of the date specified in the merger agreement of the representations and warranties made by the other party to the extent specified in the merger agreement;

  •
  performance in all material respects by the other party of the obligations required to be performed by it at or prior to closing; and

  •
  delivery of opinions of Bankshares' and Community Bank's counsel that the merger will qualify as a reorganization for United States federal income tax purposes.

        Additional Closing Conditions for Bankshares' Benefit.    The obligation of Bankshares to complete the merger is subject to the satisfaction or waiver at or before the effective time of the following additional conditions:

  •
  absence of any action or proceeding by any government entity or other person that (1) seeks to delay materially or otherwise prohibit the merger, seeks to restrain Bankshares' ability to exercise full rights of ownership of MSD&T following the merger, seeks to restrain the operation of or seeks the disposition of any material portion of the business or assets of Community Bank or Bankshares and its other subsidiaries, or that (2) in the reasonable judgment of Bankshares, is likely to have a material adverse effect on Community Bank or Bankshares;

  •
  delivery of a certification from Community Bank to the effect that Community Bank is not a "United States real property holding corporation" for purposes of the Internal Revenue Code;

  •
  absence of any action or determination of any governmental agency or department, including under the Federal Deposit Insurance Act, relating to the status or conduct of Community Bank that adversely affects in any material manner the anticipated economic benefits to Bankshares of the merger;

  •
  absence of developments or changes in certain Community Bank litigation matters as set forth in the merger agreement that are, in the aggregate, material and adverse to Community Bank; and

  •
  receipt of required opinions and documentation required for the assumption by MSD&T of Community Bank's existing subordinated debentures.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by both Bankshares and Community Bank as to, among other things:

  •
  corporate existence, good standing and qualification to conduct business;

  •
  due authorization, execution, delivery and validity of the merger agreement;

  •
  capital structure;

  •
  subsidiaries;

  •
  governmental and third-party consents necessary to complete the merger;

  •
  absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;

  •
  compliance with laws and court orders;

  •
  SEC filings and the absence of material misstatements or omissions from such filings;

  •
  reports of condition and income required to be filed with the FDIC and the absence of material deficiencies from such reports;

  •
  financial statements;

  •
  absence of changes having a material adverse effect;

  •
  absence of undisclosed material liabilities;

  •
  regulatory compliance, agreements with regulatory agencies and regulatory approvals;

  •
  absence of legal proceedings and bank regulatory actions having a material adverse effect or, as of the date of the merger agreement, involving the imposition of permanent injunctive relief on Community Bank;

  •
  receipt of a fairness opinion from its financial advisor;

  •
  fees payable to financial advisors in connection with the merger; and

  •
  the United States federal income tax treatment of the merger.

        Bankshares also makes a representation and warranty relating to the availability of sufficient cash and cash equivalents on hand for Bankshares to pay the cash portion of the merger consideration.

        Community Bank also makes representations and warranties relating to: employees and employee benefit matters; taxes; certain loan matters; private equity investments; properties; material contracts; capital, management and U.S. Community Reinvestment Act ratings; derivative instruments; affiliate transactions; inapplicability of state takeover statutes and rights plans; environmental matters; intellectual property; and insurance.

        Certain of these representations and warranties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, "material adverse effect" means, with respect to Bankshares or Community Bank, as the case may be, a material adverse effect on (1) the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole or (2) the ability of such party to perform its obligations under or to consummate the transactions contemplated by the merger agreement, provided that none of the following will be taken into account in determining whether there has been or will be a material adverse effect:

  •
  changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect of such changes on such party is not materially worse than the effect on similarly situated banks;

  •
  changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect of such changes on such party is not materially worse than the effect on similarly situated banks and their holding companies;

  •
  changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment;

  •
  any modifications or changes to valuation policies and practices that might be expected to occur, or restructuring charges that might be expected to be taken, following consummation of the merger, in each case in accordance with GAAP;

  •
  actions and omissions of Bankshares, MSD&T or Community Bank taken with the prior written consent of the other parties in contemplation of the transactions contemplated by the merger agreement;

  •
  the effects of compliance by the parties with the covenants in the merger agreement or expenses incurred in consummating the transactions contemplated by the merger agreement; or

  •
  changes in national or international political or social conditions, including due to war or terrorism, but only to the extent the effect of such changes on such party is not materially worse than the effect on similarly situated banks and their holding companies.

        The representations and warranties in the merger agreement do not survive after the effective time of the merger.

Conduct of Business Pending the Merger

        Interim Operations of Bankshares and Community Bank.    Each of Bankshares and Community Bank has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time of the merger or the termination of the merger agreement. In general, Bankshares and its subsidiaries and Community Bank and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their best efforts to preserve intact their present business organizations and relationships with third parties and to keep available the services of their present officers and employees. Each party has also agreed to certain restrictions on its and its subsidiaries activities that are subject to exceptions described in the merger agreement.

        Community Bank is restricted from:

  •
  amending its organizational documents;

  •
  entering into any merger, consolidation or other significant transaction with a third party;

  •
  acquiring or disposing of a material subsidiary or material assets, except pursuant to existing commitments and in the ordinary course consistent with past practice;

  •
  taking any other action that would make any representation or warranty by it inaccurate in any material respect;

  •
  increasing employee compensation or benefits, except for normal ordinary course increases consistent with past practice;

  •
  amending the terms of any outstanding employee or director stock options;

  •
  entering into any new line of business;

  •
  making any new loans or extensions of credit that exceed certain thresholds described in the merger agreement; and

  •
  making capital expenditures in excess of $50,000, subject to certain ordinary course exceptions.

        Bankshares is restricted from amending its organizational documents and taking any other action that would make any representation or warranty by it inaccurate in any material respect.

        Community Bank Board's Covenant to Recommend.    Community Bank's board of directors has agreed to recommend the approval of the merger agreement by Community Bank's shareholders and to call a meeting of its shareholders for this purpose. The board, however, can fail to make, withdraw, or modify in a manner adverse to Bankshares its recommendation as discussed below under "—No Solicitation by Community Bank."

        No Solicitation by Community Bank.    Community Bank has agreed that none of Community Bank, its subsidiaries or any of their officers, directors, employees or representatives shall, directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below), (2) enter into or participate in any discussions or negotiations with, furnish any information relating to Community Bank or any of its subsidiaries or afford access to the business, properties, assets, books or records of Community Bank or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal; provided that if Community Bank receives an Acquisition Proposal from a third party that Community Bank's board of directors reasonably believes may, upon clarification, constitute a Superior Proposal (as defined below), Community Bank may communicate with the person making such Acquisition Proposal solely to the limited extent necessary to obtain the necessary clarification, (3) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Community Bank or any of its subsidiaries or (4) enter into any agreement with respect to an Acquisition Proposal.

        However, Community Bank's board of directors, directly or indirectly, through advisors, agents or other intermediaries, may (1) engage in negotiations or discussions with any third party that, subject to compliance with the terms of the preceding paragraph, has made a bona fide Acquisition Proposal that Community Bank's board of directors reasonably believes will lead to a Superior Proposal, (2) furnish to such third party nonpublic information relating to Community Bank or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Community Bank than those contained in the confidentiality agreement between Bankshares and Community Bank (except any standstill provisions contained in the confidentiality agreement between Bankshares and Community Bank), (3) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Bankshares its recommendation to its shareholders or (4) enter into an agreement concerning a Superior Proposal, but in each case of (1) through (3) above only if Community Bank's board of directors determines in good faith by a majority vote, after consultation with outside legal counsel to Community Bank, that it taking such action is in the best interests of Community Bank and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia law. Community Bank's board of directors cannot take any of the actions described in clauses (1) through (3) above unless Community Bank has provided Bankshares with prior written notice advising Bankshares that it intends to take such action, and Community Bank continues to advise Bankshares after taking such action.

        "Acquisition Proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Community Bank and its subsidiaries or over 20% of any class of equity or voting securities of Community Bank or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Community Bank, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party's beneficially owning 20% or more of any class of equity or voting securities of Community Bank or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Community Bank, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Community Bank or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Community Bank.

        "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Community Bank common stock on terms that Community Bank's board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Community Bank's shareholders than as provided under the merger agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by Community Bank's board of directors.

        Community Bank agreed to terminate any discussions or negotiations with a third party existing as of the date the merger agreement was entered into.

        Indemnification and Insurance.    The merger agreement provides that, for a period of six years following the effective time of the merger, MSD&T will indemnify and hold harmless Community Bank's present and former officers and directors for acts or omissions occurring at or before the effective time of the merger and will provide these officers and directors with directors' and officers' liability insurance in respect of such acts or omissions. These matters are more fully discussed below under the heading "Interests of Certain Persons in the Merger—Indemnification and Insurance" on page 61.

        Best Efforts Covenant.    Bankshares and Community Bank have agreed to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the merger and the other transactions contemplated by the merger agreement.

        Certain Other Covenants.    The merger agreement contains additional mutual covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, public announcements, further assurances, access to information, mutual notification of particular events, confidential treatment of non-public information, and actions to be taken so as not to jeopardize the intended tax treatment of the merger. Community Bank also covenants to obtain appropriate documentation from persons who are affiliates of Community Bank.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by the Community Bank shareholders, in any of the following ways:

  (a)
  by mutual written consent of Bankshares and Community Bank,

  (b)
  by either Bankshares or Community Bank if:

  •
  the merger has not been consummated on or before August 31, 2005, provided that neither Bankshares nor Community Bank can terminate the merger agreement for this reason if its breach of any obligation under the merger agreement has resulted in the failure of the merger to occur on or before that date,

  •
  there is a permanent legal prohibition to completing the merger,

  •
  Community Bank shareholders fail to give the necessary approval at a duly-held shareholders' meeting, or

  •
  there has been an incurable breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of that party to satisfy a condition to the closing and such condition is incapable of being satisfied by August 31, 2005.

  (c)
  by Bankshares if:

  •
  Community Bank's board of directors fails to make, withdraws, or modifies in a manner adverse to Bankshares, its approval or recommendation of the merger agreement or the plan of merger,

  •
  Community Bank enters into, or publicly announces its intention to enter into, a definitive agreement or agreement in principle with respect to a Superior Proposal, or

  •
  Community Bank willfully and materially breaches (1) its covenants to (A) call a shareholder meeting and submit the merger to its shareholders or (B) recommend approval of the merger by Community Bank shareholders (subject to the exceptions discussed under "—Conduct of Business Pending the Merger—Community Bank Board's Covenant to Recommend," on page 53), or (2) its covenant not to solicit an alternative transaction (as discussed under "—Conduct of Business Pending the Merger—No Solicitation by Community Bank," on page 53).

  (d)
  by Community Bank if:

  •
  Community Bank's board of directors authorizes Community Bank to enter into an agreement concerning a Superior Proposal; provided that to terminate on this basis, Community Bank must (1) give Bankshares at least 72 hours prior written notice of its intention to terminate and to accept a Superior Proposal, and Bankshares does not make during this period an offer that is at least as favorable to Community Bank shareholders as the Superior Proposal and (2) pay any termination fees (as discussed under "—Termination Fees Payable by Community Bank," on page 56), or

  •
  (1) the average closing price of Bankshares common stock for the 10 consecutive trading days ending on the seventh day immediately prior to the effective date of the merger is less than $43.24 and (2) Bankshares' stock price has underperformed the NASDAQ Bank Index by 15% or more since January 24, 2005. This termination right may be exercised by Community Bank during the three-day period beginning on the seventh day prior to the effective date of the merger and is subject to Bankshares' right to increase the cash election price or the exchange ratio, or change the number of shares of Community Bank common stock for which Bankshares will pay cash, to the extent necessary to cause either of these two conditions to be deemed not to exist. Any adjustment of the merger consideration is permitted only to the extent that such change would not effect the tax-free nature of the receipt of the stock portion of the merger consideration.

        If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless the party is in willful breach of the merger agreement. However, the provisions of the merger agreement relating to confidentiality, termination fees and expenses, governing law, jurisdiction and waiver of jury trial, will continue in effect notwithstanding termination of the merger agreement.

Termination Fees Payable by Community Bank

        Community Bank has agreed to pay Bankshares a fee of $7 million if any of the following payment events occurs:

  •
  termination of the merger agreement by Bankshares as described in the first or second bullet point under paragraph (c) and termination by Community Bank as described in the first bullet point under paragraph (d) under "—Termination of the Merger Agreement" above. Payment of the termination fee for any of these payment events must be made simultaneously with the occurrence of the event.

  •
  termination of the merger agreement by either Bankshares or Community Bank as described in the first and third bullet points of paragraph (b) and the third bullet point of paragraph (c) under "—Termination of the Merger Agreement" above, but only if (1) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Bankshares or any of its affiliates) or a third party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to Community Bank's shareholders and (2) within 12 months following the date of such termination: (A) Community Bank merges with or into, or is acquired directly or indirectly, by merger or otherwise by, a third party; (B) a third party, directly or indirectly, acquires more than 50% of the total assets of Community Bank and its subsidiaries, taken as a whole; (C) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of Community Bank common stock; or (D) Community Bank adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding shares of Community Bank common stock or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of Community Bank and its subsidiaries, taken as a whole (or in any of clauses (A) through (D) Community Bank shall have entered into a definitive agreement providing for such action).

        If Community Bank fails promptly to pay any of the termination fees described above, Community Bank has also agreed to pay any costs and expenses incurred by Bankshares or MSD&T in connection with any legal enforcement action for payment that results in a judgment against Community Bank for payment of the termination fees described above.

Amendments; Waivers

        Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after approval of the merger agreement by Community Bank shareholders and without their further approval, no amendment or waiver can reduce the amount or change the kind of consideration to be received in exchange for Community Bank common shares.

Voting Agreements

        General.    As an inducement to Bankshares to enter into the merger agreement, Messrs. Katzen, Dickens and Summers, shareholders of Community Bank who are also directors of Community Bank,

entered into voting agreements with Bankshares. As of the date of the merger agreement, these shareholders beneficially owned or controlled approximately 30%, including options exercisable, of the outstanding shares of Community Bank common stock. The following summary of the voting agreements is qualified by reference to the complete text of the agreements, which are incorporated by reference and attached as Appendix C to this proxy statement/prospectus. You are encouraged to read the voting agreements.

        Voting and Proxies.    Pursuant to the voting agreements, the shareholders have agreed, among other things, to vote all of shares of Community Bank common stock owned or subsequently acquired by them to approve the merger agreement and each other action or agreement related to the merger agreement. The shareholders have also agreed that they will not vote in favor of the approval of any Acquisition Proposal (as defined above), reorganization or similar transaction or any transaction that would frustrate or delay the merger. The shareholders have revoked any and all previous proxies, and granted an irrevocable proxy appointing Bankshares as their attorney-in-fact and proxy, with full power to vote their shares. The proxy granted to Bankshares by the shareholders will be revoked only upon termination of the voting agreements.

        Other Provisions.    The voting agreements provide that the shareholders will not, among other things, without the prior written consent of Bankshares, directly or indirectly,

  •
  grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of their shares of Community Bank common stock, or

  •
  acquire, sell, transfer, encumber or otherwise dispose of, any of their shares of Community Bank common stock during the terms of the respective voting agreements.

        In addition, the shareholders agreed not to authorize or permit any investment bankers, attorneys, accountants, consultants or other agents or advisors of the shareholders, directly or indirectly, to take any of the actions that Community Bank is restricted from taking pursuant to the merger agreement described under the first paragraph of the section entitled "—Conduct of Business Pending the Merger—No Solicitation by Community Bank" on page 53. The shareholders have also agreed to promptly notify Bankshares after receipt of any Acquisition Proposal.

        However, the shareholders may take any action in their capacity as directors of Community Bank that the board of directors would be permitted to take in accordance with the terms and conditions of the merger agreement.

        The voting agreements terminate upon any termination of the merger agreement.

Stock Market Listing

        Bankshares common stock is listed on the NASDAQ National Market. Bankshares has agreed to use its best efforts to cause the shares of Bankshares common stock to be issued in the merger to be listed on the NASDAQ National Market. It is a condition to the completion of the merger that those shares be listed on the NASDAQ National Market. Upon completion of the merger, shares of Community Bank common stock will cease to be listed on the NASDAQ National Market.

Expenses

        The merger agreement provides that each of Bankshares and Community Bank will pay its own expenses in connection with the transactions contemplated by the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of Community Bank's board of directors that Community Bank shareholders vote in favor of the proposal to approve the merger agreement, Community Bank shareholders should be aware that Community Bank directors and executive officers may have interests in the merger that may be different from, or in addition to, their interests as shareholders of Community Bank. Community Bank's board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. These interests relate to or arise from the following:

Options to Purchase Shares

        As of the record date, the directors and executive officers of Community Bank held options to purchase approximately 239,500 shares of Community Bank common stock. Each outstanding, unexercised and vested option to acquire Community Bank common stock granted under Community Bank's stock option plans will be converted automatically at the effective time of the merger into a fully vested option to purchase Bankshares common stock. Community Bank stock options will continue to be governed by the terms of the Community Bank stock option plans under which they were granted, except that:

  •
  the number of shares of Bankshares common stock subject to the new Bankshares option will be equal to the product of (a) the number of shares of Community Bank common stock subject to the Community Bank stock option and (b) 0.4005, rounded down to the nearest whole share, and

  •
  the exercise price per share of Bankshares common stock subject to the new Bankshares stock option will be equal to (a) the exercise price per share of Community Bank common stock under the Community Bank stock option divided by (b) 0.4005, rounded up to the nearest cent.

Change in Control Payments under Current Community Bank Employment Agreements and Additional Severance

        Community Bank has employment agreements with nine of its executive officers: David P. Summers, Thomas F. Lackey, B. Lisa Benjamin, Denise M. Calabrese, Richard A. Hutchison, Christopher D. Mortensen, Dale G. Phelps, Robert W. Patterson and Richard S. Johnson. The employment agreements contain change in control provisions and, for the purpose of such employment agreements, the completion of the merger will constitute a change in control of Community Bank.

        The executives entered into their respective employment agreements at various times between November 1, 1994 and January 1, 2005 and the employment agreements have remained unmodified since their execution. The exact terms of the employment agreements differ, but in general the employment agreements provide that if a change in control of Community Bank occurs and the executive is terminated for any reason or terminates his or her employment within a stated period (which ranges from three to nine months depending on the agreement) following such a change in control, the executive shall be entitled to receive the following:

  •
  any earned but unpaid salary through the date of such termination;

  •
  all unpaid bonuses that otherwise would have been payable for the fiscal year in which such termination occurs; and

  •
  compensation equal to 12, 24 or 36 months of his or her salary at the level in effect as of the effective date of such termination.

        In addition to the above benefits, Bankshares has agreed that certain of the above executives will be provided additional severance payments to compensate them in part for the potential effects of any estimated excise tax payments. The aggregate amount of the severance benefits payable to all of the executive officers with employment agreements, as listed above, is approximately $2,044,986.

New Employment Agreements

        Mr. Summers entered into an employment agreement with Bankshares and Mercantile Potomac Bank ("Mercantile Potomac") that will become effective on, and is contingent upon, the effectiveness of the merger. The agreement provides that Mr. Summers will be employed as an Executive Vice President of Mercantile Potomac for a period of two years. Mr. Summers will be entitled to a base annual salary of $275,000 and will be eligible to participate in Mercantile Potomac's incentive plan and may receive up to 20% of his base salary according to the terms of the incentive plan. Mr. Summers will also receive health and welfare and certain other benefits. Bankshares has agreed to cause Mr. Summers to be elected to Mercantile Potomac's board of directors throughout his employment under the agreement.

        Mercantile Potomac may terminate the agreement, and Mr. Summers may resign and thereby terminate the agreement, for any reason upon 60 days prior written notice. Upon termination of the agreement for any reason, Mercantile Potomac may continue to pay Mr. Summers on a monthly basis his base pay and health and welfare benefits for each month of the remaining term of the agreement in which Mercantile Potomac elects to have Mr. Summers comply with the non-competition and non-solicitation provisions of the agreement. The non-competition and non-solicitation provisions provide that upon termination, for the remaining term of the agreement, Mr. Summers shall not, on his own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, compete with Bankshares or Mercantile Potomac in Northern Virginia or in Washington, D.C., contact or solicit Mercantile Potomac's customers or prospective customers or contact, solicit or induce any employee of Mercantile Potomac to leave his or her employment or consider employment with another person or entity.

        Mr. Lackey and Mr. Mortensen also entered into employment agreements with Mercantile Potomac that will become effective on, and are contingent upon, the effectiveness of the merger. The agreements provide that Mr. Lackey and Mr. Mortensen will each be employed as a Senior Vice President for a period of 12 months. Mr. Lackey and Mr. Mortensen will be entitled to a base annual salary of $99,500 and $120,000, respectively, and each will be eligible to participate in Mercantile Potomac's incentive plan. Mr. Lackey and Mr. Mortensen will also receive health and welfare benefits, such fringe benefits as are generally provided to other employees of Mercantile Potomac and reimbursement for reasonable expenses incurred in connection with the business of Mercantile Potomac. Upon the effective date of Mr. Lackey and Mr. Mortensen's employment, each shall be granted options to purchase 5,000 shares of Bankshares common stock at a price per share equal to the fair market value on the date of grant in accordance with the terms of the Bankshares Omnibus Stock Plan and the related option agreements entered into by Mr. Lackey and Mr. Mortensen with Bankshares. In general, the option agreements provide that 2,500 of the options are exercisable one year after the date of the initial grant, and the remaining 2,500 are exercisable 18 months after the date of the initial grant. Upon termination of employment, the options that are not then exercisable will expire; options that are then exercisable will expire, if unexercised, 90 days following termination of employment, or if earlier, 10 years after the date of the initial grant.

        Mercantile Potomac may terminate the agreements for good cause. In the event Mercantile Potomac decides to terminate Mr. Lackey and/or Mr. Mortensen for good cause, Mercantile Potomac shall give Mr. Lackey and/or Mr. Mortensen prior written notice and a period of 15 days during which Mr. Lackey and/or Mr. Mortensen may cure the breach of any of the covenants under their agreements, provided that no cure is available if the underlying cause of the termination is proven or admitted fraud or material illegal acts. Upon termination of the agreements for good cause or expiration of the term of the agreements, Mercantile Potomac may continue to pay Mr. Lackey and/or Mr. Mortensen on a monthly basis their respective base pay and health and welfare benefits for each month up to a maximum of six months, during which Mercantile Potomac elects to have Mr. Lackey and/or Mr. Mortensen comply with the non-competition and non-solicitation provisions of their agreements. The non-competition and non-solicitation provisions provide that upon termination or expiration of the agreements, for a period not to exceed six months, Mr. Lackey and/or Mr. Mortensen shall not, on their own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, compete with Bankshares or Mercantile Potomac in Northern Virginia or in Washington, D.C., contact or solicit Mercantile Potomac's customers or prospective customers or contact, solicit or induce any employee of Mercantile Potomac to leave his or her employment or consider employment with another person or entity. The length of the non-competition period shall be reduced by one day for each day Mr. Lackey and/or Mr. Mortensen continue to work for Mercantile Potomac after the 12-month term of the agreements.

Executive Supplemental Retirement Plan and Split Dollar Life Insurance Plans

        Bankshares has agreed that it, or MSD&T, as the surviving corporation in the merger, will assume, honor and continue to maintain, to the extent permitted by applicable law, the split dollar life insurance policies and executive plans set forth below without reducing or impairing the rights of the participants, provided that Bankshares or its appropriate subsidiary may substitute life insurance policies for those identified below if the substitution does not impair or reduce the rights of the participants.

Executive Plans

        Community Bank has executive agreements with David P. Summers, Thomas F. Lackey, B. Lisa Benjamin, Denise M. Calabrese, Richard A. Hutchison, Christopher D. Mortensen, Dale G. Phelps and Robert W. Patterson (individually, the "SRP Executive" and collectively, the "SRP Executives"). The executive agreements provide for Community Bank to make certain payments to a SRP Executive upon the SRP executive's retirement, or to the SRP Executive's beneficiary or beneficiaries in the event of the SRP Executive's death, pursuant to Community Bank's Executive Supplemental Retirement Plan ("SRP") and the executive agreement. The executive agreements contain change in control provisions and, for the purpose of such executive agreements, the consummation of the merger will constitute a change in control of Community Bank.

        The SRP Executives entered into their respective executive agreements at various times between June 1, 2001 and November 18, 2004 and the executive agreements have remained unmodified since their execution. The exact terms of the executive agreements differ, but in general the executive agreements provide that if a change in control of Community Bank occurs and the SRP Executive is discharged without cause or voluntarily resigns his or her employment (in some cases within 24 months of the change in control), then at age 65 the SRP Executive shall commence receiving benefits provided for under the executive agreement on the first day of the following month as if the SRP Executive had been continuously employed by Community Bank until age 65. The SRP Executive also will remain eligible for all promised death benefits in the executive agreement.

        The present value as of January 1, 2005, of the accelerated vesting of the projected retirement payments due under the executive agreements upon completion of the merger is estimated to be an aggregate of $2,669,895. This aggregate amount is an estimate only and is based upon certain actuarial assumptions regarding performance of the executive agreement, mortality and discount rates.

Split Dollar Policies

        Community Bank has agreements to maintain life insurance for the SRP Executives. The agreements contain change in control provisions and, for the purpose of such agreements, the consummation of the merger will constitute a change in control of Community Bank.

        The SRP Executives entered into their respective agreements at various times between June 1, 2001 and November 18, 2004 and the agreements have remained unmodified since their execution. The agreements can generally be divided into two groups. The first group includes David P. Summers, Denise M. Calabrese, Richard A. Hutchison and Christopher D. Mortensen ("Group A"). The

Group A agreements provide that, upon a change in control of Community Bank, if the Group A executive is subsequently terminated other than for cause, then the Group A executive shall be 100% vested in the benefits promised under the Group A agreement and upon the death of the Group A executive, the Group A executive's beneficiary or beneficiaries shall receive the death benefit as if the Group A Executive died while employed by Community Bank. The death benefit equals 80% of the death proceeds less the cash value of the respective policy or policies.

        The second group of agreements includes Thomas F. Lackey, B. Lisa Benjamin, Dale G. Phelps and Robert W. Patterson ("Group B"). The Group B agreements provide that if a change in control of Community Bank occurs and the Group B executive is terminated within 24 months of the change in control other than for cause, then the Group B executive's interest shall be fully vested and he or she shall have the right to designate the beneficiary or beneficiaries for an amount of the death proceeds equal to 75% or 50% as the case may be, depending on the particular agreement, of the net death proceeds under the Group B agreement. The net death proceeds are the total death proceeds less the cash value of the policy or policies.

        Community Bank's Compensation Committee voted to add Richard S. Johnson to the SRP. However, no SRP agreement was ever executed for Mr. Johnson. Any obligation of Community Bank to Mr. Johnson is to be discharged before completion of the merger in a manner acceptable to Bankshares. Mr. Johnson and Community Bank entered into an agreement, dated February 25, 2005 (the "Johnson Agreement"), whereby Mr. Johnson would agree to forego any and all of his rights and benefits in and to the SRP upon the payment by Community Bank of a lump sum in the amount of $150,000; provided, that if the merger between Community Bank and MSD&T was not consummated prior to July 15, 2005, then the Johnson Agreement would terminate and be of no further force or effect.

        In addition to the above, there are (1) a split dollar life insurance policy with a face amount of $300,000 for David P. Summers for which Community Bank is the owner and a beneficiary for death proceeds equal to the greater of the premiums paid by Community Bank or the policy's cash value (less any loans) and (2) a split dollar life insurance policy with a face amount of $275,000 for Joseph Malone for which Community Bank has a collateral assignment.

Indemnification and Insurance

        The merger agreement provides that Bankshares will cause MSD&T to, and MSD&T agrees that it will, (a) for a period of six years after the effective date of the merger, indemnify and hold harmless the present and former officers and directors of Community Bank in respect of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permitted by Virginia law or any other applicable laws or provided under Community Bank's articles of incorporation and bylaws in effect on the date of the merger and (b) for a period of six years after the effective time of the merger, MSD&T shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each present and former officer and director currently covered by Community Bank's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date of the merger agreement, provided that MSD&T shall not be obligated to pay premiums in excess of 200% of the amount per annum Community Bank paid in its last full fiscal year.

Board of Directors of MSD&T

        Bankshares shall cause the board of directors of MSD&T to be expanded by at least two, but not more than three, members and shall take all necessary actions to appoint the individuals designated by mutual agreement of Bankshares and Community Bank to become members of the board of directors of MSD&T to fill the vacancies created by such increase. In connection with the annual meeting of MSD&T next following the effective time of the merger, Bankshares shall vote all of its shares of voting equity securities of MSD&T in favor of the mutually agreed upon newly appointed directors to serve for the term for directors specified in MSD&T's organizational documents.

DESCRIPTION OF BANKSHARES CAPITAL STOCK

        The following description of the terms of the capital stock of Mercantile Bankshares Corporation is a summary only and is qualified by reference to the relevant provisions of Maryland law and the Bankshares charter and bylaws.

Authorized Capital Stock

        Under the Bankshares charter, Bankshares' authorized capital stock consists of 130,000,000 shares of common stock, par value $2.00 per share, and 2,000,000 shares of preferred stock, without par value, of which 1,600,000 shares have been classified as Class A Preferred Stock. As of March 23, 2005, there were issued and outstanding:

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  79,421,634 shares of Bankshares common stock,

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  employee stock options to purchase an aggregate of approximately 1,567,011 shares of Bankshares common stock, and

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  no shares of Bankshares preferred stock.

        Under the Bankshares charter, Bankshares' board of directors is authorized to classify and reclassify any unissued shares of Bankshares preferred stock by fixing or altering from time to time before issuance, the preferences, rights, voting powers, restrictions, qualifications, dividends, redemption rights, conversion rights, and rights upon liquidation, dissolution or winding up, of such shares.

Bankshares Common Stock

        Bankshares Common Stock Outstanding.    The outstanding shares of Bankshares common stock are, and the shares of Bankshares common stock issuable in the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Voting Rights.    Each share of Bankshares common stock is entitled to one vote, and except as otherwise provided in respect of any Bankshares preferred stock, the exclusive voting power for all purposes is vested in the holders of Bankshares common stock. Shares of Bankshares common stock are not entitled to cumulative voting rights.

        Dividend Rights.    Subject to the provisions of law and any preferential dividend rights granted to the holders of any shares of Bankshares preferred stock that may at the time be outstanding, holders of Bankshares common stock are entitled to receive dividends at such time and in such amounts as Bankshares' board of directors may deem advisable. The principal source of funds for any dividends that may be paid by Bankshares to holders of Bankshares common stock are dividends that Bankshares receives from its subsidiaries. The payment of dividends by such subsidiaries to Bankshares is subject to federal law restrictions as well as to the laws of the subsidiary's state of incorporation.

        Rights Upon Liquidation.    Holders of shares of Bankshares common stock are entitled to share ratably, upon any liquidation, dissolution or winding up of Bankshares, whether voluntary or involuntary, in the remaining net assets of Bankshares available for distribution to stockholders after payment or provision for payment of the debts and other liabilities of Bankshares and the amount to which the holders of any shares of outstanding Bankshares preferred stock are entitled.

        Preemptive Rights.    Holders of shares of Bankshares common stock have no preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities of Bankshares.

Bankshares Rights Agreement; Class A Preferred Stock

        Pursuant to Bankshares' Stockholder Protection Rights Agreement, certain rights to purchase Bankshares Class A Preferred Stock or Bankshares common stock attach to each share of Bankshares common stock, including the shares of Bankshares common stock issuable in the merger. For additional information relating to these rights, see "Comparative Rights of Shareholders—Stockholders' Rights Agreement." Following is a brief summary of the terms of the Class A Preferred Stock issuable pursuant to the rights agreement. As of the date of this proxy statement/prospectus, no shares of Class A Preferred Stock were issued and outstanding.

        Voting Rights.    Each share of Class A Preferred Stock is entitled to 1,000 votes, voting with the Bankshares common stock as a class on all matters submitted to holders of Bankshares common stock. Shares of Class A Preferred Stock are not entitled to cumulative voting rights.

        Dividend Rights.    The holders of the Class A Preferred Stock are entitled to receive, when and as declared by Bankshares' board of directors, out of funds legally available for the purpose, quarterly cash dividends equal to the greater of $10.00 per share or one thousand times the aggregate per share amount of cash and non-cash dividends (other than dividends payable in Bankshares common stock) declared on Bankshares common stock. Dividends are cumulative without interest.

        Rights Upon Liquidation.    In the event of a liquidation, dissolution or winding-up, before any distribution is made to the holders of Bankshares common stock, each share of Class A Preferred Stock is entitled to a liquidation preference of $1,000 per share, plus an amount equal to any dividends accrued but unpaid, and is further entitled to share in liquidation proceeds with holders of Bankshares common stock with the effect that the amount allocable to one share of Class A Preferred Stock is the same as the amount allocable to one thousand shares of Bankshares common stock, less the liquidation preference.

        Redemption Rights.    Shares of Class A Preferred Stock may be redeemed at the option of Bankshares, in whole or in part, at any time or from time to time, at a price per share equal to the average market price of Bankshares common stock multiplied by 1,000, plus an amount equal to any dividends accrued or declared but unpaid.

        Preemptive Rights.    Holders of Class A Preferred Stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities of Bankshares.

Transfer Agent

        American Stock Transfer & Trust Company is the transfer agent and registrar for the shares of Bankshares common stock.

Stock Exchange Listing

        Bankshares common stock is listed on the NASDAQ National Market. It is a condition to the merger that the shares of Bankshares common stock issuable in the merger be approved for listing on the NASDAQ National Market, subject to official notice of issuance.

COMPARATIVE RIGHTS OF SHAREHOLDERS

        The rights of Community Bank shareholders are currently governed by Virginia law and the Community Bank articles of incorporation and bylaws. The rights of Bankshares stockholders are currently governed by Maryland law and the Bankshares charter and bylaws. Upon completion of the merger, the rights of Community Bank shareholders who become stockholders of Bankshares in the merger will be governed by Maryland law and the Bankshares charter and bylaws.

        The following discussion summarizes the material differences between the current rights of Community Bank shareholders and the rights they will have as Bankshares stockholders if they receive Bankshares common stock in the merger but does not purport to be a complete statement of all such differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to Community Bank shareholders. This summary is qualified in its entirety by reference to Maryland law, Virginia law, Community Bank's articles of incorporation and bylaws and Bankshares' charter and bylaws.

Authorized Capital Stock

        Bankshares.    Bankshares is authorized to issue 130,000,000 shares of common stock, par value $2.00 per share, and 2,000,000 shares of preferred stock, without par value. Bankshares' board of directors may reclassify already classified, but unissued, shares of Bankshares' preferred stock and may alter the rights, privileges and restrictions on the unissued Bankshares preferred stock. Currently, no Bankshares preferred stock is outstanding but the Bankshares board of directors has designated 1,600,000 shares of preferred stock as Class A Preferred Stock in connection with its stockholders' rights agreement.

        Community Bank.    Community Bank's total authorized shares of capital stock consists of (1) 25,000,000 shares of common stock, par value $0.333 per share, and (2) 500,000 shares of preferred stock, par value $1.00 per share. As of March 23, 2005, 10,172,077 shares of Community Bank common stock were issued and outstanding and no shares of Community Bank preferred stock were issued and outstanding.

        Community Bank's board of directors is authorized, without further shareholder action, to designate and issue from time to time one or more series of preferred stock. Community Bank's board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because Community Bank's board of directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of Community Bank common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of Community Bank common stock until Community Bank's board of directors determines the specific rights of the holders of preferred stock. However, the effects might include:

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  restricting dividends on Community Bank common stock;

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  diluting the voting power of Community Bank common stock;

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  impairing liquidation rights of Community Bank common stock; or

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  delaying or preventing a change in control of Community Bank without further action by shareholders of Community Bank.

Voting Rights

        Bankshares.    Each holder of Bankshares common stock is entitled to one vote for each share of Bankshares common stock held by such holder and, except as otherwise provided in respect of any Bankshares preferred stock, the exclusive voting power for all purposes is vested in the holders of Bankshares common stock. Holders of Bankshares common stock may not cumulate votes for the election of directors.

        Community Bank.    Each holder of Community Bank common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Dividends

        Bankshares.    Subject to the provisions of law and any preferential dividend rights granted to the holders of any shares of Bankshares preferred stock that may at the time be outstanding, holders of Bankshares common stock are entitled to receive dividends at such time and in such amounts as Bankshares' board of directors may deem advisable. The principal source of funds for any dividends that may be paid by Bankshares to holders of Bankshares common stock are dividends that Bankshares receives from its subsidiaries. The payment of dividends by such subsidiaries to Bankshares is subject to federal law restrictions as well as to the laws of the subsidiary's state of incorporation.

        Community Bank.    Virginia law provides that a corporation may make distributions to its shareholders, unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon the dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Size of Board of Directors

        Bankshares.    Bankshares currently has 20 directors, which number may be increased or decreased by the action of the board. Bankshares' board of directors is classified into three classes. One class of directors is elected at each annual meeting of stockholders to hold office for a term of three years.

        Community Bank.    Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified in or fixed in accordance with the bylaws of the corporation or, if not specified or fixed in accordance with the bylaws, then a number specified in or fixed in accordance with the articles of incorporation of the corporation.

        The Community Bank articles of incorporation provide that the number of directors shall be specified in the bylaws. The Community Bank bylaws provide that the board of directors shall not be less than five nor more than 12 in number. Currently, there are seven members of the Community Bank board of directors.

        Under Virginia law, if the bylaws state a fixed number of directors and the board of directors has the right to amend the bylaws, the board of directors may, by amendment, increase or decrease the number of directors, but by no more than 30% of the number of directors last elected by the shareholders.

        Virginia law provides that a corporation's board of directors may be divided into two or three classes with staggered terms of office. The Community Bank articles of incorporation provide that the Community Bank board of directors shall consist of three classes, as nearly equal in number as possible, each of which shall serve for three years with one class being elected each year.

Removal of Directors

        Bankshares.    Bankshares' charter requires the affirmative vote of not less than two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors to remove any director or the entire board of directors. Directors may be removed only for cause as provided under Maryland law.

        Community Bank.    Under Virginia law, except as otherwise provided in a corporation's articles of incorporation, a director may be removed from office, with or without cause, by the holders of a majority of the shares entitled to vote in the election of directors. Under the Community Bank articles of incorporation, any director may be removed from office only for cause by the holders of not less than 75% of the shares entitled to vote in the election of directors.

Filling Vacancies on the Board of Directors

        Bankshares.    Under Bankshares' charter, a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors, shall be filled by vote of a majority of directors remaining in office.

        Community Bank.    Under Virginia law, unless a corporation's articles of incorporation provide otherwise, vacancies, including a vacancy resulting from an increase in the number of directors, may be filled by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present or by a majority of the directors remaining in office, even though less than a quorum is present. If the board of directors fills a vacancy, the director's term expires at the next shareholders' meeting at which directors are elected even if the corporation has a classified board of directors with staggered terms and the new director is filling an unexpired term with more than one year remaining. Virginia law also provides that a decrease in the number of directors does not shorten an incumbent director's term.

        The Community Bank articles of incorporation do not alter those provisions of Virginia law that relate to the filling of vacancies on a board of directors.

Nomination of Director Candidates by Stockholders

        Bankshares.    Bankshares' bylaws provide that a stockholder entitled to vote for the election of directors may make nominations for the election of directors at an annual meeting of stockholders by giving written notice to the Secretary of Bankshares not earlier than 120 days and not later than 90 days prior to the anniversary date of mailing of notice for the preceding year's annual meeting. In the case of a special meeting at which directors are to be elected, such notice must be given not earlier than 120 days and not later than 90 days prior to the date of the special meeting. The notice must contain specific information as set forth in Bankshares' bylaws.

        Community Bank.    Community Bank's Nominating and Governance Committee has the primary responsibility of identifying qualified individuals to become directors and nominating such individuals for election to the board of directors at the annual meetings. The committee's charter provides that the committee shall consider director candidates that are recommended by the shareholders, if such recommendations are submitted to the committee through its chairman, Mr. David A. Dickens. Community Bank's bylaws do not provide any specific advance notice requirements with respect to shareholder nominations of director candidates.

Special Meetings of Stockholders

        Bankshares.    Bankshares' bylaws provide that special meetings of stockholders may be called at any time for any purpose by Bankshares' board of directors, chairman, vice-chairman or president, or otherwise as required by law. In the case of a Maryland corporation which so elects, as Bankshares has, Maryland law requires that a special meeting of stockholders be held upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the proposed special meeting.

        Community Bank.    Under Virginia law, a special meeting of shareholders may be called by the chairman of the board of directors, the president, the board of directors or any other person authorized to do so in the corporation's articles of incorporation or bylaws. Virginia law further provides that the only matters that may be considered and acted upon at a special meeting of shareholders are those described in the notice of the special meeting.

        The Community Bank bylaws provide that a special meeting of the shareholders may be called by the chairman of the board, the president or by a majority of the board of directors.

Stockholder Proposals

        Bankshares.    Bankshares' bylaws provide that a stockholder wanting to submit a stockholder proposal at an annual meeting must deliver written notice to the Secretary of Bankshares not earlier than 120 days and not later than 90 days prior to the anniversary date of mailing of notice for the preceding year's annual meeting. Stockholder proposals relating to a bylaw amendment adopted by the board of directors must be delivered to the Secretary of Bankshares no later than the latter of the time set forth above or 10 days following public disclosure by Bankshares of board action on an amendment.

        Community Bank.    Community Bank's bylaws do not provide any specific advance notice requirements with respect to shareholder proposals.

Amendments to Articles of Incorporation

        Bankshares.    Maryland law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the stockholders, and such amendment receives the requisite stockholder approval. Unless a corporation's articles of incorporation provides otherwise, such amendments must be approved by two-thirds of all votes entitled to be cast on the matter. Bankshares' charter does not alter the default provisions of Maryland law.

        Community Bank.    Under Virginia law, unless a Virginia corporation's articles of incorporation provide for a greater or lesser vote, amendments to the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

        The Community Bank articles of incorporation do not alter the provisions of Virginia law relating to the process required to amend a Virginia corporation's articles of incorporation.

Amendments to Bylaws

        Bankshares.    Bankshares' board of directors may amend, alter, suspend or repeal its bylaws. Actions by the directors relating to the bylaws must be reported to the stockholders at the next annual meeting and the actions may be changed or rescinded by majority vote of all the stock then outstanding and entitled to vote. The directors may not amend the bylaw amendment provision.

        Community Bank.    Under Virginia law, a corporation's shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation's articles of incorporation or Virginia law reserves the power exclusively to the shareholders. A corporation's shareholders may amend or repeal bylaws even though the bylaws may be amended or repealed by its board of directors.

        Virginia law expressly addresses an amendment or repeal of a bylaw provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by Virginia law. If the shareholders originally adopted the provision, only they may amend or repeal it.

If the board of directors originally adopted the provision, either the shareholders or the board of directors may amend or repeal it.

        A bylaw adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

        The Community Bank bylaws may be altered, amended or repealed at any meeting of the board of directors by affirmative vote of a majority of the directors, subject to the power of the shareholders to alter or repeal the bylaws made by the board of directors at any annual or special meeting of the shareholders.

Stockholder Vote on Fundamental Issues

        Bankshares.    Under Maryland law, certain transactions, including a merger, a statutory share exchange in which the corporation is not the successor, a consolidation, the sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, other than in the usual and regular course of business, or voluntary dissolution of the corporation must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the matter. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the matter. Bankshares' charter does not alter the default provisions of Maryland law.

        Community Bank.    Under Virginia law, unless a corporation's articles of incorporation provide for a greater or lesser vote, certain transactions such as mergers, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the corporation's assets, other than in the ordinary course of business, or voluntary dissolution of the corporation must be approved by each voting group entitled to vote on the proposed transaction by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

        The Community Bank articles of incorporation do not alter the provisions of Virginia law that relate to the voting requirements for the transactions contemplated above.

Stockholders' Rights Agreement

        Bankshares.    Bankshares has a stockholders' rights agreement, which will remain in effect after the merger. Rights, which under certain circumstances may become exercisable for the purchase of Bankshares preferred stock or Bankshares common stock, or exchangeable for Bankshares preferred stock or Bankshares common stock, attach to each share of Bankshares common stock, including shares of Bankshares common stock issuable in connection with the merger agreement, under the Stockholder Protection Rights Agreement adopted by Bankshares' board of directors in June, 1999. In general, these rights become exercisable within 10 business days after a person, or group, acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Bankshares common stock or at an earlier or later time as the Bankshares board of directors may determine. Until the rights become exercisable, they will not be separable from the Bankshares common stock and will automatically trade with the Bankshares common stock. When rights become exercisable after a person or group acquires beneficial ownership of 10% or more of the outstanding common stock of Bankshares, the rights of such acquiring person or group (and any affiliates and associates thereof) become void. Accordingly, the rights agreement can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or make it more difficult to achieve a change in control of Bankshares.

        Community Bank.    Community Bank does not currently have a shareholders' rights agreement.

Anti-Takeover Provisions

        Bankshares.    In addition to the stockholder rights agreement, there are a number of charter and Maryland law provisions which may have a deterrent effect on unsolicited takeover attempts and may delay or make it more difficult to achieve a change of control of Bankshares. Among these are the classified board of directors, the power of the board to fix the number of directors and fill vacancies on the board, the requirement of a two-thirds vote of stockholders to remove directors (and then only for cause), and the inability of stockholders to call a special meeting except upon the vote of at least a majority of the votes entitled to be cast at the meeting.

        Bankshares is also subject to the Maryland Business Combination Act, referred to here as the "MBCA." The MBCA would prohibit certain future acquirors ("interested stockholders") of 10% or more of Bankshares' common stock, and their affiliates, from engaging in business combinations with Bankshares for a period of five years after such acquisition. After the five year period, a business combination with an interested stockholder or affiliate thereof must be recommended by the board of directors and may occur only (1) with a vote of 80% of the voting stock (including two-thirds of the stock not held by the interested stockholder and its affiliates), or (2) if certain stringent fair price tests are met. "Business combination" is broadly defined in the MBCA to include mergers, consolidations, certain share exchanges, asset transfers and other transactions. The MBCA will not preclude or restrict any business combination with an interested stockholder if the board of directors approves or exempts the transaction before such person becomes an interested stockholder.

        In addition to the MBCA, Bankshares was previously subject to the provisions of the Maryland Control Share Act. The Control Share Act causes persons who acquire beneficial ownership of stock of a Maryland corporation at levels of 10%, 33% and more than 50% ("control share acquisitions") to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or officers or employee directors of the corporation). The Control Share Act affords a cash-out election for stockholders other than the acquiring stockholder (at an appraised value), payable by the corporation, if the acquiring stockholder is given voting rights for more than 50% of the outstanding stock. Under certain circumstances, the corporation may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved. The board of directors of Bankshares has adopted a bylaw amendment, exempting in advance any control share acquisition from the Control Share Act. Such amendment could be rescinded or changed in the future.

        Community Bank.    Virginia law contains provisions governing "affiliated transactions." In general, these provisions prohibit a Virginia corporation from engaging in material acquisition transactions with any holder of more than 10% of any class of its outstanding voting shares (an "interested shareholder") for a period of three years following the date that such person became an interested shareholder unless:

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  the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

  •
  before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

        Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

        A Virginia corporation may include in its articles of incorporation initially filed with the State Corporation Commission of the Commonwealth of Virginia a provision opting out of the affiliated transactions statute. The shareholders of a Virginia corporation may also adopt an amendment to the corporation's articles of incorporation or bylaws opting out of the affiliated transactions statute.

        Neither the Community Bank articles of incorporation nor the Community Bank bylaws contain any provisions opting out of the affiliated transactions statute.

        Virginia law also contains provisions relating to "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

  •
  the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

  •
  the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares.

        An acquiring person may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares.

        A Virginia corporation may include in its articles of incorporation or bylaws a provision opting out of the control share acquisition statute.

        The Community Bank bylaws include a provision opting out of the control share acquisition statute.

Directors and Officers Liability and Indemnification

        Bankshares.    Maryland law provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the law provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

        Bankshares' charter provides, in accordance with Maryland law, that the liability of directors and officers to Bankshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director of officer of Bankshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

        The Bankshares charter further provides that, to the maximum extent permitted by Maryland law, Bankshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Bankshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Bankshares' board of directors may by bylaw, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

        Maryland law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted him, and incurred in his capacity as a director or officer or arising out of his position, whether or not the corporation would have the power to indemnify him against such liability under Maryland law.

        Community Bank.    Under Virginia law, to the extent provided in the articles of incorporation or an amendment to the bylaws approved by shareholders, a corporation may eliminate a director's or an officer's personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director's or officer's willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

        The Community Bank articles of incorporation provide that, to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, the directors and officers shall not be liable for monetary damages to Community Bank or its shareholders.

        The Community Bank articles of incorporation require Community Bank, to the full extent permitted and in the manner prescribed by Virginia law, to indemnify any director and officer who is or was a party to any proceeding due to his status as a director or officer or who is or was serving at the request of Community Bank as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

        Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

  •
  a majority vote of a quorum of the directors who are not parties to such proceeding;

  •
  if there is not a quorum of such directors, by majority vote of a committee, consisting of two or more directors who are not parties to such proceeding, duly designated by the directors;

  •
  by special legal counsel; or

  •
  by the shareholders.

        Under the Community Bank articles of incorporation, in the event there has been a change in the composition of a majority of the board of directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification will be made by special legal counsel agreed upon by the board of directors and the director or officer seeking indemnification. If the board of directors and the director or officer seeking indemnification cannot agree upon a special legal counsel, the board of directors and the director or officer will each select a nominee and the nominees will select the special legal counsel.

        Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

  •
  the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct;

  •
  he undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification; and

  •
  determination made on the facts then known would not preclude indemnification.

        Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him in connection with that proceeding.

        Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his capacity as a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

LEGAL MATTERS

        Certain legal matters in connection with the validity of Bankshares common stock to be issued in connection with the merger will be passed upon by Venable LLP, Baltimore, Maryland. James L. Shea, a partner in Venable LLP, is a director of Bankshares.

EXPERTS

        The consolidated financial statements of Bankshares and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 have been incorporated by reference herein and in the registration statement in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Bankshares' Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Community Bank as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004, have been incorporated by reference herein from Community Bank's annual report on Form 10-K for the year ended December 31, 2004 in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, incorporated by reference herein, and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        Bankshares and Community Bank file annual, quarterly and special reports, proxy statements and other information with the SEC and the FDIC, respectively. You may read and copy this information relating to Bankshares at the SEC's Public Reference Room, 450 Fifth St., N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that has reports, proxy statements and other information about Bankshares. The address of that site is http://www.sec.gov. You may also obtain free copies of the documents filed with the SEC by Bankshares by contacting David Borowy, Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, Maryland 21201, telephone (410) 347-8039 or from Bankshares' Internet site at http://www.mrbk.com/invest/sec.html. You may obtain free copies of the documents filed with the FDIC by Community Bank by contacting the Filing Desk in the Accounting, Securities and Disclosures Section of the FDIC at (202) 898-8913 or by e-mail at mfields@fdic.gov, or by contacting B. Lisa Benjamin, Community Bank of Northern Virginia, 107 Free Court, Sterling, VA 20164, telephone (703) 762-7385 or from Community Bank's Internet site at http://www.cbnv.com.

        Bankshares filed a registration statement on Form S-4 to register with the SEC the shares of Bankshares common stock to be issued to Community Bank shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Bankshares in addition to being a proxy statement of Community Bank for the company's special meeting. As permitted by SEC rules, this proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to that registration statement.

        The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC or the FDIC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Bankshares and Community Bank have, respectively, previously filed with the SEC and the FDIC (other than the portions of those documents deemed furnished but not filed). Documents listed below as incorporated by reference by Community Bank into this proxy statement/prospectus have also been included as exhibits to the registration statement filed by Bankshares. These documents contain important information about our companies and their financial performance.

Bankshares SEC Filings (File No. 0-05127)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2004
Proxy Statement on Schedule 14A	Filed on March 29, 2005
Current Reports on Form 8-K	Filed on January 14, 2005, January 25, 2005 (date of earliest event reported of January 24, 2005), March 8, 2005 and March 14, 2005

Description of Bankshares common stock set forth in the registration statement on Form 8-B filed on September 25, 1970 (including the amendments thereto filed on December 20, 1991 and June 13, 2003) and the description of the stockholder protection rights set forth in the registration statement on Form 8-A dated June 11, 1999, and any other amendments or reports filed for the purpose of updating these descriptions	Filed on June 13, 2003
Community Bank's FDIC Filings (FDIC Certificate No. 33583-5)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2004
Current Reports on Form 8-K	Filed on January 27, 2005 (other than the information furnished in Item 2.02, including Exhibit 99.1 thereto)
Description of Community Bank common stock set forth in the registration statement on Form 10 and any other amendments or reports filed for the purpose of updating this description	Filed on September 29, 2000

        We are also incorporating by reference additional documents that we may file with the SEC and the FDIC under Section 13(a), 13(c), 14(a) or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents deemed furnished but not filed) between the date of this proxy statement/prospectus and the date of the Community Bank special meeting.

        Bankshares has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Bankshares, and Community Bank has supplied all information relating to Community Bank.

        You may already have been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC or the FDIC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

Mercantile Bankshares Corporation
Two Hopkins Plaza, P.O. Box 1477
Baltimore, Maryland 21203
Attn: David E. Borowy,
Investor Relations
Telephone: (410) 347-8039

Community Bank of Northern Virginia
107 Free Court
Sterling, Virginia 20164
Attn: B. Lisa Benjamin,
Corporate Secretary
Telephone: (703) 762-7385

        If you would like to request documents from us, please do so by May 9, 2005 to receive them before the shareholders' meeting. We shall send the documents by first-class mail within one business day of receiving your request.

        You can also get more information by visiting Bankshares' web site at http://www.mercantile.com and Community Bank's website at http://www.cbnv.com. Website materials are not part of this proxy statement/prospectus.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Community Bank merger agreement proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 30, 2005. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to shareholders nor the issuance of Bankshares common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

January 24, 2005

among

COMMUNITY BANK OF NORTHERN VIRGINIA,

MERCANTILE BANKSHARES CORPORATION

and

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 24, 2005 among Community Bank of Northern Virginia, a Virginia bank, whose principal banking office is located at 107 Free Court, Sterling, Virginia 20164 (the "Bank"), Mercantile Bankshares Corporation, a Maryland corporation ("Parent"), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and a wholly-owned subsidiary of Parent, whose principal banking office is located at 2 Hopkins Plaza, Baltimore, Maryland 21201 ("Merger Bank").

        WHEREAS, the respective Boards of Directors of the Bank, Parent and Merger Bank deem it advisable and in the best interests of their respective shareholders, stockholders and corporations for Parent to acquire the Bank by means of a merger of the Bank with and into Merger Bank (the "Merger") on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, in furtherance thereof, the respective Boards of Directors of the Bank, Parent and Merger Bank have approved the Merger and this Agreement, including the Plan of Merger in the form attached as Exhibit A hereto (the "Plan of Merger");

        WHEREAS, Parent, as sole shareholder of Merger Bank (whose approval as such shareholder is required under Maryland Law), shall immediately hereafter approve the Merger and this Agreement, including the Plan of Merger;

        WHEREAS, concurrently with the execution of this Agreement, as a condition of the willingness of the Bank and Parent to enter into this Agreement, certain shareholders of the Bank have agreed to enter into a Voting Agreement (the "Voting Agreement") substantially in the form attached hereto as Exhibit B providing for, among other things, the agreement of such shareholders to vote Bank Shares, representing in the aggregate approximately 30% of the outstanding Bank Shares, in favor of the Plan of Merger and the approval and adoption of this Agreement; and

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.01.    Definitions.     (a) The following terms, as used herein, have the following meanings:

        "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Bank and its Subsidiaries or over 20% of any class of equity or voting securities of the Bank or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Bank, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party's beneficially owning 20% or more of any class of equity or voting securities of the Bank or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Bank, or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Bank or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Bank.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

        "Bank Balance Sheet" means the consolidated Statements of Financial Condition of the Bank as of September 30, 2004 and the footnotes thereto.

        "Bank Balance Sheet Date" means September 30, 2004.

        "Bank Merger Act" means Section 18(c) of the Federal Deposit Insurance Act, codified at 12 U.S.C. 1828(c).

        "Bank Preferred Stock" means the preferred stock, $1.00 par value, of the Bank.

        "Bank Shares" means the shares of common stock, par value $0.333 per share, of the Bank.

        "Bank 10-K" means the Bank's annual report on Form 10-K for the fiscal year ended December 31, 2003.

        "Business Day" means a day, other than Saturday, Sunday or other day on which commercial banks in Baltimore, Maryland are authorized or required by law to close.

        "Confidentiality Agreement" means the Confidentiality Agreement dated as of November 29, 2004 between the Bank and Parent.

        "Environmental Laws" means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, regarding human health and safety, the environment or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Bank or any Subsidiary as currently conducted.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Insider" has the meaning set forth in 12 C.F.R. §215.1(h).

        "knowledge of the Bank" or "Bank's knowledge" means the actual knowledge of David P. Summers, Dale G. Phelps, Denise M. Calabrese, Thomas F. Lackey, Richard A. Hutchinson, Christopher D. Mortensen and Robert W. Patterson.

        "knowledge of Parent" means the actual knowledge of the Parent's Officers.

        "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

        "Maryland Law" means the Maryland Code.

        "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes in tax, banking and similar laws or interpretations thereof by courts or governmental authorities, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies, (c) changes in economic conditions affecting financial institutions generally, including, but not limited to, changes in market interest rates or the projected future interest rate environment, (d) any modifications or changes to valuation policies and practices that might be expected to occur following consummation of the Merger or restructuring charges that might be expected to be taken following consummation of the Merger, in each case in accordance with GAAP, (e) actions and omissions of Parent, Merger Bank or Bank taken with the prior written consent of the other parties hereto in contemplation of the transactions contemplated hereby, (f) the effects of compliance by the parties with the covenants and other agreements contained in this Agreement or expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (g) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, but only to the extent the effect on such Person is not materially worse than the effect on similarly situated banks and their holding companies.

        "1933 Act" means the Securities Act of 1933.

        "1934 Act" means the Securities Exchange Act of 1934.

        "Officer" of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

        "Parent Balance Sheet" means the consolidated balance sheet of Parent as of September 30, 2004 and the footnotes therein.

        "Parent Balance Sheet Date" means September 30, 2004.

        "Parent Banking Subsidiaries" means Merger Bank, Farmers & Mechanics Bank, a Maryland bank and Mercantile Potomac Bank, a Maryland bank.

        "Parent Preferred Stock" means the preferred stock without par value, of Parent.

        "Parent 10-K" means Parent's annual report on Form 10-K for the fiscal year ended December 31, 2003.

        "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Regulation O Affiliate" means an "Affiliate" as defined in 12 C.F.R. §215.2(a).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Third Party" means any Person as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

        "Transaction Documents" means this Agreement, the Plan of Merger and the Voting Agreement.

        "Virginia Law" means the Code of Virginia.

        "VSCA" means the Virginia Stock Corporation Act, as amended from time to time.

        Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

          (b)   Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Aggregate Consideration	11.01(d)(iii)
Agreement	Preamble
Average Closing Price	11.01(d)(iii)
Bank	Preamble
Bank Directors	8.06
Bank Disclosure Schedule	Article 5
Bank Employees	9.10(a)
Bank Intellectual Property Rights	5.30(c)
Bank Option	3.07
Bank Option Plans	3.07
Bank Proxy Statement	5.09(a)
Bank RAP Statements	5.07(h)
Bank Regulatory Documents	5.07(a)
Bank Required Filings and Approvals	5.03
Bank Securities	5.05(b)
Bank Shareholder Meeting	7.02
Bank Subsidiary Securities	5.06(b)
BHC Act	5.03
Board	5.03
Cash Electing Bank Share	3.02(b)
Cash Election	3.03
Cash Election Number	3.04(a)
Cash Election Price	3.02(b)
Cash Proration Factor	3.04(b)
CBA	5.18(b)
Certificates	3.05(b)
Closing	2.01(c)
Closing Date	2.01(c)
Code	Preamble
CRA	5.23
Decision Period	11.01(d)(iii)
Effective Time	2.01(a)
Election Date	3.03
Election Deadline	3.05(c)
Election Form	3.05(a)

Employee Benefit Plans	5.18(a)(i)
End Date	11.01(b)
Exchange Agent	3.05(b)
Exchange Fund	3.05(b)
Exchange Ratio	3.02(b)
FDIA	5.01
GAAP	5.08
Governmental Entity	5.03
Indemnified Person	8.03(a)
Index Price	11.01(d)(iii)
Index Ratio	11.01(d)(iii)
Labor Organization	5.18(b)
Material Contracts	5.14
Merger	Preamble
Merger Consideration	3.02(b)
Merger Bank	Preamble
Merger Bank Common Stock	3.01
NASDAQ/NMS	11.01(d)(iii)
Non-Electing Bank Shares	3.04(d)
OCC	5.07(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Parent Option	3.07
Parent RAP Statements	6.07(g)
Parent Ratio	11.01(d)(iii)
Parent Required Filings and Approvals	6.03
Parent Rights Agreement	6.05(a)
Parent SEC Documents	6.07(a)
Parent Stock	3.02(b)
Payment Event	12.04(b)
Per Share Consideration	11.01(d)(iii)
Plan of Merger	Recitals
Qualified Plans	5.18(a)(iii)
Registration Statement	6.09(b)
Retention Plan	9.10(d)
Specified Proceedings	10.02(g)
Starting Price	11.01(d)(iii)
Stock Election	3.05(c)
Stock Election Price	3.02(b)
Stock Proration Factor	3.04(d)
Superior Proposal	7.03(c)
Surviving Bank	2.01(a)
Tax	5.17(h)
Taxing Authority	5.17(h)
Tax Return	5.17(h)
Tax Sharing Agreement	5.17(h)
Third-Party Intellectual Property Rights	5.30(b)
368 Reorganization	5.20
Total Cash Consideration	11.01(d)(iii)

Total Stock Consideration	11.01(d)(iii)
Uncertificated Shares	3.05(b)
Voting Agreement	Preamble
Watch List	5.29(b)

        Section 1.02.    Other Definitional and Interpretative Provisions.     Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words "hereof", "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation", whether or not they are in fact followed by those words or words of like import. "Writing", "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to "law", "laws" or to a particular statute or law shall be deemed also to include any and all related rules, regulations, ordinances, directives, treaties and judicial or administrative decisions, judgments, decrees or injunctions of any U.S. or non-U.S. federal, state, local or foreign governmental authority.

ARTICLE 2
THE MERGER; CERTAIN RELATED MATTERS

        Section 2.01.    The Merger; Closing.     (a) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Bank and Merger Bank shall file articles of merger with the State Corporation Commission of Virginia and make all other filings or recordings required by Virginia Law or Maryland Law in connection with the Merger. The Merger shall become effective (the "Effective Time") at the later of the time the Certificate of Merger is issued by the Virginia State Corporation Commission and the time a Certificate of Merger is issued by the Commissioner of Financial Regulation of Maryland (or at such later time as may be specified in the Certificates of Merger) in accordance with the VSCA and Maryland Law. Upon and following the Merger, the separate existence of the Bank shall cease, and Merger Bank shall be the Surviving Bank (the "Surviving Bank").

          (b)   From and after the Effective Time, the Surviving Bank shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Bank and Merger Bank, all as provided under Virginia Law and Maryland Law.

          (c)   The closing of the Merger (the "Closing") shall take place at such time and place as Parent and the Bank shall agree, on the date when the Effective Time is to occur (the "Closing Date").

ARTICLE 3
CONVERSION OF THE BANK SHARES; CASH ELECTION; EXCHANGE OF CERTIFICATES

        Section 3.01.    Merger Bank Common Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Bank, Parent or Merger Bank, each issued and outstanding share of common stock, par value $10.00 per share, of Merger Bank ("Merger Bank Common Stock") shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $10.00 per share, of the Surviving Bank with the same rights, powers, privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Bank.

        Section 3.02.    Conversion of the Bank Shares.     At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Bank, Parent or Merger Bank:

          (a)   each issued Bank Share owned by the Bank (other than shares held for the account of clients, customers or other Persons) or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto;

          (b)   each Bank Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.02(a) or as adjusted pursuant to Section 11.01(d)(iii), be converted into the following (collectively, the "Merger Consideration"):

              (i)  for each such Bank Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price pursuant to Section 3.04(b), or is deemed made pursuant to Section 3.04(d), as the case may be (each, a "Cash Electing Bank Share"), the right to receive an amount equal to $20.375 in cash without interest (the "Cash Election Price"), as may be adjusted pursuant to Section 11.01(d)(iii); and

             (ii)  for each other such Bank Share, the right to receive 0.4005 share(s) (the "Exchange Ratio") of common stock, par value $2.00 per share ("Parent Stock"), of the Parent (the "Stock Election Price"), as may be adjusted pursuant to Section 11.01(d)(iii).

        Section 3.03.    Elections.     Each person (other than the Bank) who, at the close of business on the date of the Bank Shareholder Meeting or on such other date as the Parent and the Bank publicly announce as the Election Date (such date, the "Election Date"), is a record holder of Bank Shares will be entitled, with respect to any or all of such Bank Shares, to make an election (a "Cash Election") on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth.

        Section 3.04.    Proration of Election Price.     (a) Subject to adjustment pursuant to Section 11.01(d)(iii), the number of Bank Shares to be converted into the right to receive the Cash Election Price at the Effective Time (the "Cash Election Number") shall equal the number of Bank Shares which is 40% of the Bank Shares outstanding at the Effective Time (excluding any Bank Shares to be canceled pursuant to Section 3.02(a)).

          (b)   If the number of Cash Electing Bank Shares exceeds the Cash Election Number, then such Cash Electing Bank Shares shall be treated in the following manner:

              (i)  A cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Election Number by the total number of Cash Electing Bank Shares.

             (ii)  A number of Cash Electing Bank Shares covered by each shareholder's Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of

    Cash Electing Bank Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price.

            (iii)  Each Cash Electing Bank Share, other than those Bank Shares converted into the right to receive the Cash Election Price in accordance with Section 3.04(b)(ii), shall be converted into the right to receive the Stock Election Price as if such Bank Shares were not Cash Electing Bank Shares.

          (c)   If the number of Cash Electing Bank Shares is equal to the Cash Election Number, then each Cash Electing Bank Share shall be converted into the right to receive the Cash Election Price and each other Bank Share (other than Bank Shares to be canceled pursuant to Section 3.02(a)) shall be converted into the right to receive the Stock Election Price.

          (d)   If the number of Cash Electing Bank Shares is less than the Cash Election Number, then:

              (i)  Each Cash Electing Bank Share shall be converted into the right to receive the Cash Election Price.

             (ii)  The Bank Shares as to which a Cash Election is not in effect, excluding Bank Shares to be cancelled pursuant to Section 3.02(a), (the "Non-Electing Bank Shares") shall be treated in the following manner:

              (A)  A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the difference between the Cash Election Number and the number of Cash Electing Bank Shares, by (y) the total number of Non-Electing Bank Shares.

              (B)  A number of Non-Electing Bank Shares of each shareholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Bank Shares of such shareholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Bank Shares).

              (C)  Each Non-Electing Bank Share of each shareholder as to which a Cash Election is not deemed made pursuant to Section 3.04(d)(ii)(B) shall be converted into the right to receive the Stock Election Price.

        Section 3.05.    Election Procedures; Exchange Agent.     (a) Prior to the date of the Bank Shareholder Meeting (as defined in Section 7.02) Parent and the Bank shall prepare a form (an "Election Form") pursuant to which a holder of record of Bank Shares may make a Cash Election with respect to each Bank Share owned by such holder. The Bank shall cause an Election Form to be included with the Bank Proxy Statement (as defined in Section 5.09(a)) and mailed to each holder of record of Bank Shares as of the record date for such meeting.

          (b)   Prior to the record date for the Bank Shareholder Meeting, Parent shall appoint an agent (the "Exchange Agent") for the purpose of (i) receiving Election Forms and determining, in accordance with this Article 3, the form of Merger Consideration to be received by each holder of Bank Shares, and (ii) exchanging for the Merger Consideration (A) certificates representing Bank Shares (the "Certificates") or (B) uncertificated Bank Shares (the "Uncertificated Shares"). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 3, (i) subject to Section 3.06(a), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the "Exchange Fund"). The Exchange Fund will be distributed in accordance with the Exchange Agent's normal and customary procedures established in accordance with merger transactions. At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Bank Shares at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (c)   A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. Baltimore, Maryland time on the date of the Bank Shareholder Meeting (the "Election Deadline") an Election Form covering the Bank Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any Bank Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 3.05(c) by the Election Deadline shall be deemed to be a Non-Electing Bank Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Bank Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Bank Shares shall result in the revocation of all prior Election Forms with respect to all such Bank Shares. Any termination of this Agreement in accordance with Article 11 shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination.

          (d)   The Bank and Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

        Section 3.06.    Exchange Procedures; Surrender and Payment.     (a) Each holder of Bank Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Bank Shares represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Bank Shares or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (b)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c)   After the Effective Time, there shall be no further registration of transfers of Bank Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Bank, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

          (d)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.05(b) that remains unclaimed by the holders of Bank Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Bank Shares for the Merger Consideration in accordance with this Section 3.06 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Bank Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Bank Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Bank free and clear of any claims or interest of any Person previously entitled thereto.

          (e)   No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 3.09, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 3.09 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

        Section 3.07.    Stock Options.     (a) At the Effective Time, each option granted by the Bank to purchase Bank Shares pursuant to the Bank's 1993 Director Incentive Stock Option Plan, the Bank's 1993 Employees' Incentive Stock Option Plan and the Bank's 1998 Stock Compensation Plan (collectively, the "Bank Option Plans"), (each a "Bank Option"), which is then outstanding, unexercised and vested shall cease to represent a right to acquire Bank Shares and shall be converted automatically into a fully-vested option to purchase shares of Parent Stock (a "Parent Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Bank Option Plan under which such Bank Option was granted, the agreements evidencing grants thereunder and any other agreements between the Bank and an optionee regarding Bank Options):

              (i)  the number of shares of Parent Stock to be subject to the Parent Option shall be equal to the product of the number of Bank Shares subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

             (ii)  the exercise price per share of Parent Stock under the Parent Option shall be equal to the exercise price per share of Bank Shares under the original option divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

            (iii)  notwithstanding anything else contained in this Section 3.07(a), it is the intention of the parties that the assumption of Bank Options hereunder shall meet the requirements of Section 424(a) of the Code, and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Bank Option so qualified immediately prior to the Effective Time, and the foregoing provisions of this Section 3.07 shall be interpreted to further such purpose and intention.

          (b)   Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Stock necessary to satisfy Parent's obligations under this Section 3.07. Promptly after the Effective Time (but in no event later than 10 Business Days thereafter), Parent shall file with the SEC a registration statement on an appropriate form under the 1933 Act with respect to the shares of Parent Stock subject to the Parent Options, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

          (c)   Prior to the Effective Time, Parent and the Bank shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Bank equity securities (including derivative securities with respect to any Bank equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Bank, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

        Section 3.08.    Adjustments.     If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Bank or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

        Section 3.09.    Fractional Shares.     No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Bank Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

        Section 3.10.    Withholding Rights.     Each of the Exchange Agent, Surviving Bank and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Section 3.10 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Bank or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Bank Shares in respect of which the Exchange Agent, Surviving Bank or Parent, as the case may be, made such deduction and withholding.

        Section 3.11.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Bank, the posting by such Person of a bond, in such reasonable amount as the Surviving Bank may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Bank Share represented by such Certificate, as contemplated by this Section 3.11.

ARTICLE 4
THE SURVIVING BANK

        Section 4.01.    Certificate of Incorporation.     The certificate of incorporation of the Merger Bank in effect at the Effective Time shall be the certificate of incorporation of the Surviving Bank until amended in accordance with applicable law.

        Section 4.02.    Bylaws.     The bylaws of Merger Bank in effect at the Effective Time shall be the bylaws of the Surviving Bank until amended in accordance with applicable law.

        Section 4.03.    Directors and Officers.     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Bank at the Effective Time shall be the directors of the Surviving Bank and (ii) the officers of Merger Bank at the Effective Time shall be the officers of the Surviving Bank.

        Section 4.04.    Principal Office; Authorized Capital Stock; Other Matters.     The principal banking office of the Surviving Bank shall be located at 2 Hopkins Plaza, Baltimore, Maryland 21201. The authorized capital stock of the Surviving Bank consists of five hundred forty-five thousand (545,000) shares of capital stock, with a par value of ten dollars ($10.00) per share, all of one class. Each share of capital stock of the Surviving Bank shall be entitled to one vote. No preferred stock will be issued in the Merger.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BANK

        Except as set forth in the disclosure schedule delivered by the Bank to Parent on or prior to the date hereof (the "Bank Disclosure Schedule"), the Bank represents and warrants to Parent that the following representations and warranties are true and correct, provided that the representations and warranties set forth in Sections 5.01 (except with respect to (i) due incorporation, valid existence and good standing and (ii) the status of the Bank as an "insured bank"), 5.03, 5.04 (except with respect to paragraph (a)(i)), 5.06, 5.07(a), 5.10 (except paragraphs (a), (b) and (i)), 5.12, 5.14, 5.17, 5.18, 5.19, 5.21, 5.22, 5.24, 5.25, 5.26, 5.29, and 5.30) shall not be deemed untrue or incorrect so long as there does not exist any fact, circumstance or event that, individually or when taken together with any other fact, circumstance or event inconsistent with any such representations and warranties, has had, or could reasonably be expected to have, a Material Adverse Effect on the Bank:

        Section 5.01.    Corporate Existence and Power.     The Bank is duly incorporated as a bank, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Bank is an "insured bank" as defined in Section 3(h) of the Federal Deposit Insurance Act ("FDIA") that is not a member of the Federal Reserve System. The Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. The Bank has heretofore delivered to Parent true and complete copies of the articles of incorporation and bylaws of the Bank as currently in effect.

        Section 5.02.    Corporate Authorization.     (a) The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby are within the Bank's corporate powers and, except for the required approval of the Bank's shareholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Bank. The affirmative vote of the holders of two-thirds of the outstanding Bank Shares is the only vote of the holders of any of the Bank's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Bank.

          (b)   At a meeting duly called and held, the Bank's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Bank's shareholders, (ii) unanimously approved and adopted this Agreement, the Plan of Merger and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 7.03(b)) to recommend approval of the Plan of Merger by its shareholders.

        Section 5.03.    Governmental Authorization.     The execution, delivery and performance by the Bank of this Agreement and the consummation by the Bank of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, including the Board of Governors of the Federal Reserve System (the "Board"), the FDIC and the banking authorities of the State of Maryland and the Commonwealth of Virginia (each, a "Governmental Entity") or with any third party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia and Maryland State Department of Assessments and Taxation, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing with and approval of this Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland and (D) the filing of appropriate documents with the relevant authorities of other states in which the Bank is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the filing with and approval of the Board under Section 3 of the U.S. Bank Holding Company Act of 1956, as amended (the "BHC Act"), with respect to the Merger, (v) the filing with and approval of the FDIC under the Bank Merger Act, with respect to the Merger, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (vi), the "Bank Required Filings and Approvals").

        Section 5.04.    Non-contravention.     (a) Except as set forth in Section 5.04(a) of the Bank Disclosure Schedule, the execution, delivery and performance by the Bank of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Bank, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Bank or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Bank or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Bank and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Bank or any of its Subsidiaries.

          (b)   As of the date hereof, the Bank knows of no reason why the opinion of Bank tax counsel referred to in Section 10.03(b) should not be obtained on a timely basis.

        Section 5.05.    Capitalization.     (a) The authorized capital stock of the Bank consists of (i) 25,000,000 authorized Bank Shares, par value $0.333 1/3 per share and (ii) 500,000 authorized shares of Bank Preferred Stock, par value $1.00 per share. As of January 21, 2005, there were outstanding 10,166,577 Bank Shares, zero shares of Bank Preferred Stock and employee stock options to purchase an aggregate of 353,500 Bank Shares (of which options to purchase an aggregate of 353,500 Bank Shares were exercisable). All outstanding shares of capital stock of the Bank have been, and all shares that may be issued pursuant to any Bank Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Bank Subsidiary or Affiliate owns any shares of capital stock of the Bank.

          (b)   Except as set forth in this Section 5.05 and for changes since January 21, 2005 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or voting securities of the Bank or (iii) options or other rights to acquire from the Bank, or other obligation of the Bank to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Bank (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Bank Securities"). There are no outstanding obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Bank Securities.

        Section 5.06.    Subsidiaries.     (a) Each Subsidiary of the Bank is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. All Subsidiaries of the Bank and their respective jurisdictions of incorporation are identified in Section 5.06(a) of the Bank Disclosure Schedule.

          (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Bank, is owned by the Bank, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Bank or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Bank or (ii) options or other rights to acquire from the Bank or any of its Subsidiaries, or other obligation of the Bank or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Bank (the items in clauses (i) and (ii) being referred to collectively as the "Bank Subsidiary Securities"). There are no outstanding obligations of the Bank or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Bank Subsidiary Securities.

        Section 5.07.    Regulatory Filings and the Sarbanes-Oxley Act.     (a) The Bank has made available to Parent (i) the Bank's annual reports on Form 10-K for its fiscal years ended December 31, 2001, 2002 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2004, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the shareholders of the Bank held since December 31, 2003 and (iv) all of its other reports, statements, schedules and registration statements filed with the FDIC since December 31, 2003 (the documents referred to in this Section 5.07(a), collectively, the "Bank Regulatory Documents").

          (b)   As of its filing date, each Bank Regulatory Document complied, and each such Bank Regulatory Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and all other statutes, rules and regulations adopted, enforced or promulgated by the FDIC or applicable regulatory body, as the case may be.

          (c)   As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), each Bank Regulatory Document filed pursuant to the 1934 Act did not, and each such Bank Regulatory Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d)   Each Bank Regulatory Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e)   The Bank has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Bank, including its consolidated Subsidiaries, is made known to the Bank's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Bank's principal executive officer and principal financial officer to material information required to be included in the Bank's periodic reports required under the 1934 Act.

          (f)    The Bank is not deemed an accelerated filer as defined in Rule 12b-2 of the 1934 Act.

          (g)   Except as set forth in Section 5.07(g) of the Bank Disclosure Schedule, there are no outstanding loans or other extensions of credit made by the Bank or any of its Subsidiaries to any Officer or director or Insider of the Bank or Insider of any Regulation O Affiliate. The Bank has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

          (h)   Since January 1, 2000, the Bank has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with EDS, the banking agencies' electronic collection agent (collectively, the "Bank RAP Statements"). The Bank RAP Statements, including the method for determining the Bank's provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Bank RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of the Bank, as at the respective dates thereof and the results of operations of the Bank for the respective periods then ended. The Bank RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Bank RAP Statements by the FDIC or any other governmental authority. The annual statutory balance sheets and income statements included in the Bank RAP Statements have been audited, and the Bank has made available to Parent true and complete copies of all audit opinions related thereto. Neither the Bank's independent public accountants nor any employee of the Bank has alleged that any of the Bank RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 5.07(h) to be untrue.

        Section 5.08.    Financial Statements.     The audited consolidated financial statements and unaudited consolidated interim financial statements of the Bank included in the Bank Regulatory Documents fairly present, in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Bank and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        Section 5.09.    Disclosure Documents.     (a) The proxy or information statement of the Bank to be filed with the FDIC in connection with the Merger (the "Bank Proxy Statement") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Bank Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Bank, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Bank Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Bank Proxy Statement based upon information furnished to the Bank in writing by Parent specifically for use therein.

          (b)   None of the information provided by the Bank for inclusion in the Registration Statement (as defined in Section 6.09(b)) or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

        Section 5.10.    Absence of Certain Changes.     Since the Bank Balance Sheet Date, the business of the Bank and its Subsidiaries has been conducted in the ordinary course consistent with past practices and, except as disclosed in the Bank Disclosure Schedule there has not been:

          (a)   any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank;

          (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Bank (other than quarterly cash dividends on the Bank Shares not in excess of $0.10 per share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by the Bank or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Bank or any of its Subsidiaries;

          (c)   any amendment of any material term of any outstanding security of the Bank or any of its Subsidiaries;

          (d)   any incurrence, assumption or guarantee by the Bank or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e)   any creation or other incurrence by the Bank or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f)    any making of any material loan, advance or capital contributions to or investment in any Person other than (x) loans in the ordinary course of the Bank's lending business consistent with past practices and (y) loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

          (g)   any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Bank or any of its Subsidiaries;

          (h)   any transaction or commitment made, or any contract or agreement entered into, by the Bank or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Bank or any of its Subsidiaries of any contract or other right, in either case, material to the Bank and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

          (i)    any change in any material method of accounting or accounting principles or practice by the Bank or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

          (j)    except as described in Section 9.10 herein, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Bank or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Bank or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Bank or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Bank or any of its Subsidiaries, other than, in the case of clause (v), increases granted to employees (other than officers) in the ordinary course of business consistent with past practice;

          (k)   any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Bank or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Bank Balance Sheet Date, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

          (l)    any material Tax election made (other than elections consistent with the Bank's and its Subsidiaries' past practice) or changed, any annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

        Section 5.11.    No Undisclosed Material Liabilities.     Except as set forth in Section 5.13 of the Bank Disclosure Schedule, there are no liabilities or obligations of the Bank or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

          (a)   liabilities or obligations disclosed and provided for in the Bank Balance Sheet or in the notes thereto or in the Bank Regulatory Documents filed prior to the date hereof, and

          (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank.

        Section 5.12.    Compliance with Laws and Court Orders.     Except as set forth in Section 5.12 of the Bank Disclosure Schedule, the Bank and each of its Subsidiaries is and, since January 1, 2002, has been in compliance with, and to the knowledge of the Bank is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law

(including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act).

        Section 5.13.    Litigation.     Except as set forth in the Bank Regulatory Documents filed prior to the date hereof and except as set forth in Section 5.13 of the Bank Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of the Bank, threatened against or affecting, the Bank, any of its Subsidiaries, any present or former officer, director or employee of the Bank or any of its Subsidiaries or any Person for whom the Bank or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank or (ii) as of the date hereof, involve the imposition of permanent injunctive relief.

        Section 5.14.    Material Contracts.

          (a)   Except for those agreements and other documents filed as exhibits to the Bank Regulatory Documents and the agreements, contracts and arrangements set forth in Section 5.14(a) of the Bank Disclosure Schedule (collectively, the "Material Contracts"), neither the Bank nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts the conduct of business or any line of business by the Bank or any of its Subsidiaries (or, after the consummation of the Merger, Parent or any of its Subsidiaries). Neither the Bank nor any of its Subsidiaries is in breach of or default under any Material Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No other party to any of the Bank's or its Subsidiaries' Material Contracts is, to the Bank's knowledge, in default in respect of any such Material Contract.

          (b)   Each of the Bank's and its Subsidiaries' Material Contracts is valid and binding and in full force and effect and, to the Bank's knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Bank has previously made available to Parent true and correct copies of each Material Contract set forth in Section 5.14(a) of the Bank Disclosure Schedule.

        Section 5.15.    Finders' Fees.     Except for Sandler O'Neill & Partners, L.P., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Bank or any of its Subsidiaries who might be entitled to any fee or commission from the Bank or any of its Affiliates in connection with the transactions contemplated by this Agreement.

        Section 5.16.    Opinion of Financial Advisor.     The Bank has received the opinion of Sandler O'Neill & Partners, L.P., financial advisor to the Bank, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Bank's shareholders from a financial point of view.

        Section 5.17.    Taxes.

          (a)   All income tax and other material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, the Bank or any of its Subsidiaries have been filed when due (taking into account valid extensions) under all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

          (b)   The Bank and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Bank and its Subsidiaries ordinarily record items on their respective books.

          (c)   The income and franchise Tax Returns of the Bank and its Subsidiaries through the Tax year ended December 31, 2000 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

          (d)   There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Bank's knowledge, threatened against or with respect to the Bank or its Subsidiaries in respect of any Tax or Tax Return.

          (e)   During the five-year period ending on the date hereof, neither the Bank nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

          (f)    Except as set forth in Section 5.17(f) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

          (g)   Section 5.17(g) of the Bank Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Bank or any of its Subsidiaries currently files Tax Returns.

          (h)   "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Bank or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Bank or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Bank or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. "Tax Sharing Agreements" means all existing agreements or arrangements (whether or not written) binding the Bank or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person's Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

        Section 5.18.    Employees and Employee Benefit Plans.

          (a)   Except as set forth on Section 5.18(a) of the Bank Disclosure Schedule or as provided for in the next to last sentence of Section 9.10(a) or in Section 9.10(d) hereof, the Bank and any ERISA Affiliate do not sponsor or maintain and are not required to contribute to and have not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) or any other employee benefit program or arrangement, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers or directors of the Bank or any ERISA Affiliate, or the beneficiaries of such persons (such plans, programs and arrangements set forth in Section 5.18(a) of the Bank Disclosure Schedule, collectively, the "Employee Benefit Plans"). Except as disclosed in Section 5.18(a)(i) of the Bank Disclosure Schedule or as contemplated in the next to last sentence of Section 9.10(a) or in Section 9.10(d) hereof:

              (i)  (A) Each Employee Benefit Plan and any related funding arrangement is in compliance with all applicable requirements of ERISA, the Code, and other applicable laws, and each Employee Benefit Plan has been administered in accordance with its written terms to the extent consistent with such requirements of law; (B) all benefits due and payable under any Employee Benefit Plan have been paid or are in the process of being paid in accordance with the terms of such Employee Benefit Plan; (C) the Bank and each ERISA Affiliate have timely made (and at the Effective Time will have timely made) all contributions and/or premiums required to be made to any Employee Benefit Plan; (D) there are no claims (except for claims for benefits in the ordinary course of plan administration), litigation, arbitration, government investigation or audit or other legal proceeding pending or, to the knowledge of the Bank or any ERISA Affiliate, threatened against or with respect to any Employee Benefit Plan and, to the knowledge of the Bank or any ERISA Affiliate, no facts exist which could give rise to such claims, litigation, arbitration, investigation, audit or other proceeding; (E) all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Benefit Plan have been timely filed or distributed and are accurate and complete; (F) no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Time with respect to any Employee Benefit Plan subject to such rules, or with respect to any parties in interest or fiduciaries with respect to any Employee Benefit Plan in connection with a transaction involving an Employee Benefit Plan; (G) no excise taxes or civil penalties are payable or will become payable prior to the Effective Time with respect to any Employee Benefit Plan; (H) neither the Bank nor any ERISA Affiliate is subject to any legal obligation to continue any Employee Benefit Plan either before or after the Effective Time, nor would Parent or the Surviving Bank be subject to any such obligation; and (I) any Employee Benefit Plan may (except as prohibited by applicable law), and without the consent of any employee, beneficiary or other party, be amended in any respect or terminated either before or after the Effective Time.

             (ii)  The Bank has previously delivered to the Parent complete copies of each written Employee Benefit Plan; all related summary plan descriptions and/or summaries furnished or made available to employees, officers and directors of the Bank or any ERISA Affiliate with respect to programs for which a summary plan description is not required; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the three (3) most recent plan years, all annual reports (5500 series) for each Employee Benefit Plan that have been filed with any governmental agency; all current registration statements or Form S-8 (or any other applicable registration form); and all other material documents relating to any Employee Benefit Plan as may reasonably be requested by the Parent.

            (iii)  (A) Any Employee Benefit Plans which are intended to be qualified under Section 401(a) of the Code (collectively, the "Qualified Plans") are so qualified; (B) to the knowledge of the Bank and any ERISA Affiliate, nothing has occurred that could reasonably be expected to adversely affect the tax-qualified status of the Qualified Plans; (C) the Qualified Plans currently in effect have been amended to comply with all current applicable legislation (including any regulations issued thereunder), and have received a favorable determination letter or are the subject of an opinion letter from the Internal Revenue Service with respect to their tax-qualified status which considers all such current applicable legislation, or are still within a remedial amendment period as announced by the Internal Revenue Service; (D) the Bank has delivered to Parent complete copies of the most recent determination and opinion letters previously received and all correspondence relating to the applications for the most recent determination letters with respect to the Qualified Plans currently in effect; and (E) the Bank has delivered to Parent documentation relating to the correction of any Qualified Plan defects under any governmental correction program or otherwise.

            (iv)  No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and no Employee Benefit Plan is a multiple employer plan under Code Section 413(c) or a "multiemployer plan" as defined in Section 3(37) of ERISA.

             (v)  The Bank and each ERISA Affiliate do not have any obligation, and have not made any representation, in connection with any medical, death or other welfare benefits for their employees or other service providers after they retire, except to the extent required under the group health plan continuation requirements of Sections 601 through 609 of ERISA, Section 4980B of the Code, or applicable state law.

            (vi)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation and golden parachute payments) becoming due to any current or former director or employee of the Bank or any ERISA Affiliate under any Employee Benefit Plan or otherwise; (B) increase any benefits otherwise payable by the Bank or any ERISA Affiliate, (C) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan or otherwise; or (D) result in any payments or benefits that are not fully deductible under Sections 162(a)(1), 162(m) and 280G of the Code, as applicable.

          (b)   Except as set forth in Section 5.18(b) of the Bank Disclosure Schedule, there is no:

              (i)  collective bargaining agreement or any other agreement with any labor organization, union, group or association ("Labor Organization") applicable to the employees of the Bank or any of its Subsidiaries to which the Bank or any of its Subsidiaries are a party to or bound (a "CBA");

             (ii)  unfair labor practice complaint pending or, to the Bank's knowledge, threatened against the Bank or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

            (iii)  pending or, to the Bank's knowledge, threatened or affecting the Bank or its Subsidiaries, strike, slowdown, work stoppage, lockout or other collective labor action or dispute by or with respect to any employees of the Bank or any Subsidiary;

            (iv)  grievance or unfair dismissal proceeding arising out of any CBA or other grievance procedure pending against the Bank or its Subsidiaries;

             (v)  claim, audit, litigation, government investigation, administrative proceeding or arbitration against the Bank or any Subsidiary involving any matter related to employment including, but not limited to, claims of discrimination, claims of unpaid wages, claims of violations of the Family and Medical Leave Act, claims of wrongful discharge, claims of unfair labor practices, workers' compensation claims, and claims related to occupational safety and health law;

            (vi)  pending arbitration proceeding arising out of or under any CBA to which the Bank or its Subsidiaries are bound or a party;

           (vii)  pending or, to the Bank's knowledge, threatened representation question or union or labor organizing activities with respect to employees of the Bank or any Subsidiary;

          (viii)  written personnel policy, rule or procedure applicable to employees of the Bank or any Subsidiary;

            (ix)  individual employment agreement in any form whatsoever including, but not limited to, any agreement for a term of employment, stock option agreement, stock purchase agreement, bonus agreement, or covenant not to compete; or

             (x)  policy or agreement in any form whatsoever which alters the at-will status of the employees of the Bank or any Subsidiary.

          (c)   During the past three years, neither the Bank nor any of its Subsidiaries have effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Bank or its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Bank or its Subsidiaries; nor has the Bank or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. The employees of the Bank or its Subsidiaries have not suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

          (d)   The Bank and its Subsidiaries have at all times properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable.

          (e)   The Bank and its Subsidiaries have at all times properly classified each of their respective employees as exempt or non-exempt for purposes of the Fair Labor Standards Act.

          (f)    The Bank and its Subsidiaries have at all times for each of their respective employees properly withheld and paid all applicable taxes and all other withholdings required by law.

          (g)   Attached as Section 5.18(g) of the Bank Disclosure Schedule is a listing of each employee of the Bank and its Subsidiaries along with the employee's 2004 annual salary, 2004 bonus, any other 2004 compensation, and current accrued leave.

        Section 5.19.    Environmental Matters.

          (a)   No notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation,

  action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Bank or any Subsidiary, is threatened by any governmental entity or other Person, in each case, with respect to any matters relating to the Bank or any Subsidiary and relating to or arising out of any Environmental Law.

          (b)   The Bank and its Subsidiaries are and have been in compliance with all applicable Environmental Laws and all Environmental Permits.

          (c)   There are no liabilities of the Bank or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and, to the knowledge of the Bank there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

          (d)   There has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Bank or any Subsidiary has knowledge in relation to the current or prior business of the Bank or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Bank or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

          (e)   Except as set forth in Section 5.19(e) of the Bank Disclosure Schedule, neither the Bank nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

          (f)    For purposes of this Section 5.19, the terms "Bank" and "Subsidiaries" shall include any entity that is, in whole or in part, a predecessor of the Bank or any of its Subsidiaries and for which, by contract, agreement or otherwise, the Bank or any of its Subsidiaries is the successor to any liabilities of such predecessor that might arise or have arisen under Environmental Law.

        Section 5.20.    Tax Treatment.     Neither the Bank nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a "368 Reorganization").

        Section 5.21.    Derivative Instruments.     Neither the Bank nor any of its Subsidiaries is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of the Bank, or for the account of one or more of its Subsidiaries or their customers.

        Section 5.22.    Insurance.     The Bank and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Bank or its Subsidiaries are in full force and effect; the Bank and its Subsidiaries are not in material default thereunder.

        Section 5.23.    Capital; Management; CRA Rating.     The Bank (i) is "well-capitalized" as that term is defined at 12 C.F.R. § 225.2(r)(2)(i), (ii) is "well-managed" as that term is defined at 12 C.F.R. § 225.2(s)(1) and (iii) has at least a "satisfactory" rating under the U.S. Community Reinvestment Act (the "CRA").

        Section 5.24.    Properties.     Except as set forth in Section 5.24 of the Bank Disclosure Schedule, each of the Bank and its Subsidiaries has good and marketable title or a valid and enforceable leasehold, as applicable, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the Bank Balance Sheet as of the Bank Balance Sheet Date or acquired after such date, except (i) Liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, provided taxes are paid as and when required under applicable law notwithstanding any such contest (ii) pledges to secure deposits incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not materially impair the use of the respective property as such property is used on the date hereof, and, with respect to all fee-owned property, do not materially impair the fair market value of such property, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens and encumbrances arising in the ordinary course of business, (vi) Liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor's interest in any such property that is leased. All material leases pursuant to which the Bank or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and are bona fide, arm's length leases, at rents that constituted market rents as of the respective dates such leases were entered into. The Bank Disclosure Schedule sets forth a true, correct and complete list of all real properties owned or leased by the Bank or any of its Subsidiaries. The Bank has made available to Parent copies of all documents creating or evidencing fee or leasehold interests of the Bank and its Subsidiaries, including all modifications or amendments thereto.

        Section 5.25.    Private Equity Portfolio.     The Bank has furnished or made available to Parent true and complete information concerning its investments, or investments made by entities managed by it, in private equity, venture capital or similar types of investments. All such investments are owned by the Bank, directly or indirectly, free and clear of all Liens and there have been no adverse events or developments with respect to any such investment since the Bank Balance Sheet Date.

        Section 5.26.    Affiliate Transactions.     Except as set forth in Section 5.26 of the Bank Disclosure Schedule, the Bank is not a party to any agreement, arrangement or understanding (whether oral or written), directly or indirectly (including, without limitation, any purchase, sale, lease, investment, loan, service or management agreement or other transaction), with any "affiliate," as such term is defined in Section 23A of the Federal Reserve Act. All of the Bank's agreements, arrangements or understandings with "affiliates" comply with Sections 23A and 23B of the Federal Reserve Act.

        Section 5.27.    Antitakeover Statutes; Rights Plans; Appraisal Rights.     (a) The Bank has taken all action necessary to exempt the Merger, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby from Sections 13.1 - 725.1, 13.1 - 726 and 13.1 - 728.2 of Virginia Law, and, accordingly, neither such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement, or the Transaction Documents or any of the transactions contemplated hereby and thereby.

          (b)   No shareholder rights plan is, or at the Effective Time will be, applicable to the Merger, this Agreement, or the Transaction Documents or any of the transactions contemplated hereby and thereby.

          (c)   No holder of Bank Shares nor any other Person will have any right of appraisal or dissenters' rights with respect to any Bank Shares, pursuant to Virginia Law or any other provision of law, in connection with the Merger, the adoption of this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

        Section 5.28.    Regulatory Matters.

          (a)   Neither the Bank nor any of its Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to the Bank.

          (b)   Neither the Bank nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to the Bank.

        Section 5.29.    Certain Loan Matters.

          (a)   Except as set forth in Section 5.29(a) of the Bank Disclosure Schedule, as of December 31, 2004, the Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Bank or the FDIC should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," "other assets especially mentioned" or any comparable classifications by such persons.

          (b)   Section 5.29(b) of the Bank Disclosure Schedule contains the "watch list of loans" ("Watch List") of the Bank as of December 31, 2004. To the knowledge of the Bank, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Bank's past practices, supervisory policy and prudent banking practices, but which has not been included on the Watch List.

          (c)   The Bank has kept complete and accurate books and records in connection with its loan agreements, notes or borrowing arrangements, and there are no oral modifications or amendments related to its loan agreements, notes or borrowing arrangements that are not reflected in the Bank's records, no defenses as to the enforcement of any loan agreement, note or borrowing arrangement have been asserted, and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense.

          (d)   Each loan agreement, note or borrowing arrangement is (i) represented by evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligations of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (e)   The Bank's allowance for loan and lease losses in its audited consolidated balance sheet at December 31, 2004 is equal to or greater than the amount of loans and leases that are, or in the reasonable judgment of the bank may become, in default or uncollectible.

        Section 5.30.    Intellectual Property.

          (a)   The Bank and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of the Bank and its Subsidiaries as currently conducted, and to the knowledge of the Bank, all patents and registered trademarks, trade names, service marks and copyrights owned by the Bank and/or its Subsidiaries are valid and subsisting.

          (b)   The Bank is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any material licenses, sublicenses and other agreements as to which the Bank is a party and pursuant to which the Bank is authorized to use any third-party patents, trademarks, service marks, and copyrights ("Third-Party Intellectual Property Rights").

          (c)   No claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by the Bank or any its Subsidiaries (the "Bank Intellectual Property Rights"), (B) any material trade secret owned by the Bank or any of its Subsidiaries, or (C) to the knowledge of the Bank, Third-Party Intellectual Property Rights licensed to the Bank or any of its Subsidiaries, are currently pending or are threatened in writing by any Person.

          (d)   To the knowledge of the Bank, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the Bank or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person, (B) against the use by Bank or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Bank or any of its Subsidiaries as currently conducted, (C) challenging the ownership or validity of any Bank Intellectual Property Rights or other material trade secret owned by the Bank, or (D) challenging the license or right to use any Third-Party Intellectual Rights by the Bank or any of its Subsidiaries.

          (e)   To the knowledge of the Bank, there is no unauthorized use, infringement or misappropriation of any of the Bank Intellectual Property Rights by any Person, including any employee or former employee of the Bank or any of its Subsidiaries.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as set forth in the disclosure schedule delivered by Parent to the Bank on or prior to the date hereof (the "Parent Disclosure Schedule"), Parent represents and warrants to the Bank that the following representations and warranties are true and correct, provided that the representations and warranties set forth in Sections 6.01 (except with respect to due incorporation, valid existence and good standing), 6.03, 6.04 (except with respect to paragraph (a)(i)), 6.06, 6.07(a), and 6.12 shall not be deemed untrue or incorrect so long as there does not exist any fact, circumstance or event that, individually or when taken together with any other fact, circumstance or event inconsistent with any such representations and warranties, has had, or could reasonably be expected to have, a Material Adverse Effect on Parent:

        Section 6.01.    Corporate Existence and Power.     Each of Parent and Merger Bank is duly incorporated as a corporation or a bank, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of Parent and Merger Bank is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. Parent has heretofore delivered to the Bank true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Bank as currently in effect.

        Section 6.02.    Corporate Authorization.     The execution, delivery and performance by Parent and Merger Bank of this Agreement and the consummation by Parent and Merger Bank of the transactions contemplated hereby are within the corporate powers of Parent and Merger Bank and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Bank.

        Section 6.03.    Governmental Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with any Governmental Entity or any third party other than (i) (A) the filing of articles of merger with respect to the Merger with the State Corporation Commission of Virginia and Maryland State Department of Assessments and Taxation, (B) the issuance by the State Corporation Commission of Virginia of a Certificate of Merger, (C) the filing with and approval of this Agreement, and the issuance of a Certificate of Merger, by the Commissioner of Financial Regulation of Maryland and (D) the filing of appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (iv) the filing with and approval of the Board under Section 3 of the BHC Act, with respect to the Merger, (v) the filing with and approval of the FDIC under the Bank Merger Act, with respect to the Merger, and (vi) any other filings and approvals required by the banking authorities of the State of Maryland or the Commonwealth of Virginia or any other state or the District of Columbia with respect to the Merger (the filings and approvals set forth in clauses (i) through (vi), the "Parent Required Filings and Approvals").

        Section 6.04.    Non-contravention.     (a) The execution, delivery and performance by Parent and Merger Bank of this Agreement and the consummation by Parent and Merger Bank of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Bank, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any law, (iii) assuming compliance with the matters referred to in Section 6.03 require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries.

          (b)   As of the date hereof, Parent knows of no reason why the opinion of Parent tax counsel referred to in Section 10.02(d) should not be obtained on a timely basis.

        Section 6.05.    Capitalization.     (a) The authorized capital stock of Parent consists of (i) 130,000,000 authorized shares of Parent Stock par value $2.00 per share and (ii) 2,000,000 authorized shares of Parent Preferred Stock without par value. As of January 20, 2005, there were outstanding 79,330,309 shares of Parent Stock and zero shares of Parent Preferred Stock and employee stock options to purchase an aggregate of 1,539,902 shares of Parent Stock (of which options to purchase an aggregate of 739,313 shares of Parent Stock were exercisable). Parent has also issued rights pursuant to the Stockholder Protection Rights Agreement, dated as of June 8, 1999 between Parent and Mercantile-Safe Deposit and Trust Company as Rights Agent ("Parent Rights Agreement"). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

          (b)   Except as set forth in this Section 6.05 and for changes since January 20, 2005 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Parent's Board of Directors to be in the best interests of Parent and its stockholders, there are no outstanding (i) shares of capital stock or voting securities of Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or (iii) options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

          (c)   The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

        Section 6.06.    Subsidiaries.     (a) Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Subsidiary of Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary. All material Subsidiaries of Parent and their respective jurisdictions of incorporation are identified in the Parent 10-K.

          (b)   All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, or other obligation of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Parent. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

        Section 6.07.    SEC Filings and the Sarbanes-Oxley Act.     (a) Parent has made available to the Bank (i) its annual reports on Form 10-K for its fiscal years ended December 31, 2001, 2002 and 2003, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, June 30 and September 30, 2004, (iii) its proxy or information statements relating to meetings of or actions taken without a meeting by Parent's stockholders held since December 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2003 (the documents referred to in this Section 6.07(a), collectively, the "Parent SEC Documents").

          (b)   As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

          (c)   As of its filing date, each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (d)   Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (e)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent's principal executive officer and principal financial officer to material information required to be included in Parent's periodic reports required under the 1934 Act.

          (f)    Parent has not since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act. All outstanding extensions of credit, if any, were at the time they were made and continue to be permitted and in compliance with the provisions of Regulation O, 12 C.F.R. Part 215.

          (g)   Since January 1, 2000, Parent and each of the Parent Banking Subsidiaries has timely filed all required annual and quarterly statements and other documents (including exhibits and all other information incorporated therein) required to be filed with EDS, the banking agencies' electronic collection agent (collectively, the "Parent RAP Statements"). The Parent RAP Statements, including the method for determining Parent's and the Parent Banking Subsidiaries' provision for loan and lease losses, are and have been prepared in conformity with regulatory accounting practices, applicable law and supervisory policy, consistently applied, for the periods covered thereby and (as may have been amended and restated or supplemented by Parent RAP Statements filed subsequently but prior to the date hereof) fairly present in all material respects the statutory financial position of Parent and the Parent Banking Subsidiaries, as at the respective dates thereof and the results of operations of Parent and the Parent Banking Subsidiaries for the respective periods then ended. The Parent RAP Statements comply in all material respects with any requirement of law when filed and no material deficiency has been asserted with respect to any Parent RAP Statements by the FDIC or any other governmental authority. The annual statutory balance sheets and income statements included in the Parent RAP Statements have been audited, and the Parent has made available to the Bank true and complete copies of all audit opinions related thereto. Neither Parent's or the Parent Banking Subsidiaries' independent public accountants nor any employee of the Parent or the Parent Banking Subsidiaries has alleged that any of the Parent RAP Statements contains any misstatement or other defect which, if true, would cause the representations and warranties contained in this Section 6.07(g) to be untrue.

        Section 6.08.    Financial Statements.     The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

        Section 6.09.    Disclosure Documents.     (a) None of the information provided by Parent for inclusion in the Bank Proxy Statement or any amendment or supplement thereto, at the time the Bank Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Bank and at the time the shareholders vote on adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b)   The Registration Statement of Parent to be filed with the SEC with respect to the offering of Parent Stock in connection with the Merger (the "Registration Statement") and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.09 will not apply to statements or omissions in the Registration Statement or any amendment or supplement thereto based upon information furnished to Parent or Merger Bank by the Bank specifically for use therein.

        Section 6.10.    Absence of Certain Changes.     Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice and, except as disclosed to the Bank and as disclosed in the Parent SEC Documents filed prior to the date hereof, there has not been:

          (a)   any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

          (b)   any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent other than Parent's normal quarterly dividend, as such dividend may be increased in the ordinary course, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries; and

          (c)   any change in any material method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act.

        Section 6.11.    No Undisclosed Material Liabilities.     There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

          (a)   liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto or in the Parent SEC Documents filed prior to the date hereof; and

          (b)   liabilities or obligations incurred in the ordinary course of business consistent with past practices that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 6.12.    Compliance with Laws and Court Orders.     Parent and each of its Subsidiaries is and, since January 1, 2003, has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws and other laws relating to discriminatory business practices, the Sarbanes-Oxley Act (including Section 404 thereof), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA PATRIOT) Act of 2001 and the Bank Secrecy Act).

        Section 6.13.    Litigation.     Except as set forth in the Parent SEC Documents prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, domestic, foreign or supranational, that, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

        Section 6.14.    Finders' Fees.     Except for Lehman Brothers Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Bank or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

        Section 6.15.    Opinion of Financial Advisor.     Parent has received the opinion of Lehman Brothers Inc., financial advisors to Parent, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to Parent from a financial point of view.

        Section 6.16.    Tax Treatment.     Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.

        Section 6.17.    Regulatory Matters.

          (a)   Neither Parent nor any of the Parent Banking Subsidiaries is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, in each case that is material to Parent.

          (b)   Neither Parent nor any of the Parent Banking Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission, in each case that is material to Parent.

        Section 6.18.    Financing.     Parent has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article 3 of this Agreement.

ARTICLE 7
COVENANTS OF THE BANK

        The Bank agrees that:

        Section 7.01.    Conduct of the Bank.     From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Bank and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a)   the Bank shall not adopt or propose any change to its articles of incorporation or bylaws;

          (b)   the Bank shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

          (c)   the Bank shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

          (d)   the Bank shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of the Bank hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time;

          (e)   except as contemplated by Section 9.10, the Bank shall not (i) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer or employee of the Bank, (ii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Bank, (iii) increase any benefits payable under any severance or termination pay policies or employment agreements, (iv) permit any director, officer or employee who is not already a party to an agreement or a participant in a plan providing benefits upon or following a change in control to become a party to any such agreement or a participant in any such plan, or (v) amend the terms of any employee or director stock options or other stock based awards, or (vi) increase (or amend the terms of) any other employee benefit plan, program or arrangement of any type for directors, officers or employees of the Bank;

          (f)    the Bank shall not, and shall not permit any of its Subsidiaries to, enter into a new line of business (it being understood that the commercial lending business shall not be construed to be a new line of business);

          (g)   the Bank shall not, and shall not permit any of its Subsidiaries to, make any new loans or other extensions of credit to any borrower which (i) would exceed $5,000,000, individually or in the aggregate with respect to such borrower or (ii) would exceed $2,500,000 and are not secured by real property or marketable securities (in each case appropriately margined); provided, that the Bank may renew any existing loans or extensions of credit in excess of such amounts if the terms of such renewals are no less favorable to the Bank than the existing terms of such loans or extensions of credit;

          (h)   the Bank shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures, other than those contained in the Bank's annual budget, in an amount in excess of $50,000; and

          (i)    the Bank shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 7.02.    Shareholder Meeting; Proxy Material.     The Bank shall cause a meeting of its shareholders (the "Bank Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger. Subject to Section 7.03(b), the Board of Directors of the Bank shall recommend approval and adoption of this Agreement and the Plan of Merger by the Bank's shareholders. In connection with such meeting, the Bank shall (i) promptly prepare and file with the FDIC, use commercially reasonable efforts to have cleared by the FDIC and thereafter mail to its shareholders as promptly as practicable the Bank Proxy Statement and all other proxy materials for such meeting, (ii) use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement, the Plan of Merger and the transactions contemplated hereby, subject to Section 7.03(b) and (iii) otherwise comply with all legal requirements applicable to such meeting. Unless this Agreement has been terminated in accordance with the terms of Article 11, this Agreement and the Plan of Merger shall be submitted to the Bank's shareholders at the Bank Shareholder Meeting whether or not the Board of Directors of the Bank determines at any time that this Agreement or the Merger is no longer advisable and recommends that the shareholders of the Bank reject it.

        Section 7.03.    No Solicitation; Other Offers.     (a) Neither the Bank nor any of its Subsidiaries shall, nor shall the Bank or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Bank or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Bank or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal; provided that if the Bank receives an Acquisition Proposal from a Third Party that the Board of Directors of the Bank reasonably believes may, upon clarification, constitute a Superior Proposal, the Bank may communicate with the Person making such Acquisition Proposal solely to the limited extent necessary to obtain the necessary clarification, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Bank or any of its Subsidiaries or (iv) enter into any agreement with respect to an Acquisition Proposal.

          (b)   Notwithstanding the foregoing, the Board of Directors of the Bank, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any Third Party that, subject to the Bank's compliance with Section 7.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Bank reasonably believes will lead to a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Bank or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Bank than those contained in the Confidentiality Agreement (except that such confidentiality agreement may exclude the "standstill" provisions contained in the Confidentiality Agreement), (iii) following receipt of such Acquisition Proposal, fail to make, withdraw, or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.02 hereof, or (iv) enter into an agreement concerning a Superior Proposal after satisfying the Bank's obligations pursuant to Section 11.01(d)(i); but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Bank determines in good faith by a majority vote, after consultation with outside legal counsel to the Bank, that taking such action is in the best interests of the Bank and its shareholders and that such action is necessary to comply with its fiduciary duties under Virginia Law. Nothing contained herein shall prevent the Board of Directors of the Bank from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

          (c)   The Board of Directors of the Bank shall not take any of the actions referred to in clauses (i) through (iii) of the preceding subsection unless the Bank shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Bank shall continue to advise Parent after taking such action. In addition, the Bank shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Bank (or any of its advisors) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Bank or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Bank or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal. The Bank shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Bank shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Bank shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Bank and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Bank that was furnished by or on behalf of the Bank to return or destroy all such information.

        "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Bank Shares on terms that the Board of Directors of the Bank determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Bank's shareholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Bank.

        Section 7.04.    Tax Matters.     (a) Neither the Bank nor any of its Subsidiaries shall make (other than consistent with the Bank's and its Subsidiaries' past practice) or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Bank or any of its Subsidiaries.

          (b)   To the extent required by GAAP, the Bank and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes of the Bank or its Subsidiaries due with respect to any period or portion thereof ending prior to or as of the Effective Time.

          (c)   All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Bank in connection with and due before the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Bank when due, and the Bank shall, at its own expense, file all necessary Tax returns and other documentation due before the Merger with respect to all such Taxes and fees, and, if required by applicable law, the Bank shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

        Section 7.05.    Subordinated Debentures.     Between the date hereof and the Closing Date, the Bank may issue a subordinated debenture in an original principal amount not in excess of $10,000,000 if (i) the Bank determines in its reasonable judgment that failure to do so could result in the Bank's representation in Section 5.23(i) with respect to the Bank's status as "well-capitalized" being untrue as of the Effective Time and (ii) Parent provides its written consent to such issuance; provided that if Parent does not provide such consent, then for purposes of Section 10.02(a)(ii) and Section 10.02(a)(iii), the Bank's representation in Section 5.23(i) shall be deemed to be modified such that the Bank shall only be required to represent that the Bank is "adequately capitalized" within the meaning of 12 U.S.C. 1831o(b).

ARTICLE 8
COVENANTS OF PARENT

        Parent agrees that:

        Section 8.01.    Conduct of Parent.     From the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a)   Parent shall not adopt or propose any change in its certificate of incorporation or bylaws that would have a material and adverse impact on the value of the Parent Stock; and

          (b)   Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

        Section 8.02.    Obligations of Merger Bank.     Parent shall take all action necessary to cause Merger Bank to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        Section 8.03.    Director and Officer Liability.     Parent shall cause the Surviving Bank, and the Surviving Bank hereby agrees, to do the following:

          (a)   For six years after the Effective Time, the Surviving Bank shall indemnify and hold harmless the present and former officers and directors of the Bank (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Virginia Law or any other applicable laws or provided under the Bank's articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

          (b)   For six years after the Effective Time, the Surviving Bank shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Bank's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that, in satisfying its obligation under this Section 8.03(b), the Surviving Bank shall not be obligated to pay premiums in excess of 200% of the amount per annum the Bank paid in its last full fiscal year, which amount Bank has disclosed to Parent prior to the date hereof.

          (c)   If Parent, the Surviving Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Bank, as the case may be, shall assume the obligations set forth in this Section 8.03.

          (d)   The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Bank or any of its Subsidiaries, or under Virginia Law or any other applicable laws or under any agreement of any Indemnified Person with the Bank or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

        Section 8.04.    Registration Statement.     Parent shall promptly prepare and file with the SEC under the 1933 Act the Registration Statement and shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Stock in the Merger.

        Section 8.05.    Stock Exchange Listing.     Parent shall use its best efforts to cause the shares of Parent Stock to be issued in connection with the Merger to be approved for quotation on the NASDAQ National Market, subject to official notice of issuance.

        Section 8.06.    Appointment of Directors.     Effective as of the Effective Time, Parent shall cause the Board of Directors of the Surviving Bank to be expanded by at least two, but not more than three, members and shall take all necessary actions to appoint the Bank Directors to fill the vacancies created by such increase. In connection with the annual meeting of the Surviving Bank next following the Effective Time, Parent shall vote all of its shares of voting equity securities of the Surviving Bank in favor of the Bank Directors to serve for the term for directors specified in the Surviving Bank's organizational documents. The term "Bank Directors" means the individuals designated by mutual agreement of Parent and the Bank to become members of the Board of Directors of the Surviving Bank as of the Effective Time pursuant to this Section 8.06.

ARTICLE 9
COVENANTS OF PARENT AND THE BANK

        The parties hereto agree that:

        Section 9.01.    Best Efforts.     (a) Subject to the terms and conditions of this Agreement, the Bank and Parent shall use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

          (b)   In furtherance and not in limitation of the foregoing, each of Parent and the Bank shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

        Section 9.02.    Certain Filings.     (a) The Bank and Parent shall cooperate with one another (i) in connection with the preparation of the Bank Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Bank Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

          (b)   The Bank and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Bank Proxy Statement, in each case each time before either such document (or any amendment thereto) is filed with the SEC or FDIC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Bank shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC, FDIC or their staff with respect to the Bank Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC or FDIC.

        Section 9.03.    Public Announcements.     Parent and the Bank shall mutually agree as to the form of press release to be issued with respect to this Agreement and the transactions contemplated hereby, and the form of analyst materials to be used in connection therewith. Parent and the Bank shall consult with each other before issuing any other press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

        Section 9.04.    Further Assurances.     At and after the Effective Time, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of the Bank or Merger Bank, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Bank or Merger Bank, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Bank any and all right, title and interest in, to and under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger.

        Section 9.05.    Access to Information.     From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Bank and Parent shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

        Section 9.06.    Notices of Certain Events.     Each of the Bank and Parent shall promptly notify the other of:

          (a)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b)   any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c)   any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Bank or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.12, 5.13, 5.17, 5.18, 5.19, 5.20, 5.28, 6.12, 6.13, or 6.17 as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

        Section 9.07.    Confidentiality.     Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Bank shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that each of Parent and the Bank may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and the Bank shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and the Bank shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

        Section 9.08.    Tax-free Reorganization.     (a) Prior to the Effective Time, each of Parent, Merger Bank and the Bank shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause or permit the Surviving Bank to take, any action after the Effective Time that could cause the Merger not to qualify as a 368 Reorganization.

          (b)   Each of Parent, Merger Bank and the Bank shall use its best efforts to obtain the opinions referred to in Sections 10.02(d) and 10.03(b).

        Section 9.09.    Affiliates.     Within 30 days following the date of this Agreement, the Bank shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Bank under Rule 145 of the 1933 Act. The Bank shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, at least 30 days prior to the Effective Time, substantially in the form of Exhibit C hereto.

        Section 9.10.    Employees.

          (a)   Following the Effective Time, all employees of the Bank and its Subsidiaries (the "Bank Employees") shall be eligible to participate in employee benefit plans of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that until January 1, 2006, Parent may instead continue the Employee Benefit Plans for the benefit of such employees or provide such employees with participation in the employee benefit plans of Parent or its Subsidiaries on a basis that is no less favorable to such employees than those Employee Benefit Plans in which they participated immediately prior to the Effective Time (it being understood that inclusion of Bank Employees in Parent's employee benefit plans may occur at different times with respect to different plans). Following the Effective Time, the Bank Employees, upon executing an appropriate release in the form reasonably determined by Parent, shall be eligible to receive upon involuntary termination, if such termination occurs within one year after the Effective Time, severance benefits upon the terms set forth in Section 9.10(a) of the Parent Disclosure Schedule, which terms represent the benefits that have been in effect from time to time for similarly situated employees of Parent or its Subsidiaries. As soon as practicable after termination of their employment on or following the Closing Date and/or cancellation of their existing employment agreements with Bank on or following the Closing Date, Parent or the appropriate Subsidiary shall pay to the individuals listed on Section 9.10(a) of the Bank Disclosure Schedule the amounts accrued by the Bank prior to Closing and set forth on Section 9.10(a) of the Bank Disclosure Schedule opposite their names.

          (b)   With respect to each Parent plan for which length of service is taken into account for any purpose, service with the Bank or any of its Subsidiaries (or predecessor employers to the extent the Bank or an Employee Benefit Plan provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations. Each Parent plan shall waive pre-existing condition limitations to the same extent waived or to the extent that they do not apply under the applicable Bank plan. Bank Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent plan.

          (c)   As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all Employee Benefit Plans and employment agreements, copies of which have been provided to Parent. Parent acknowledges and agrees that the Merger will constitute a "change in control" of the Bank for all purposes under such agreements. This Section 9.10(c) is intended to be for the benefit of, and shall be enforceable by, the individuals party to such employment agreements solely for the limited purpose of enforcing the obligations of Parent or its Subsidiaries to assume and honor such employment agreements.

          (d)   Parent and the Bank agree that, prior to the Effective Time, the Bank, in consultation with and subject to the approval of Parent, may adopt a change in control retention plan (the "Retention Plan") which may include a retention pool of no more than $200,000, substantially as provided in Section 9.10(d) of the Bank Disclosure Schedule. Notwithstanding any other provisions of this Agreement, any Plan or otherwise, Parent agrees to maintain in full force and effect, without amendment or modification, the Retention Plan until such time as all Parent or Bank obligations are fulfilled thereunder.

          (e)   Parent shall, or shall cause its appropriate Subsidiary to, assume, honor and continue to maintain, to the extent permitted by applicable law, the split dollar life insurance policies and executive plans identified on Section 9.10(e) of the Bank Disclosure Schedule without reducing or impairing the rights of participants therein and provided further that Parent or its appropriate Subsidiary may substitute new life insurance policies for those identified in Section 9.10(e) of the Bank Disclosure Schedule if the substitution does not impair or reduce the rights of participants. The Bank shall not, from the date herof until the Effective Time make any withdrawals (other than to pay benefits coming due in the ordinary course under the policies and affiliated executive plans) or take any loans from such split dollar policies. This Section 9.10(e) is intended to be for the benefit of, and shall be enforceable by, the named insured in each such policy and the participants in such executive plans solely for the limited purpose of enforcing the obligations of Parent or its Subsidiaries to assume, honor and continue to maintain such policies and executive plans.

          (f)    The Bank (or, if applicable, Parent or its appropriate Subsidiary) shall cause to be refunded to a Bank Employee those funds, if any, deducted from the Bank Employee's compensation with respect to the Bank's Employee Stock Purchase Plan after the completion of the scheduled purchase of shares thereunder that occurs immediately prior to the Effective Time.

ARTICLE 10
CONDITIONS TO THE MERGER

        Section 10.01.    Conditions to Obligations of Each Party.     The obligations of the Bank, Parent and Merger Bank to consummate the Merger are subject to the satisfaction of the following conditions:

          (a)   this Agreement and the Plan of Merger shall have been approved and adopted by the shareholders of the Bank in accordance with Virginia Law;

          (b)   no applicable law and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

          (c)   any applicable waiting period under the HSR Act, the BHC Act or the Bank Merger Act relating to the Merger shall have expired or been terminated;

          (d)   the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

          (e)   the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance; and

          (f)    all actions or approvals by or in respect of, or filings with, any Governmental Entity required to permit the consummation of the Merger, including the Bank Required Filings and Approvals and the Parent Required Filings and Approvals, shall have been taken, obtained or made.

        Section 10.02.    Conditions to the Obligations of Parent and Merger Bank.     The obligations of Parent and Merger Bank to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a)   (i) the Bank shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Bank contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 5 or otherwise) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 5 or otherwise) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) Parent shall have received a certificate signed by an executive officer of the Bank to the foregoing effect;

          (b)   there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any Governmental Entity or by any other Person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent's (x) ability to exercise full rights of ownership of any shares of the Surviving Bank or any of its Subsidiaries or Affiliates following the Effective Time on all matters properly presented to the Surviving Bank's stockholders, or (y) operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Bank and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Bank and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iv) that otherwise, in the reasonable judgment of Parent, is likely to have a Material Adverse Effect on the Bank or Parent;

          (c)   there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any court or Governmental Entity other than the application of the waiting period provisions of the HSR Act, the BHC Act or the Bank Merger Act to the Merger, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

          (d)   Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Bank substantially in the form of Exhibits D and E hereto;

          (e)   the Bank shall have delivered to Parent a certification dated not more than 30 days prior to the Effective Time and signed by the Bank to the effect that the Bank is not, nor has it been within five years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code;

          (f)    after the date hereof, there shall have been no enforcement action under Section 8 of the FDIA, memorandum of understanding, written agreement, supervisory letter, or any other action or determination of any governmental agency or department relating to the status or conduct of the Bank or any of its Subsidiaries that, in the reasonable good faith opinion of the Board of Directors of Parent, adversely affects in any material manner the anticipated economic benefits to Parent of the transactions contemplated hereby;

          (g)   (i) there shall have been no developments or changes after the date hereof in connection with the cases styled In re Community Bank of Northern Virginia, et al., Chatfield v. Community Bank of Northern Virginia, et al., Ransom v. Community Bank of Northern Virginia, et al., Calvin v. Guaranty National Bank of Tallahassee, et al., Kossler v. Community Bank of Northern Virginia, et al., Spann v. Community Bank of Northern Virginia, et al., and Hobson v. Irwin Union Bank and Trust Co., et al. (collectively, the "Specified Proceedings") and (ii) no other action, suit or proceedings arising out of or related to the practices, procedures or facts alleged to underlie or give rise to the Specified Proceedings shall have been commenced, that, individually or in the aggregate, with respect to clauses (i) and (ii) together, could reasonably be expected to be material and adverse to the Bank; and

          (h)   the Bank shall have obtained all opinions and other documents required to be provided by the Bank or its counsel to satisfy the requirements of Sections 10.1 and 10.2 of the Indenture of the Bank as Issuer to Wilmington Trust Company dated March 25, 2004.

        Section 10.03.    Conditions to the Obligations of the Bank.     The obligations of the Bank to consummate the Merger are subject to the satisfaction of the following further conditions:

          (a)   (i) each of Parent and Merger Bank shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Bank contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 6 or otherwise) shall be true at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time), and (y) that are not qualified by materiality or Material Adverse Effect (pursuant to the preamble to Article 6 or otherwise) shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties speak as of an earlier time, in which case such representations and warranties shall be true as of such earlier time) and (iii) the Bank shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

          (b)   The Bank shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to the Bank, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Bank and the Bank will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Bank substantially in the form of Exhibit D and E hereto.

ARTICLE 11
TERMINATION

        Section 11.01.    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Bank):

          (a)   by mutual written agreement of the Bank and Parent;

          (b)   by either the Bank or Parent, if:

              (i)  the Merger has not been consummated on or before August 31, 2005 (the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

             (ii)  (A) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Bank or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

            (iii)  this Agreement and the Plan of Merger shall not have been approved and adopted in accordance with the VSCA by the Bank's shareholders at the Bank Shareholder Meeting (or any adjournment thereof);

          (c)   by Parent if:

              (i)  as permitted by Section 7.03(b)(iii), the Board of Directors of the Bank shall have failed to make or withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Plan of Merger;

             (ii)  the Bank shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

            (iii)  (A) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Bank set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or (B) the Bank shall have willfully and materially breached its obligations under Sections 7.02 and 7.03; or

          (d)   by the Bank, if:

              (i)  the Board of Directors of the Bank authorizes the Bank, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided that the Bank shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein, and provided, further, that, in the case of any termination by the Bank, (i) the Bank notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Bank as such Superior Proposal, it being understood that the Bank shall not enter into any such binding agreement during such 72-hour period;

             (ii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Bank set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

            (iii)  during the three-day period following the Determination Date:

              (1)   the Average Closing Price shall be less than the product of 0.85 and the Starting Price; and

              (2)   (a) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (b) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of this Agreement and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"), subject to the following provisions of this Section 11.01(d)(iii). If the Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice of such election to Parent. During the three-day period (the "Decision Period") commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio and/or the Cash Election Price and/or change the Cash Election Number in a manner such that the conditions set forth in either clause (1) or (2) above shall be deemed not to exist; provided, however, that the Cash Election Price shall not be increased in a manner that would cause the failure of the conditions set forth in Sections 10.02(d) and 10.03(b) hereof. The condition set forth in clause (1) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Election Price is increased, or the Cash Election Number changed, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if (i) the Average Closing Price were equal to the product of 0.85 and the Starting Price and (ii) the Cash Election Number as in effect on the date hereof were applicable. The condition set forth in clause (2) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Election Price is increased, or the Cash Election Number changed, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if (i) the Parent

  Ratio were equal to the Index Ratio and (ii) the Cash Election Number as in effect on the date hereof were applicable. If Parent makes such election within the Decision Period, it shall give prompt written notice to the Bank of such election and the revised Exchange Ratio and/or the Cash Election Price and/or the Cash Election Number, whereupon the Bank shall have no right to terminate the Agreement pursuant to this Section 11.01(d)(iii) and this Agreement shall remain in full force and effect in accordance with its terms (except to the extent that the Exchange Ratio and/or the Cash Election Price and/or the Cash Election Number shall have been modified by Parent pursuant to this Section 11.01(d)(iii), and any references in this Agreement to the "Exchange Ratio", the "Cash Election Price" or the "Cash Election Number" shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 11.01(d)(iii)).

  If, during the period between the date of this Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the "Starting Price" shall be appropriately adjusted to account for such change for the purposes of this Section 11.01(d)(iii).

  For purposes of this Section 11.01(d)(iii), the following terms shall have the meanings indicated below:

  "Aggregate Consideration" means the sum of (x) the Total Stock Consideration and (y) the Total Cash Consideration.

  "Average Closing Price" means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Bank) for the 10 consecutive trading days immediately preceding the Determination Date.

  "Determination Date" means the date which is the seventh calendar day immediately prior to the Closing Date, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

  "Index Price" means, on a given date, the closing price of the NASDAQ Bank Index.

  "NASDAQ/NMS" means the NASDAQ Stock Market's National Market.

  "Per Share Consideration" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of Bank Shares outstanding as of the close of business on the Determination Date.

  "Starting Price" means $50.87.

  "Total Cash Consideration" shall mean the product obtained by multiplying (x) the Cash Election Price by (y) the Cash Election Number.

  "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the difference between the number of Bank Shares outstanding at the Effective Time and the Cash Election Number and (z) the Average Closing Price.

        The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

        Section 11.02.    Effect of Termination.     If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Sections 9.07, 12.04, 12.07, 12.08 and 12.09 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

        Section 12.01.    Notices.     Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

  if to Parent or Merger Bank, to:

    Mercantile Bankshares Corporation
    Two Hopkins Plaza
    Baltimore, Maryland 21203
    Attention: Chief Executive Officer
    Facsimile No.: (410) 237-5285

  with a copy to:

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Attention: George R. Bason, Jr.
    Facsimile No.: (212) 450-3800

  if to the Bank, to:

    Community Bank of Northern Virginia
    8150 Leesburg Pike
    Vienna, Virginia 22182
    Attention: Lisa Benjamin
    Facsimile No.: (703) 356-7672

  with a copy to:

    Hunton & Williams LLP
    Riverfront Plaza, East Tower
    951 East Byrd Street
    Richmond, Virginia 23219-4074
    Attention: Lathan M. Ewers, Jr.
    Facsimile No.: (804) 788-8218

        Section 12.02.    Survival of Representations and Warranties.     The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 8.03, 8.06 and 9.10.

        Section 12.03.    Amendments and Waivers.     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the Plan of Merger by the shareholders of the Bank and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Bank Shares.

          (b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 12.04.    Expenses.     (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b)   If a Payment Event (as hereinafter defined) occurs, the Bank shall pay Parent (by wire transfer of immediately available funds), if, pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $7,000,000.

        "Payment Event" means (i) the termination of this Agreement pursuant to Sections 11.01(c)(i), 11.01(c)(ii), or 11.01(d)(i)or (ii) the termination of this Agreement pursuant to Sections 11.01(b)(i), 11.01(b)(iii) or 11.01(c)(iii)(B) but only if (x) prior to such termination, an Acquisition Proposal shall have been publicly proposed (other than by Parent or any of its Affiliates) or a Third Party has publicly announced its intention to make an Acquisition Proposal or such Acquisition Proposal or intention has otherwise become widely known to the Bank's shareholders and (y) within 12 months following the date of such termination: (A) the Bank merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (B) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Bank and its Subsidiaries, taken as a whole; (C) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Bank Shares; or (D) the Bank adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Bank Shares or an extraordinary dividend relating to more than 50% of such outstanding shares or 50% of the assets of the Bank and its Subsidiaries, taken as a whole (or in any of clauses (A) through (D) the Bank shall have entered into a definitive agreement providing for such action).

          (c)   The Bank acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Bank would not enter into this Agreement. Accordingly, if the Bank fails promptly to pay any amount due to Parent pursuant to this Section 12.04, it shall also pay any costs and expenses incurred by Parent or Merger Bank in connection with a legal action to enforce this Agreement that results in a judgment against the Bank for such amount.

        Section 12.05.    Binding Effect; Benefit; Assignment.     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.03, Section 8.06, Section 9.10(c) and Section 9.10(e), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

          (b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Bank may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Bank of its obligations hereunder.

        Section 12.06.    Schedules and Exhibits.     All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

        Section 12.07.    Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law rules of such state, except that the Merger and the Plan of Merger shall be governed by the laws of the Commonwealth of Virginia and the State of Maryland.

        Section 12.08.    Jurisdiction.     The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or any Maryland state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

        Section 12.09.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 12.10.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

        Section 12.11.    Entire Agreement.     This Agreement and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

        Section 12.12.    Severability.     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 12.13.    Specific Performance.     The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Maryland or any Maryland state court, in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMMUNITY BANK OF NORTHERN VIRGINIA
By:	/s/ DAVID P. SUMMERS
	Name:	David P. Summers
	Title:	President
MERCANTILE BANKSHARES CORPORATION
By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman, President and Chief Executive Officer
MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY
By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman, President and Chief Executive Officer

A-

APPENDIX B

PLAN OF MERGER

merging

COMMUNITY BANK OF NORTHERN VIRGINIA,
a Virginia corporation

with and into

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY,
a Maryland bank

        1.    Merger.     Community Bank of Northern Virginia, a Virginia corporation (the "Merged Corporation"), shall, upon the effective time and date set forth in the Articles of Merger (the "Articles of Merger") to be filed with the State Corporation Commission (the "SCC") of the Commonwealth of Virginia (such time being referred to herein as the "Effective Time"), be merged (the "Merger") with and into Mercantile-Safe Deposit and Trust Company, a Maryland bank ("Merger Sub"), a wholly owned subsidiary of Mercantile Bankshares Corporation, a Maryland corporation ("Parent"). Merger Sub shall be, and shall continue as, the surviving corporation (the "Surviving Corporation") in the Merger, and the separate corporate existence of the Merged Corporation shall cease.

        2.    Effects of the Merger.     At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA") and Section 3-712 of the Financial Institutions Article of the Annotated Code of Maryland. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Merged Corporation shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Merged Corporation shall be the debts, liabilities and duties of the Surviving Corporation.

        3.    Articles of Incorporation and Bylaws.

          (a)   The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

          (b)   The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

        4.    Board of Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, except that effective as of the Effective Time, Parent shall cause the board of directors of the Surviving Corporation to be expanded by at least two, but no more than three, members and shall appoint the individuals designated by mutual agreement of the Merged Corporation and Parent to become members of the board of directors of the Surviving Corporation.

        5.    Officers.     The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        6.    Manner and Basis of Converting Securities.     As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of Merger Sub, Parent or the Merged Corporation:

          (a)    Conversion of Shares of Common Stock of the Merged Corporation.

            (i)    Each share of common stock, par value of $0.333 1/3 per share of Merged Corporation (the "Merged Shares"), owned by the Merged Corporation (other than shares held for the account of clients, customers or other persons) or owned by Parent or any of its subsidiaries immediately prior to the Effective Time (other than shares held for the account of clients, customers or other persons) shall be canceled, and no payment shall be made with respect thereto.

            (ii)   Each Merged Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 6(a)(i) or as adjusted pursuant to Section 9(a) herein, be converted into the following (the "Merger Consideration"):

              (A)  for each such Merged Share with respect to which an election to receive cash has been effectively made and not revoked or deemed converted into the right to receive the Stock Election Price (as defined herein) pursuant to Section 6(c)(ii), or is deemed made pursuant to Section 6(c)(iv), as the case may be (each, a "Cash Electing Merged Share"), the right to receive an amount equal to $20.375 in cash without interest (the "Cash Election Price"), as may be adjusted pursuant to Section 9(a) herein; and

              (B)  for each other such Merged Share, the right to receive 0.4005 share(s) (the "Exchange Ratio") of common stock, par value $2.00 per share ("Parent Stock"), of the Parent (the "Stock Election Price"), as may be adjusted pursuant to Section 9(a) herein.

          (b)    Elections.    Each person (other than the Merged Corporation) who, at the close of business on the date of the Merged Corporation's Shareholder Meeting (as defined herein) or on such other date as Parent and the Merged Corporation publicly announce as the election date (such date, the "Election Date"), is a record holder of Merged Shares will be entitled, with respect to any or all of such Merged Shares, to make an election (a "Cash Election") on or prior to such date to receive the Cash Election Price on the basis hereinafter set forth.

          (c)    Proration of Election Price.

            (i)    Subject to adjustment pursuant to Section 9(a) herein, the number of Merged Shares to be converted into the right to receive the Cash Election Price at the Effective Time (the "Cash Election Number") shall equal the number of Merged Shares which is 40% of the Merged Shares outstanding at the Effective Time (excluding any Merger Shares to be canceled pursuant to Section 6(a)(i)).

            (ii)   If the number of Cash Electing Merged Shares exceeds the Cash Election Number, then such Cash Electing Merged Shares shall be treated in the following manner:

              (A)  a cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Election Number by the total number of Cash Electing Merged Shares;

              (B)  a number of Cash Electing Merged Shares covered by each shareholder's Cash Election equal to the product of (x) the Cash Proration Factor and (y) the total number of Cash Electing Merged Shares covered by such Cash Election shall be converted into the right to receive the Cash Election Price; and

              (C)  each Cash Electing Merged Share, other than those Merged Shares converted into the right to receive the Cash Election Price in accordance with Section 6(c)(ii)(B),

      shall be converted into the right to receive the Stock Election Price as if such Merged Shares were not Cash Electing Merged Shares.

            (iii)  If the number of Cash Electing Merged Shares is equal to the Cash Election Number, then each Cash Electing Merged Share shall be converted into the right to receive the Cash Election Price and each other Merged Share (other than Merged Shares to be canceled pursuant to Section 6(a)(i)) shall be converted into the right to receive the Stock Election Price.

            (iv)  If the number of Cash Electing Merged Shares is less than the Cash Election Number, then:

              (A)  each Cash Electing Merged Share shall be converted into the right to receive the Cash Election Price; and

              (B)  the Merged Shares as to which a Cash Election is not in effect, excluding Merged Shares to be cancelled pursuant to Section 6(a)(i), (the "Non-Electing Merged Shares") shall be treated in the following manner:

                (1)  a stock proration factor (the "Stock Proration Factor") shall be determined by dividing (x) the difference between the Cash Election Number and the number of Cash Electing Merged Shares, by (y) the total number of Non-Electing Merged Shares;

                (2)  A number of Non-Electing Merged Shares of each shareholder equal to the product of (x) the Stock Proration Factor and (y) the total number of Non-Electing Merged Shares of such shareholder shall be converted into the right to receive the Cash Election Price (and a Cash Election shall be deemed to have been made with respect to such Merged Shares); and

                (3)  Each Non-Electing Merged Share of each shareholder as to which a Cash Election is not deemed made pursuant to Section 6(c)(iv)(B)(2) shall be converted into the right to receive the Stock Election Price.

          (d)    Fractional Shares.    No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of Merged Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NASDAQ National Market, as reported in the New York City edition of The Wall Street Journal, on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

          (e)    Stock Options.    At the Effective Time, each option granted by the Merged Corporation to purchase Merged Shares pursuant to the Merged Corporation's 1993 Directors' Incentive Stock Option Plan, the Merged Corporation's 1993 Employees' Incentive Stock Option Plan and the Merged Corporation's 1998 Stock Compensation Plan, (collectively, the "Merged Corporation Option Plans"), (each a "Merged Corporation Option"), which is then outstanding, unexercised and vested shall cease to represent a right to acquire Merged Shares and shall be converted automatically into a fully-vested option to purchase shares of Parent Stock (a "Parent Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Merged Corporation Option Plan under which such Merged Corporation Option was granted, the agreements evidencing grants thereunder and any other agreements between the Merged Corporation and an optionee regarding Merged Corporation Options):

            (i)    the number of shares of Parent Stock to be subject to the Parent Option shall be equal to the product of the number of Merged Shares subject to the original option and the Exchange Ratio, provided that any fractional shares of Parent Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

            (ii)   the exercise price per share of Parent Stock under the Parent Option shall be equal to the exercise price per share of the Merged Shares under the original option divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

            (iii)  notwithstanding anything else contained in this Section 6(e), it is the intention of the parties that the assumption of Merged Corporation Options hereunder shall meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each Parent Option shall qualify immediately after the Effective Time as an incentive stock option (as defined in Section 422 of the Code) to the extent the related Merged Corporation Option so qualified immediately prior to the Effective Time, and the foregoing provisions of this Section 6(e) shall be interpreted to further such purpose and intention.

          (f)    Merger Sub Common Stock.    Each issued and outstanding share of common stock, par value $10.00 per share, of Merger Sub (the "Merger Sub Common Stock") shall be converted into and shall become one validly issued, fully paid and non-assessable share of common stock, par value $10.00 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        7.    Election Procedures; Exchange Agent.

          (a)   Prior to the date of the meeting of the Merged Corporation's shareholders held for the purpose of voting on the approval and adoption of the Plan of Merger (the "Merged Corporation's Shareholder Meeting"), Parent and the Merged Corporation shall prepare a form (an "Election Form") pursuant to which a holder of record of Merged Shares may make a Cash Election with respect to each Merged Share owned by such holder. The Merged Corporation shall cause an Election Form to be included with the Merged Corporation's proxy statement filed with the Federal Deposit Insurance Corporation in connection with the Merger and mailed to each holder of record of Merged Shares as of the record date for such meeting.

          (b)   Prior to the record date for the Merged Corporation's Shareholder Meeting, Parent shall appoint an agent (the "Exchange Agent") for the purpose of (i) receiving Election Forms and determining, in accordance with this Section 7, the form of Merger Consideration to be received by each holder of Merged Shares, and (ii) exchanging for the Merger Consideration (A) certificates representing Merged Shares (the "Certificates") or (B) uncertificated Merged Shares (the "Uncertificated Shares"). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Section 7, (i) subject to Section 8(a), certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (ii) an amount of cash necessary to satisfy the cash portion of the Merger Consideration (the "Exchange Fund"). The Exchange Fund will be distributed in accordance with the Exchange Agent's normal and customary procedures established in accordance with merger transactions. At the Effective Time or promptly thereafter, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Merged Shares at the Effective

  Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

          (c)   A Cash Election shall be effective only if the Exchange Agent shall have received no later than 5:00 p.m. Baltimore, Maryland time on the date of the Merged Corporation's Shareholder Meeting (the "Election Deadline") an Election Form covering the Merged Shares to which such Cash Election applies, executed and completed in accordance with the instructions set forth in such Election Form. Any Merged Share with respect to which the Exchange Agent has not received an effective Cash Election meeting the requirements of this Section 7(c) by the Election Deadline shall be deemed to be a Non-Electing Merged Share. A Cash Election may be revoked or changed only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or, in the case of a change, a properly completed revised Election Form that identifies the Merged Shares to which such revised Election Form applies. Delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any Merged Shares shall result in the revocation of all prior Election Forms with respect to all such Merged Shares.

          (d)   The Merged Corporation and Parent shall have the right to make rules, not inconsistent with the terms of this Plan of Merger, governing the validity and effectiveness of Election Forms, the manner and extent to which Cash Elections and Stock Elections are to be taken into account in making the determinations required by this Section and the payment of the Merger Consideration.

        8.    Exchange Procedures; Surrender and Payment.

          (a)   Each holder of Merged Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Merged Shares represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent's option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Merged Shares or is otherwise required under applicable law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

          (b)   If any portion of the Merger Consideration is to be paid to a person other than the person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c)   After the Effective Time, there shall be no further registration of transfers of Merged Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth herein.

          (d)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 7(b) that remains unclaimed by the holders of Merged Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Merged Shares for the Merger Consideration in accordance with this Section 8(d) prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent, the Merged Corporation and the Surviving Corporation shall not be liable to any holder of Merged Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Merged Shares two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

          (e)   No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 6(d), shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such person is entitled pursuant to Section 6(d) and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

        9.    Adjustments.

          (a)   If, during the three-day period following the Determination Date:

            (1)   the Average Closing Price shall be less than the product of 0.85 and the Starting Price; and

            (2)   (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the date of the Merger Agreement and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio"), subject to the following provisions of this Section 9(a), the Merged Corporation may elect to exercise its termination right pursuant to the Merger Agreement and shall give prompt written notice of such election to Parent. During the three-day period (the "Decision Period") commencing with its receipt of such notice, Parent may elect to increase the Exchange Ratio and/or the Cash Election Price and/or change the Cash Election Number in a manner such that the conditions set forth in either clause (1) or (2) above shall be deemed not to exist; provided, however, that the Cash Election Price shall not be increased in a manner that would cause the failure of the Termination Conditions. The condition set forth in clause (1) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Election Price is increased, or the Cash Election Number changed, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if (i) the Average Closing Price were equal to the product of 0.85 and the Starting Price and (ii) the Cash Election Number as in effect on the date of the Merger Agreement were applicable. The condition set forth in clause (2) above shall be deemed not to exist if the Exchange Ratio and/or the Cash Election Price is increased, or the Cash Election Number changed, so that the Per Share Consideration after such increase is equal to the Per Share Consideration that would have been in effect if (i) the Parent Ratio were equal to the Index Ratio and (ii) the Cash Election Number as in effect on the date of the Merger Agreement were applicable. If Parent makes such election within the Decision Period, it shall give prompt written notice to the Merged Corporation of such election and the revised Exchange Ratio and/or the Cash Election Price and/or the Cash Election Number, whereupon the Merged Corporation shall have no right to terminate the Merger Agreement as stated in this Section 9(a) and this Plan of Merger shall remain in full force and effect in accordance with its terms (except to the extent that the Exchange Ratio and/or the Cash Election Price and/or the Cash Election Number shall have been modified by Parent pursuant to this Section 9(a), and any references in this Plan of Merger to the "Exchange Ratio", the "Cash Election Price" or the "Cash Election Number" shall thereafter be deemed to refer to each such term after giving effect to any applicable adjustment made pursuant to this Section 9(a).

          (b)   If, during the period between the date of the Merger Agreement and the Determination Date, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the "Starting Price" shall be appropriately adjusted to account for such change for the purposes of Section 9(a).

          (c)   If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Merged Corporation or Parent shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Plan of Merger and, if applicable, the Cash Election Price, Exchange Ratio and their determination shall be appropriately adjusted.

          (d)   For purposes of Section 9(a), the following requirements shall be deemed the "Termination Conditions":

            (i)    Parent shall have received an opinion of Davis Polk & Wardwell in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Merged Corporation will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Merged Corporation.

            (ii)   The Merged Corporation shall have received an opinion of Hunton & Williams LLP in form and substance reasonably satisfactory to the Merged Corporation, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be for federal income tax purposes a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Merged Corporation will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Parent and the Merged Corporation.

          (e)   For purposes of this Section 9, the following terms shall have the meanings indicated below:

    "Aggregate Consideration" means the sum of (x) the Total Stock Consideration and (y) the Total Cash Consideration.

    "Average Closing Price" means the average of the last reported sale prices per share of Parent Stock as reported on the NASDAQ/NMS (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Merged Corporation) for the 10 consecutive trading days immediately preceding the Determination Date.

    "Determination Date" means the date which is the seventh calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day, the trading day immediately preceding such calendar day.

    "Index Price" means, on a given date, the closing price of the NASDAQ Bank Index.

    "NASDAQ/NMS" means the NASDAQ Stock Market's National Market.

    "Per Share Consideration" means the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of Merged Shares outstanding as of the close of business on the Determination Date.

    "Starting Price" means $50.87.

    "Total Cash Consideration" shall mean the product obtained by multiplying (x) the Cash Election Price by (y) the Cash Election Number.

    "Total Stock Consideration" shall mean the product obtained by multiplying (x) the Exchange Ratio, (y) the difference between the number of Merged Shares outstanding at the Effective Time and the Cash Election Number and (z) the Average Closing Price.

        10.    Lost Certificates.     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Merged Share represented by such Certificate, as contemplated by this Section 10.

        11.    Withholding Rights.     Each of the Exchange Agent, Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Section 11 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of the Merged Shares in respect of which the Exchange Agent, Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

        12.    Defined Terms.     As used in this Plan of Merger, the following terms shall have the meaning set forth below:

          (a)   "Business Day" shall mean a day, other than Saturday, Sunday or other day on which commercial banks in Baltimore, Maryland are authorized or required by law to close.

          (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c)   "Merger Agreement" shall mean the Agreement and Plan of Merger by and between the Merged Corporation, Merger Sub and Parent, dated January 24, 2005.

APPENDIX C

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of January 27, 2005 among Mercantile Bankshares Corporation, a Maryland corporation ("Parent"), and each of David P. Summers and Jean O. Summers (each of the foregoing persons, a "Shareholder").

        WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of January 24, 2005 (the "Merger Agreement") among Parent, Community Bank of Northern Virginia, a Virginia bank (the "Bank"), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and a wholly-owned subsidiary of Parent ("Merger Bank"), Parent has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.333 per share, of the Bank that such Shareholder beneficially owns (with respect to each Shareholder, the "Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

        Section 1.01.    Voting Agreement.     Each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Bank, and at any adjournment thereof, at which such Merger Agreement, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Bank. Each Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Bank or any other extraordinary transaction involving the Bank, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

        Section 1.02.    Irrevocable Proxy.     Each Shareholder hereby revokes any and all previous proxies granted with respect to such Shareholder's Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Parent as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to such Shareholder's Shares. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder severally represents and warrants to Parent that:

        Section 2.01.    Authorization.     Such Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers and legal capacity of such Shareholder and have been duly authorized by all necessary action. This Agreement is a valid and binding agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder's spouse.

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

        Section 2.03.    Ownership of Shares.     Except for the Shares identified as held "Jointly with Spouse" on the signature page, such Shareholder is the record and beneficial owner of such Shareholder's Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). The Shareholders jointly hold the Shares identified as held "Jointly with Spouse" on the signature page, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shareholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

        Section 2.04.    Total Shares.     Except for the Shares and the options to acquire Shares set forth on the signature page hereto, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or voting securities of the Bank or (iii) options or other rights to acquire from the Bank any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Bank.

        Section 2.05.    Finder's Fees.     Except as provided in Section 5.15 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Bank in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to each Shareholder:

        Section 3.01.    Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF THE SHAREHOLDERS

        Each Shareholder hereby severally covenants and agrees that so long as this Agreement is in effect:

        Section 4.01.    No Proxies for or Encumbrances on Shares.     Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of such Shareholder's Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Such Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. In the event that pursuant to Section 7.03(b)(i) of the Merger Agreement the Board of Directors of the Bank engages in negotiations or discussions with a Third Party that has made a bona fide unsolicited Acquisition Proposal that the Board of Directors of the Bank reasonably believes will lead to a Superior Proposal, subject to compliance by the Bank with the terms of the Merger Agreement, including without limitation Section 7.03 thereof, and subject to compliance by such Shareholder with the terms of this Agreement, nothing in the immediately preceding sentence shall prohibit such Shareholder from engaging in negotiations or discussions with such Third Party regarding such Shareholder entering into (concurrently with or subsequent to the termination of the Merger Agreement pursuant to Section 11.01(d)(i) thereof) (i) a voting agreement, (ii) an agreement with respect to granting a proxy or (iii) an agreement with respect to the sale of such Shareholder's Shares, in each case with respect to such Acquisition Proposal.

        Section 4.02.    Other Offers.     Subject to Section 5.11, such Shareholder shall not directly or indirectly take any action that is prohibited under Section 7.03 of the Merger Agreement with respect to actions to be taken by the Bank. Such Shareholder will promptly advise and update Parent after receipt by such Shareholder of an Acquisition Proposal in accordance with the notice provisions applicable to the Bank as set forth in Section 7.03 of the Merger Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Further Assurances.     Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.02.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement, and all rights or obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.11 hereof.

        Section 5.03.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.04.    Successors and Assigns; Obligations of Shareholders.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.05.    Governing Law.     This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

        Section 5.06.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent, on the one hand, and a Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

        Section 5.07.    Severability.     If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 5.08.    Specific Performance.     The parties hereto agree that Parent and Merger Bank would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.09.    Capitalized Terms.     Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

        Section 5.10.    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to a Shareholder, to the appropriate address set forth underneath such Shareholder's name on the signature pages hereto.

        Section 5.11.    Shareholder Capacity.     No person executing this Agreement who is or becomes during the term hereof a director or officer of the Bank makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of such Shareholder's Shares and nothing in this Agreement shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of the Bank. This Section 5.11 shall survive termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERCANTILE BANKSHARES CORPORATION
By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman of the Board, President and CEO
/s/ DAVID P. SUMMERS David P. Summers
Number of Shares:	77,904
Number of Shares Held Jointly with Spouse:	111,010
Number of Options:	62,500
Address: Community Bank of No. VA 8150 Leesburg Pk, Ste. 320 Vienna, VA 22182
Acknowledged and Agreed:
/s/ JEAN O. SUMMERS Jean O. Summers
/s/ JEAN O. SUMMERS Jean O. Summers
Number of Shares:	395
Number of Shares Held Jointly with Spouse:	111,010
Number of Options:	62,500
Address: Community Bank of No. VA 8150 Leesburg Pk, Ste. 320 Vienna, VA 22182
Acknowledged and Agreed:
/s/ DAVID P. SUMMERS David P. Summers

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement"), dated as of January 24, 2005 among Mercantile Bankshares Corporation, a Maryland corporation ("Parent"), and each of Cyrus Katzen and David A. Dickens (each of the foregoing persons, a "Shareholder").

        WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") among Parent, Community Bank of Northern Virginia, a Virginia bank (the "Bank"), and Mercantile-Safe Deposit and Trust Company, a Maryland bank and a wholly-owned subsidiary of Parent ("Merger Bank"), Parent has requested each Shareholder, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.333 per share, of the Bank that such Shareholder beneficially owns (with respect to each Shareholder, the "Shares").

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

        Section 1.01    Voting Agreement.     Each Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that such Shareholder is entitled to vote at any time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Bank, and at any adjournment thereof, at which such Merger Agreement, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Bank. Each Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Bank or any other extraordinary transaction involving the Bank, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

        Section 1.02    Irrevocable Proxy.     Each Shareholder hereby revokes any and all previous proxies granted with respect to such Shareholder's Shares. By entering into this Agreement, each Shareholder hereby grants a proxy appointing Parent as such Shareholder's attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to such Shareholder's Shares. The proxy granted by each Shareholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder severally represents and warrants to Parent that:

        Section 2.01.    Authorization.     Such Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the powers and legal capacity of such Shareholder and have been duly authorized by all necessary action. This Agreement is a valid and binding agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder's spouse.

        Section 2.02.    Non-Contravention.     The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

        Section 2.03.    Ownership of Shares.     Such Shareholder is the record and beneficial owner of such Shareholder's Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shareholder's Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

        Section 2.04.    Total Shares.     Except for the Shares and the options to acquire Shares set forth on the signature page hereto, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Bank, (ii) securities of the Bank convertible into or exchangeable for shares of capital stock or voting securities of the Bank or (iii) options or other rights to acquire from the Bank any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Bank.

        Section 2.05.    Finder's Fees.     Except as provided in Section 5.15 of the Merger Agreement, no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Bank in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to each Shareholder:

        Section 3.01.    Authorization.     The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF THE SHAREHOLDERS

        Each Shareholder hereby severally covenants and agrees that so long as this Agreement is in effect:

        Section 4.01.    No Proxies for or Encumbrances on Shares.     Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of such Shareholder's Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. Such Shareholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if such Shareholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. In the event that pursuant to Section 7.03(b)(i) of the Merger Agreement the Board of Directors of the Bank engages in negotiations or discussions with a Third Party that has made a bona fide unsolicited Acquisition Proposal that the Board of Directors of the Bank reasonably believes will lead to a Superior Proposal, subject to compliance by the Bank with the terms of the Merger Agreement, including without limitation Section 7.03 thereof, and subject to compliance by such Shareholder with the terms of this Agreement, nothing in the immediately preceding sentence shall prohibit such Shareholder from engaging in negotiations or discussions with such Third Party regarding such Shareholder entering into (concurrently with or subsequent to the termination of the Merger Agreement pursuant to Section 11.01(d)(i) thereof) (i) a voting agreement, (ii) an agreement with respect to granting a proxy or (iii) an agreement with respect to the sale of such Shareholder's Shares, in each case with respect to such Acquisition Proposal.

        Section 4.02.    Other Offers.     Subject to Section 5.11, such Shareholder shall not directly or indirectly take any action that is prohibited under Section 7.03 of the Merger Agreement with respect to actions to be taken by the Bank. Such Shareholder will promptly advise and update Parent after receipt by such Shareholder of an Acquisition Proposal in accordance with the notice provisions applicable to the Bank as set forth in Section 7.03 of the Merger Agreement.

ARTICLE 5
MISCELLANEOUS

        Section 5.01.    Further Assurances.     Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

        Section 5.02.    Amendments; Termination.     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement, and all rights or obligations of the parties under this Agreement shall immediately terminate, except as provided in Section 5.11 hereof.

        Section 5.03.    Expenses.     All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.04.    Successors and Assigns; Obligations of Shareholders.     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

        Section 5.05.    Governing Law.     This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

        Section 5.06.    Counterparts; Effectiveness.     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent, on the one hand, and a Shareholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

        Section 5.07.    Severability.     If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        Section 5.08.    Specific Performance.     The parties hereto agree that Parent and Merger Bank would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

        Section 5.09.    Capitalized Terms.     Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

        Section 5.10.    Notices.     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the appropriate address for notice thereto set forth in the Merger Agreement and (ii) if to a Shareholder, to the appropriate address set forth underneath such Shareholder's name on the signature pages hereto.

        Section 5.11.    Shareholder Capacity.     No person executing this Agreement who is or becomes during the term hereof a director or officer of the Bank makes any agreement or understanding herein in his capacity as such director or officer. Each Shareholder signs solely in his capacity as the record holder and beneficial owner of such Shareholder's Shares and nothing in this Agreement shall limit or affect any actions taken by any Shareholder in his capacity as an officer or director of the Bank. This Section 5.11 shall survive termination of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERCANTILE BANKSHARES CORPORATION

By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	Chairman, President and Chief Executive Officer

/s/ CYRUS KATZEN Cyrus Katzen
Number of Shares:	1,804,262.059
Number of Options:	0
Address: c/o Mozel Development Corporation 6031 Leesburg Pike Bailey's Crossroads, VA 22041
Acknowledged and Agreed:

/s/ MYRTLE S. KATZEN Myrtle S. Katzen

/s/ DAVID A. DICKENS David A. Dickens
Number of Shares:	1,037,493
Number of Options:	0
Address: c/o Masterprint, Inc. 8401-A Terminal Road Newington, VA 22122
Acknowledged and Agreed:

/s/ SUSAN W. DICKENS Susan W. Dickens

APPENDIX D

March 30, 2005

Board of Directors
Community Bank of Northern Virginia
107 Free Court
Sterling, VA 20164

Ladies and Gentlemen:

        Community Bank of Northern Virginia ("CBNV"), Mercantile Bankshares Corporation ("Mercantile") and Mercantile-Safe Deposit and Trust Company, a wholly owned subsidiary of Mercantile ("Merger Bank") have entered into an Agreement and Plan of Merger, dated as of January 24, 2005 and a related Plan of Merger (collectively, the "Agreement"), pursuant to which CBNV will be merged with and into Merger Bank (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of CBNV common stock, par value $0.333 per share, issued and outstanding immediately prior to the Merger (the "CBNV Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) 0.4005 shares of Mercantile common stock, par value $2.00 per share (the "Stock Consideration"), or (b) $20.375 in cash without interest (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"), subject to the election and allocation procedures set forth in the Agreement which provide generally, among other things, that 40% of the CBNV Shares will be converted into the Cash Consideration. Cash will be paid in lieu of fractional shares in an amount determined by taking the product of the relevant fraction and the closing sale price of the shares of Mercantile common stock on the NASDAQ National Market, as reported in the New York City edition of the Wall Street Journal, on the trading day immediately preceding the closing date of the Merger. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of CBNV Shares.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of CBNV that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Mercantile that we deemed relevant; (iv) an internal budget for the year ending December 31, 2005 furnished by and reviewed with senior management of CBNV; (v) median earnings per share estimates for Mercantile for the year ending December 31, 2005 published by I/B/E/S and reviewed with and confirmed by the senior management of Mercantile; and estimates of long-term earnings per share growth rates published by I/B/E/S and reviewed with and confirmed by senior management of Mercantile; (vi) the pro forma financial impact of the Merger on Mercantile, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of CBNV and discussed with Lehman Brothers Inc., in its capacity as financial advisor to Mercantile, and as to cost savings, also discussed with senior management of Mercantile; (vii) the publicly reported historical price and trading activity for CBNV's and Mercantile's common stock, including a comparison of certain financial and stock market information for CBNV and Mercantile with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of CBNV the business, financial condition, results of operations and prospects of CBNV and held similar discussions with certain members of the senior management of Mercantile regarding the business, financial condition, results of operations and prospects of Mercantile. In connection with our engagement, we were not asked to, and did not, solicit indications of interest in a potential transaction from third parties.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CBNV or Mercantile or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of CBNV and Mercantile that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of CBNV or Mercantile or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CBNV or Mercantile nor have we reviewed any individual credit files relating to CBNV or Mercantile. We have assumed, with your consent, that the respective allowances for loan losses for both CBNV and Mercantile are adequate to cover such losses.

        With respect to the financial projections and earnings estimates for CBNV and Mercantile used by Sandler O'Neill in its analyses, the managements of CBNV and Mercantile confirmed to us that those projections and estimates reflected the best currently available estimates and judgments of the future financial performances of CBNV and Mercantile, respectively. With respect to the projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings used by Sandler O'Neill in its analyses, the senior management of Community Bank confirmed to us that those projections reflected their best currently available estimates and judgments. We also discussed those projections with Lehman Brothers Inc., in its capacity as financial advisor to Mercantile, and in the case of cost savings, with senior management of Mercantile. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of CBNV or Mercantile since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CBNV and Mercantile will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice CBNV has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

2

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Mercantile's common stock will be when issued to CBNV's shareholders pursuant to the Agreement or the prices at which CBNV's or Mercantile's common stock may trade at any time.

        We have acted as CBNV's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. CBNV has also agreed to indemnify us against certain liabilities arising out of our engagement. As you are aware, we have provided certain other investment banking services to CBNV in the past and have received compensation for such services. In addition, as we have previously advised you, we have in the past provided certain investment banking services to Mercantile and may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to CBNV and Mercantile and their affiliates. We may also actively trade the equity and/or debt securities of CBNV and Mercantile or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of CBNV in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of CBNV as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger Agreement or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of CBNV Shares and does not address the underlying business decision of CBNV to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for CNBV or the effect of any other transaction in which CBNV might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the proxy statement/prospectus of CBNV and Mercantile dated the date hereof and to the references to this opinion therein.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of CBNV Shares is fair to such shareholders from a financial point of view.

                      Very truly yours,

                      /s/ SANDLER O'NEILL & PARTNERS, L.P.

3

PART-II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The Maryland General Corporation Law (the "MGCL") provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

        The charter of Mercantile Bankshares Corporation ("Bankshares") provides, as to indemnification:

          (a)   The liability of directors and officers to Bankshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Bankshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

          (b)   To the maximum extent permitted by Maryland law, Bankshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Bankshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Bankshares' board of directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.

          (c)   References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)
  Exhibit Index

Exhibit Number	Description
(2)
Agreement and Plan of Merger, dated as of January 24, 2005 among Bankshares, Mercantile-Safe Deposit and Trust Company and Community Bank of Northern Virginia (included as Appendix A to the Proxy Statement/Prospectus contained in Part I of this Registration Statement)
(4)
Rights Agreement dated as of June 8, 1999 between Bankshares and Mercantile-Safe Deposit and Trust Company, as Rights Agent, including Form of Rights Certificate and Articles Supplementary (Incorporated by reference to Form 8-K of Registrant filed June 11, 1999, Exhibit 4, Commission File No. 0-5127 and to Form 8-A of Registrant filed June 11, 1999, Exhibits 1, 2 and 3, Commission File No. 0-5127)
(5)	Opinion of Venable LLP regarding legality*
(8)A.	Opinion of Davis Polk & Wardwell regarding tax matters*
B.	Opinion of Hunton & Williams LLP regarding tax matters*
(23)A.	Consent of PricewaterhouseCoopers LLP
B.	Consent of Grant Thornton LLP
C.	Consent of Venable LLP (included in the opinion filed as Exhibit 5)
D.	Consent of Sandler O'Neill & Partners, L.P.
E.	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(A))
F.	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 8(B))
(24)	Power of Attorney of Registrant's Board of Directors*
(99.1)	Form of Proxy Card for Community Bank of Northern Virginia Special Meeting of Shareholders*
(99.2)	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal*
(99.3)	Community Bank of Northern Virginia Annual Report on Form 10-K for the fiscal year ended December 31, 2004*
(99.4)	Community Bank of Northern Virginia Current Report on Form 8-K filed on January 27, 2005 (other than the information furnished in Item 2.02, including Exhibit 99.1 thereto)*

*
Previously filed.

ITEM 22. UNDERTAKINGS.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows:

          (1)   that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)   that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        The undersigned registrant hereby undertakes

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

  and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on March 31, 2005.

MERCANTILE BANKSHARES CORPORATION
By:	/s/ EDWARD J. KELLY, III
	Name:	Edward J. Kelly, III
	Title:	CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ EDWARD J. KELLY, III Edward J. Kelly, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 31, 2005
/s/ TERRY L. TROUPE Terry L. Troupe	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	March 31, 2005
/s/ WILLIAM T. SKINNER, JR. William T. Skinner, Jr.	Controller (Principal Accounting Officer)	March 31, 2005

A majority of the Board of Directors:

        Cynthia A. Archer, R. Carl Benna, Richard O. Berndt, Howard B. Bowen, William R. Brody, Eddie C. Brown, George L. Bunting, Jr., Anthony W. Deering, Darrell D. Friedman, Freeman A. Hrabowski, Robert A. Kinsley, Alexander T. Mason, Jenny G. Morgan, Morton B. Plant, Christian H. Poindexter, Clayton S. Rose, James L. Shea, Donald J. Shepard, and Jay M. Wilson.

Date: March 31, 2005	By:
/s/ EDWARD J. KELLY, III Edward J. Kelly, III for himself and as attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
(2)	Agreement and Plan of Merger, dated as of January 24, 2005 among Mercantile Bankshares Corporation, Mercantile-Safe Deposit and Trust Company and Community Bank of Northern Virginia (included as Appendix A to the Proxy Statement/Prospectus)
(5)	Opinion of Venable LLP regarding legality*
(8)A	Opinion of Davis Polk & Wardwell regarding tax matters*
B.	Opinion of Hunton & Williams LLP regarding tax matters*
(23)A.	Consent of PricewaterhouseCoopers LLP
B.	Consent of Grant Thornton LLP
C.	Consent of Venable LLP (included in the opinion filed as Exhibit 5)
D.	Consent of Sandler O'Neill & Partners, L.P.
E.	Consent of Davis Polk & Wardwell (included in the opinion filed as Exhibit 8(A))
F.	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 8(B))
(24)	Power of Attorney of Registrant's Board of Directors*
(99.1)	Form of Proxy Card for Community Bank of Northern Virginia Special Meeting of Shareholders*
(99.2)	Form of Election Form and Letter of Transmittal and Instructions for completing the Election Form and Letter of Transmittal*
(99.3)	Community Bank of Northern Virginia Annual Report on Form 10-K for the fiscal year ended December 31, 2004*
(99.4)	Community Bank of Northern Virginia Current Report on Form 8-K filed on January 27, 2005 (other than the information furnished in Item 2.02, including Exhibit 99.1 thereto)*

*
Previously filed.